EXECUTION VERSION

ASSET PURCHASE AGREEMENT
by and among
DIGITAL MEDIA SOLUTIONS, INC.,
EDGE MARKETING, LLC
CRISP MARKETING LLC,
UNION HEALTH, LLC, AND
JUSTIN FERREIRA, AS SELLER REPRESENTATIVE
___________________________

Dated as of April 1, 2021
___________________________

TABLE OF CONTENTS
i

i

Exhibits
Exhibit A    Form of Escrow Agreement
Exhibit B    Form of Employment Agreement
Exhibit C    Form of Lock-Up Agreement
Exhibit D    Form of Assignment and Assumption Agreement
Exhibit E    Form of Domain Name Transfer Agreement
Exhibit F    Form of D/B/A Assignment Agreement
Exhibit G    Earnout Consideration
Exhibit H    Sample Calculation of Net Working Capital
Exhibit I    Purchase Price Allocation Methodology
Schedules
Schedule A    Purchased Assets
Schedule B    Pro Rata Shares
Schedule C    Seller Disclosure Schedule
ii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (as may be amended from time to time, the “Agreement”) is made and entered into as of April 1, 2021, by and among Digital Media Solutions, Inc., a Delaware corporation (“Parent” or “DMS”), Edge Marketing, LLC, a Delaware limited liability company (“Buyer”) and wholly owned subsidiary of Digital Media Solutions, LLC (“DMS LLC”), Crisp Marketing, LLC, a Florida limited liability company, d/b/a Crisp Results (“Crisp Results”), and Union Health, LLC, a Florida limited liability company, d/b/a Crisp Connections (“Crisp Connections” and, together with Crisp Results, “Sellers”), and Justin Ferreira, a natural person, in his capacity as Sellers’ representative (“Seller Representative”). Parent, Buyer, Sellers and Seller Representative are sometimes referred to herein collectively as the “Parties” and each individually as a “Party”.
RECITALS
WHEREAS, Sellers operate the Business (as defined below) and, in connection with operating the Business, own certain call center and computer software, related documentation, and intellectual property and contractual rights related to computer applications used and held for use in connection with the conduct of its Business, all as set forth in Schedule A hereto (collectively, the “Purchased Assets”).
WHEREAS, Sellers desires to sell and assign to Buyer, and Buyer desires to purchase from Sellers, the Purchased Assets, and Buyer is willing to assume the Assumed Liabilities (as defined below), in each case upon the terms and subject to the conditions set forth herein;
WHEREAS, a portion of the purchase price payable by Buyer to Sellers in respect of the Purchased Assets will be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);
WHEREAS, in accordance with the terms and subject to the conditions set forth herein, a portion of the purchase price payable by Buyer to Sellers in consideration for the Purchased Assets shall be in the form of shares of Class A common stock, par value $0.0001 per share, of DMS (the “DMS Class A Common Stock”);
WHEREAS, in accordance with the terms and subject to the conditions set forth herein, a portion of the purchase price payable by Buyer to Sellers in consideration for the Purchased Assets shall be in the form of a deferred payment in the form of cash or shares of DMS Class A Common Stock;
WHEREAS, in accordance with the terms and subject to the conditions set forth herein, a portion of the purchase price payable by Buyer to Sellers in consideration for the Purchased Assets shall be in the form of contingent earnout payments in the form of cash, shares of DMS Class A Common Stock or a combination thereof; and

WHEREAS, substantially concurrently with the execution and delivery hereof, Buyer has entered into a binder agreement for a buyer-side representations and warranties insurance policy in connection with the transactions contemplated hereby which will serve as recourse for certain indemnity matters in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing Recitals and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:
Article I

PURCHASE AND SALE

Section I.1Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers do hereby sell, grant, transfer assign and convey to Buyer, and Buyer does hereby purchase, accept and acquire from Sellers, all right, title and interest in and to the Purchased Assets, free and clear of all Liens (such purchase of the Purchased Assets, the “Acquisition”), including, without limitation, sole and exclusive ownership of all of the Acquired Contracts and of the Intellectual Property in and to the Acquired IP, and all applicable rights, remedies and proceeds, including the right to sue and collect damages for infringement, misappropriation, or other violation of any such Acquired Contracts and Intellectual Property occurring prior to or following the Closing Date. For the avoidance of doubt, as between the parties, any new versions, releases, modifications, enhancements, or improvements of software that form part of the Acquired IP that are developed following the Closing and all Intellectual Property thereto (“Acquired IP Improvements”), shall be the sole and exclusive property of Buyer, regardless of who authors, invents, creates, or develops the same, and Sellers hereby assign to Buyer all right, title, and interest in and to the Acquired IP Improvements.
Section I.2Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall constitute or be construed as conferring on Buyer, and Buyer is not acquiring, any right, title or interest in and to any of the following properties, assets, business, operation or division of Sellers or any of its Affiliates (a) all cash and cash equivalents, (b) all minute books, corporate records and corporate seals, (c) all insurance policies, (d) all Tax assets and claims for refunds (other than any such Tax assets or claims for refunds that are Purchased Assets), (e) all rights and any assets in connection with the employee benefit plans, (f) the contracts listed on Section 1.2(e) of the Seller Disclosure Schedule, and (g) all third-party Software for which Seller's licenses are not transferable to Buyer, per their contract terms, as listed on Section 1.2(f) of the Seller Disclosure Schedule. Such assets, properties and rights are excluded from the Purchased Assets and shall remain the property of Sellers after the Closing (collectively, the “Excluded Assets”).
Section I.3Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, Buyer hereby assumes and agrees to perform and discharge in accordance with their terms, without recourse to Sellers, only the following Liabilities of Sellers (the “Assumed

Liabilities”), with such assumption to be effected herein and set forth in the Assignment and Assumption Agreement:
(a)all Liabilities in respect of the Acquired Contracts but only to the extent that such Liabilities thereunder required to be performed after the Closing Date do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers on or prior to the Closing;
(b)any Liabilities for Taxes imposed with respect to, arising out of or relating to the Purchased Assets, the Assumed Liabilities or the Business, in each case exclusively to the extent such Liabilities are incurred in, or attributable to, taxable periods or portions thereof beginning after the Closing Date (such Taxes for a Straddle Period to be allocated in accordance with Section 7.1);
(c)any Transfer Taxes for which Buyer is responsible under Section 7.3;
(d)all accounts payable and all accrued expenses, to the extent subject to the calculation of Net Working Capital hereunder;
(e)all lease obligations listed on Section 1.3(e) of the Seller Disclosure Schedule; and
(f)all obligations and liabilities arising out of the operation of the Business or ownership of the Purchased Assets on or after the Effective Time;
provided, for the avoidance of doubt, that Buyer is not assuming any debt, liability or obligation of any Seller or any Affiliate of Seller, other than the Assumed Liabilities, and Sellers and their Affiliates shall retain all other Liabilities and obligations of Sellers and their Affiliates or otherwise related to the Business or the Purchased Assets, whether accrued, absolute, contingent or otherwise, or whether known or unknown, including, without limitation, the Excluded Liabilities.
Section I.4Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Buyer and its Affiliates shall not assume by virtue of this Agreement or any Other Transaction Agreement, or the transactions contemplated hereby or thereby, or otherwise, and shall have no liability for, and Sellers shall retain and be fully responsible for paying, performing and discharging when due, any and all Liabilities of Sellers or any of their Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”): Without limiting the generality of the foregoing, the Excluded Liabilities include:
(a)any Liabilities of Sellers in respect of any Excluded Assets or other assets of Sellers that are not Purchased Assets;
(b)(i) any Liabilities for Taxes imposed with respect to, arising out of or relating to the Purchased Assets, the Assumed Liabilities or the Business that are incurred in,

or attributable to, any Pre-Closing Tax Period (such Taxes for a Straddle Period to be allocated in accordance with Section 7.1); (ii) any Transfer Tax allocated to Sellers under Section 7.3; (iii) any Taxes imposed under, or triggered by, any applicable “bulk sales”, “bulk transfer” or similar Laws as a result of the transactions contemplated by this Agreement, other than Transfer Taxes payable pursuant to Section 7.3; (iv) any withholding Taxes imposed on Buyer or any of its Affiliates resulting from the transactions contemplated by this Agreement, to the extent not withheld pursuant to Section 2.8; (v) any Taxes imposed with respect to, arising out of or relating to any Excluded Asset or Excluded Liability; and (vi) any Taxes imposed on the Sellers or any of their Affiliates other than Taxes allocated to Buyer pursuant to this Agreement;
(c)any fines and penalties imposed by any Governmental Entity resulting from any act or omission of Sellers and not related to the Purchased Assets and any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of Sellers’ Affiliates to comply with any Law or Order;
(d)any Liabilities of Sellers arising as a result of their execution and delivery of this Agreement or any Other Transaction Agreement, the performance of Sellers’ obligations hereunder or thereunder or the consummation by Sellers of the transactions contemplated hereby or thereby;
(e)any Liabilities of Sellers or their Affiliates relating to current or former employees or independent contracts of Sellers or its Affiliates; and
(f)any indebtedness for borrowed money of Sellers.
Section I.5Purchase Price. The aggregate purchase price for the Acquisition is an amount, payable as set forth in this Agreement, equal to the sum of (i) the Closing Cash Consideration, plus (ii) the Closing Parent Shares, plus (iii) the Additional Consideration, plus (iv) the Deferred Consideration, plus (v) the Earnout Consideration (such sum, in the aggregate, the “Purchase Price”), plus the assumption of the Assumed Liabilities.
Article II

OTHER CLOSING TRANSACTIONS
Section II.1Closing. The consummation of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities and transactions contemplated hereby (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, NW, Washington, DC 20005, or electronically (including by email) by the exchange of required closing deliveries, at 11:00 a.m., New York City time, simultaneously with the execution of this Agreement. For purposes hereof, the “Closing Date” means the date on which the Closing actually occurs. The Closing shall be effective for all purposes as of 12:01 a.m. Central time on the Closing Date (the “Effective Time”).

Section II.2Certain Closing Deliveries.
(a)At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:
(i)the Escrow Agreement, substantially in the form attached as Exhibit A hereto, duly executed by Seller Representative and the Escrow Agent;
(ii)the employment agreements, substantially in the form attached as Exhibit B hereto (the “Employment Agreements”), duly executed by Justin Ferreira and Chris Henry;
(iii)a lock-up agreement, substantially in the form attached as Exhibit C hereto (the “Lock-Up Agreement”), duly executed by Sellers;
(iv)an assignment and assumption agreement, substantially in the form attached as Exhibit D hereto (the “Assignment and Assumption Agreement”), duly executed by Sellers;
(v)a domain name transfer agreement in the form of Exhibit E hereto (the “Domain Name Transfer Agreement”) and duly executed by Seller, transferring all of Seller's right, title and interest in and to the domain names included in the Acquired IP to Buyer;
(vi)a d/b/a/ assignment agreement, substantially in the form attached as Exhibit F hereto (the “D/B/A Assignment Agreement”), duly executed by Seller;
(vii)a properly executed IRS Form W-9 from each Seller;
(viii)certificate of the Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the managers or members or governing bodies of each Seller authorizing the execution, delivery and performance of this Agreement and the Other Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(ix)a release form from Justin Ferreira and Chris Henry; and
(x)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect hereto.
(b)At the Closing, Buyer shall deliver to the Sellers the following:
(i)the Escrow Agreement, duly executed by Parent;
(ii)the Employment Agreements, duly executed by Buyer;

(iii)the Lock-Up Agreement, duly executed by Parent; and
(iv)the Assignment and Assumption Agreement, duly executed by Buyer;
(v)the Domain Name Transfer Agreement, duly executed by Buyer;
(vi)the D/B/A Assignment Agreement, duly executed by Buyer;
(vii)evidence of placement of the R&W Insurance Policy; and
(viii)certificate of an authorized officer of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers authorizing the execution, delivery and performance of this Agreement and the Other Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby.
Section II.3Closing Payments.
(a)Payment Statement. No later than one (1) Business Day prior to the Closing Date, Sellers shall deliver to Parent a written statement (the “Payment Statement”), which Sellers shall have prepared in good faith and in a manner consistent with the terms of (including the definitions contained in) this Agreement, setting forth the following:
(i)Sellers’ good-faith estimate of the Estimated Closing Cash Consideration, including Sellers’ good-faith estimate of (1) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”) and (2) the Net Working Capital Adjustment Amount (the “Estimated Net Working Capital Adjustment Amount”), in each case, with reasonable detail and reasonable supporting documentation; and
(ii)the account of each Seller (or, if desired, directly to Justin Ferreira and Chris Henry, as directed by the Sellers in accordance with Section 2.7) to which the payment contemplated by Section 2.3(c)(i) should be made.
(b)Payment of Escrow Cash Amount. At the Closing, pursuant to the Escrow Agreement, Buyer shall pay or cause to be paid to the Escrow Agent, by wire transfer of immediately available funds to the applicable accounts set forth in the Escrow Agreement, the following:
(i)the Adjustment Escrow Amount to be held in the Adjustment Escrow Account; and
(ii)the Indemnification Escrow Cash Amount to be held in the Indemnification Escrow Account.

(c)Payment of Estimated Closing Cash Consideration; Issuance of Closing Parent Shares. At the Closing, (i) Buyer shall pay, or cause to be paid, to each Seller, by wire transfer of immediately available funds to the respective account of such Seller set forth in the Payment Statement, such Seller’s Pro Rata Share of the Estimated Closing Cash Consideration and (ii) Buyer shall direct Parent to, and Parent shall, on behalf of Buyer, issue or cause to be issued, to each Seller in book-entry form, such Seller’s Pro Rata Share of the Closing Parent Shares.
Section II.4Post-Closing Adjustment.

(a)Within seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller Representative a written statement (the “Buyer Statement”) setting forth, in reasonable detail and with reasonable supporting information, Buyer’s calculation of the Closing Cash Consideration, including the Buyer’s calculation of the Closing Adjustment Amount and the components thereof. Buyer shall prepare the Buyer Statement in good faith and in a manner consistent with the terms of (including the definitions contained in) this Agreement.
(b)Seller Representative shall have thirty (30) days from the date on which the Buyer Statement is delivered to Seller Representative (the “Review Period”) to review the Buyer Statement. Unless Seller Representative delivers written notice to the Buyer prior to 5:00 p.m. New York City time on the last day of the Review Period that it objects to any item or items shown or reflected in the Buyer Statement, and specifying in reasonable detail the item or items to which it objects and reasons therefor (such item or items, the “Disputed Items” and, such notice, the “Dispute Notice”), then the Buyer Statement shall be deemed accepted by Sellers for all purposes of this Agreement. In the event that the Seller Representative delivers a Dispute Notice prior to 5:00 p.m. New York City time on the last day of the Review Period, then Seller Representative and Buyer shall attempt in good faith to resolve each Disputed Item, and any resolution agreed to by them in writing shall be final, binding and conclusive for all purposes of determining the payments in Section 2.4(c). In the event that, for any reason, Seller Representative and Buyer are unable to resolve in writing each Disputed Item within fifteen (15) days (or such longer period as Seller Representative and Buyer may agree in writing) following the delivery of the Dispute Notice, the Parties will then retain the New York, New York office of Grant Thornton LLP (the “Independent Accountant”), and each unresolved Disputed Item shall be referred to the Independent Accountant. If any Disputed Item is referred to the Independent Accountant, each of Buyer, on the one hand, and Seller Representative, on the other hand, shall prepare separate written reports of each such Disputed Item and deliver such reports to the Independent Accountant within twenty (20) days after the date the Independent Accountant is retained. Each of the Parties shall use their respective commercially reasonable efforts to cause the Independent Accountant, acting as an expert, as soon as practicable and in any event, barring exceptional circumstances, within thirty (30) days after receiving such written reports, to determine the manner in which the Disputed Items shall be treated in the Buyer Statement; provided, however, that the dollar amount of each Disputed Item shall be determined within the range of dollar amounts proposed by the Buyer, on the one hand, and Seller Representative, on the other hand. The Parties acknowledge and agree that (i) the review by and determination of the Independent Accountant shall be limited only to the Disputed Items contained in the reports prepared and submitted to the Independent Accountant by the Parties and (ii) the determinations by the Independent Accountant shall be based solely on (1) such reports submitted by the Parties and the basis for their respective positions and (2) the terms of (including the definitions contained in) this Agreement. None of the Parties shall authorize the Independent Accountant to modify or amend any term or provision of this Agreement or modify items previously agreed in writing between the Parties. Each of Buyer and Seller Representative shall (A) enter into an engagement letter with the Independent Accountant containing customary terms and conditions for this type of engagement and (B) use their respective commercially reasonable efforts to cooperate with and provide information and documentation, including work papers, to assist the Independent Accountant. Any such information or documentation provided by Buyer or Seller Representative to the Independent Accountant shall be concurrently delivered to such other Party, subject, in the case of independent accountant work papers, to such other Party entering into a customary confidentiality and release agreement with respect thereto. Neither Party shall disclose to the Independent Accountant, and the Independent Accountant shall not consider for any purposes, any settlement discussions or settlement offers made by any of the Parties with respect to any Disputed Item. The determinations by the Independent Accountant as to the Disputed Items shall be in writing and shall be an expert determination that is final, binding and conclusive for all purposes of determining the adjustments in Section 2.4(c), if any, and such determination may be entered and enforced in any court of competent jurisdiction. The costs and expenses of the Independent Accountant shall be allocated between Buyer, on the one hand, and Sellers, on the other hand, based on the percentage which the portion of all Disputed Items submitted to the Independent Accountant that are not resolved in favor of Seller Representative bears to the amount of all Disputed Items submitted to the Independent Accountant. As an illustrative example, if Disputed Items asserting that the Closing Cash Consideration should be increased by $1,000 are submitted to the Independent Accountant, and the Independent Accountant finally determines that the Closing Cash Consideration should be increased by $300, then the costs and expenses of the Independent Accountant shall be allocated 70% (i.e., $700/$1000) to Seller Representative and 30% (i.e., $300/$1,000) to Buyer.
(c)Post-Closing Adjustment Amount.
(i)If the Closing Cash Consideration, as finally determined pursuant to Section 2.4(b) (the “Final Closing Cash Consideration”), exceeds the Estimated Closing Cash Consideration, then within two (2) Business Days after the final determination of the Final Closing Cash Consideration in accordance with Section 2.4(b), (A) Buyer shall deposit, by wire transfer of immediately available funds to an account designated by Seller Representative, an amount in cash equal to the full amount by which the Final Closing Cash Consideration exceeds the Estimated Closing Cash Consideration, and as promptly as practicable thereafter, Seller Representative shall distribute, or cause to be distributed, such amount of cash to Sellers in accordance with their respective Pro Rata Shares, and (B) Buyer and Seller Representative shall provide a joint written instruction to the Escrow Agent to release promptly from the Adjustment Escrow

Account, in accordance with the Escrow Agreement, the full amount of the Adjustment Escrow Account.
(ii)If (1) the Estimated Closing Cash Consideration exceeds the Final Closing Cash Consideration or (2) the Estimated Closing Cash Consideration equals the Final Closing Cash Consideration, as finally determined in accordance with Section 2.4(b), then within two (2) Business Days after the final determination of the Final Closing Cash Consideration in accordance with Section 2.4(b), Buyer and Seller Representative shall provide a joint written instruction to the Escrow Agent to release promptly from the Adjustment Escrow Account, in accordance with the Escrow Agreement, (A) the full amount by which the Estimated Closing Cash Consideration exceeds the Final Closing Cash Consideration to Buyer, and (B) to Sellers, in accordance with their respective Pro Rata Shares, the amount of the funds remaining in the Adjustment Escrow Account, after giving effect to the foregoing clause (A), if any; provided, however, that the Parties agree that the Adjustment Escrow Amount shall not be the sole source of Buyer’s right to receive the full amount by which the Estimated Closing Cash Consideration exceeds the Final Closing Cash Consideration, and that Sellers shall be liable for any shortfall.
(d)The Parties hereby acknowledge and agree that (i) any payments made pursuant to Section 2.4 shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law and (ii) Sellers shall be treated as the owners for Tax purposes of all amounts in the Adjustment Escrow Account from the Closing until the final disbursement of the funds held in the Adjustment Escrow Account.
Section II.5Deferred Consideration.
(a)On the eighteen (18)-month anniversary of the Closing Date, Buyer shall (i) pay, or cause to be paid, to each Seller, an amount in cash by wire transfer of immediately available funds or (ii) direct Parent to, and Parent shall, on behalf of Buyer, issue or cause to be issued, to each Seller, shares of DMS Class A Common Stock in book-entry form, as the case may be, equal to such Seller’s Pro Rata Share of the Deferred Consideration; provided that Buyer shall have the right, in its sole discretion, to elect such form of consideration applicable to the payment of the Deferred Consideration, provided, however in the event Buyer is prohibited by any contract from satisfying the Deferred Consideration payment obligation in cash, Buyer shall satisfy such obligation by issuance of DMS Class A Common Stock; and provided, further, that if Buyer elects, or is obligated, to pay the Deferred Consideration in the form of DMS Class A Common Stock, the number of such shares issued to Sellers, in the aggregate, shall be equal to the quotient of (a) the Deferred Consideration, divided by (b) the Per Share Value as of such date.
Section II.6Earnout Consideration.
(a)From and after the Closing, at such times as provided in Exhibit G, Buyer shall (i) pay, or cause to be paid, to Sellers, cash by wire transfer of immediately available funds and/or (ii) direct Parent to issue, or cause to be issued, shares of DMS Class A Common

Stock, to Sellers, in each case, as set forth in, and on and subject to the terms, conditions, contingencies, procedures and definitions set forth in, Exhibit G attached hereto (such cash or shares, collectively, the “Earnout Consideration”).
(b)The Parties acknowledge, understand and agree that (i) the contingent right to receive any portion of the Earnout Consideration shall not be represented by any form of certificate or other instrument and such right is not transferable, except by operation of law, and does not solely constitute an equity or ownership interest in Parent, Buyer or any of their Affiliates, (ii) no Seller shall have any rights as a holder of the securities of Parent, Buyer or any of their Affiliates solely as a result of such Seller’s contingent right to receive any portion of the Earnout Consideration under this Section 2.6 and (iii) no interest shall be payable with respect to any portion of the Earnout Consideration.
(c)Notwithstanding anything to the contrary contained herein, in the event a Parent Change in Control occurs during any applicable period for the payment of Earnout Consideration as set forth and in accordance with Exhibit G, then any and all amounts contemplated to be payable as Earnout Consideration pursuant to this Section 2.6 and Exhibit G shall automatically accelerate and be payable in full (for the avoidance of doubt, to the extent not previously paid or finally determined not to be payable in accordance herewith or with Exhibit G).
(d)For the avoidance of doubt, the Parties acknowledge and agree that, from and after the Closing, Buyer shall have sole control with regard to operational matters relating to the operation of the Business and use of the Purchased Assets (from and after the Closing); provided that Buyer shall not take any action in bad faith for the purpose of avoiding or reducing any payment or issuance of the Earnout Consideration; provided, further, notwithstanding the foregoing, from and after the Closing, until the expiration of the periods applicable to the payment of the Earnout Consideration in accordance with Exhibit G, (i) Parent or Buyer shall not take action, directly or indirectly, which has the cause to delay, minimize or prevent payment of the Earnout Consideration, (ii) Parent and Buyer will act in good faith with respect to the operation of the Business and use of the Purchased Assets (from and after the Closing) and will use commercially reasonable efforts to generate profitability growth and operate in the ordinary course of business and consistent with past practices, except upon the prior written consent of Sellers (such consent shall not to be unreasonably withheld, conditioned or delayed) and (iii) Parent shall maintain separate books and records of Buyer, and Buyer shall be maintained as a separate entity and no management fees will be paid by Buyer to Parent or its Affiliates with respect to the Business or operation of the Purchased Assets (from and after the Closing).
Section II.7Payments for Administrative Convenience. As a matter of administrative convenience, Sellers may request (which request shall be made in writing not later than two (2) Business Days prior to the date of the applicable payment or issuance, as the case may be) that any payment of cash or issuance of DMS Class A Common Stock by Buyer or Parent, as the case may be, pursuant to this Article II be made directly to Justin Ferreira and Chris Henry, in the percentages and to the accounts designated by Sellers in such written request, as a matter of administrative convenience. The Parties hereby acknowledge and agree that (i) any such payment or issuance is being made to Justin Ferreira and Chris Henry as an accommodation for Sellers, and that, for all Tax purposes, such cash or shares shall be treated as having been paid or issued, as the case may be, to Sellers and (ii) any shares of DMS Class A Common Stock included in the Closing Parent Shares, the Deferred Consideration or the Earnout Consideration are being issued directly to Sellers (or directly to Justin Ferreira and Chris Henry, if so directed by Sellers pursuant to this Section 2.7) as a matter of administrative convenience, and that, for all Tax purposes, Parent shall be treated as having transferred such shares indirectly (i.e., through the intermediate entity) to Digital Media Solutions Holdings, LLC, a Delaware limited liability company (“DMSH LLC”), and DMSH LLC shall be treated as having transferred such shares to the applicable Seller.
Section II.8Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld from such payments under the Code, the Treasury Regulations or other applicable Law (including any state, local or non-U.S. Law). Any amounts so deducted or withheld and timely remitted to the appropriate Governmental Entity (to the extent required by Law) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLERS
Subject to the provisions hereof and as qualified and supplemented by the Seller Disclosure Schedule, Sellers hereby represent and warrant to Parent and Buyer as follows:
Section III.1Due Organization and Good Standing. Each Seller is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has all requisite corporate, limited liability company or other power and authority to own, lease and operate its properties and assets and to conduct its businesses in the manner in which its businesses are currently being conducted. Each Seller is duly licensed or qualified to do business, and is in good standing, under the Laws of the jurisdictions where the nature of its businesses or the character of its owned and leased properties and assets requires such qualification, except where the failure to be so qualified would not be material to such Seller. Sellers have made available to Parent and Buyer true, complete and correct copies of the Organizational Documents of each Seller, in each case as amended through the date hereof, and each such Organizational Document is in full force and effect. No Seller is in violation of its Organizational Documents.
Section III.2Title to Purchased Assets; Sufficiency of Purchased Assets.
(a)Schedule A contains an accurate and complete listing of all of the Purchased Assets. All of the tangible Purchased Assets are free of defects and in reasonable working order and repair, except for ordinary wear and tear. Seller owns, and has good and valid title to, all of the Purchased Assets, free and clear of any Lien or other restriction on transfer, other than the Assumed Liabilities. At the Closing, Sellers will convey to Buyer good and valid title to all of the Purchased Assets, free and clear of any Lien or other restriction on transfer. Except for that certain non-transferable Software listed in Section 1.2(f) of the Seller Disclosure Schedule, the Purchased Assets include Seller’s assets necessary for Buyer to operate the Business in substantially the same manner immediately following the Closing as Seller has been operating the Business in the ordinary course of business. Other than certain leasing and licensing arrangements and equipment described in Schedule A, Seller does not use assets owned by another Person in the operation of the Business.
(b)Section 3.2 of the Seller Disclosure Schedule sets forth (i) each of Sellers, including its name, jurisdiction of incorporation, formation or organization, as applicable. Each Seller owns of record, free and clear of any Liens, and is the sole record owner of, its respective Purchased Assets.
(c)Each Seller acknowledges that its respective Pro Rata Share set forth on Schedule B hereto is a fair and accurate allocation of such Seller’s aggregate ownership interest, expressed as a percentage, in the Business and the Purchased Assets (taken as a whole) and right to receive the proceeds of the Purchase Price.
Section III.3Authority; Binding Nature of Agreement. Each Seller has the requisite power and authority to enter into, and to perform its covenants and agreements under, this Agreement and each Other Transaction Agreement to which such Seller is or shall be a party and to consummate the Acquisition and the other transactions contemplated by this Agreement and each Other Transaction Agreement to which such Seller is or shall be a party. The execution, delivery and performance of this Agreement by each Seller and each Other Transaction Agreement to which such Seller is or shall be a party and the consummation by such Seller of the Acquisition and the other transactions contemplated by this Agreement and each Other Transaction Agreement to which such Seller is or shall be a party have been duly and validly authorized by all necessary corporate action on the part of such Seller, and no other corporate proceedings on the part of such Seller are necessary to authorize this Agreement or each Other Transaction Agreement to which such Seller is or shall be a party, the performance by such Seller of its covenants and agreements under this Agreement and each Other Transaction Agreement to which such Seller is or shall be a party or the consummation of the Acquisition or the other transactions contemplated by this Agreement and each Other Transaction Agreement to which such Seller is or shall be a party. This Agreement and each Other Transaction Agreement to which such Seller is or shall be a party has been or shall be, as applicable, duly and validly executed and delivered on behalf of such Seller and, assuming the due authorization, execution and delivery of this Agreement and each Other Transaction Agreement to which such Seller is or shall be a party by Parent or Buyer, as applicable, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section III.4Non-Contravention; Consents.
(a)The execution, delivery and performance of this Agreement, and each Other Transaction Agreement to which each Seller is or shall be a party, by such Seller and the consummation by such Seller of the Acquisition and the other transactions contemplated by this Agreement and each Other Transaction Agreement to which such Seller is or shall be a party does not and shall not (i) contravene, conflict with or result in any violation or breach of any of the provisions of the Organizational Documents of such Seller, (ii) contravene, conflict with or result in any violation or breach of any Law or (iii) require any consent, approval or authorization of (each, a “Consent”), or any notice to or filing with (each, a “Filing”), any Third Party with respect to, result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) or result in the loss of a benefit or result in the imposition of an obligation under, or give rise to any right of termination, cancellation, amendment or acceleration of, or of any right or obligation of such Seller, or result in the creation of a Lien on any of the Purchased Assets, under, any (1) Contract to which such Seller is a party or by which such Seller or any of the Purchased Assets or any properties or assets of the Business are bound or (2) Permit held by such Seller or pursuant to which such Seller or any of the Purchased Assets or properties or assets of the Business is subject.
(b)None of Sellers are required to make any Filing with or to, or to obtain any Consent from, any Governmental Entity in connection with the execution and delivery of this Agreement or any Other Transaction Agreement to which any Seller is or shall be a party or the performance and consummation by Sellers of the transactions contemplated hereby and thereby.
Section III.5Financial Statements; Undisclosed Liabilities; Indebtedness.
(a)Section 3.5(a) of the Seller Disclosure Schedule sets forth true, complete and correct copies of (i) the unaudited consolidated balance sheet of Sellers as of December 31, 2020 (the “Latest Balance Sheet”), and the related consolidated statements of income (loss), members’ equity and cash flow for the twelve (12) month period then ended, and (ii) the unaudited consolidated balance sheets of the Business as of December 31, 2019, December 31, 2018 and December 31, 2017, and the related consolidated statements of income (loss), members’ equity and cash flow for the years then ended (all such financial statements referred to in the foregoing clauses (i) and (ii), the “Financial Statements”). The Financial Statements were prepared from the books and records of Sellers and fairly present, in all material respects, the consolidated financial position of Sellers as at the respective dates thereof and the consolidated results of operations and cash flows of Sellers for the respective periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, subject to the absence of notes not required by GAAP and normal year-end adjustments).
(b)Sellers maintain accurate books and records reflecting the Purchased Assets, Assumed Liabilities and all of the other assets and liabilities of the Business and maintain and have maintained for all periods reflected in the Financial Statements, proper and adequate internal accounting controls that provide assurance that (i) transactions are recorded as necessary to permit accurate preparation of their financial statements and to maintain accurate accountability for their assets, (ii) the reporting of their assets is compared with existing assets at regular intervals and (iii) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. None of Sellers or any auditor, accountant or other Representative of a Seller has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Sellers or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Seller has engaged in fraudulent or questionable accounting or auditing practices.
(c)No equity interests of any Seller are registered under the Securities Act or the Exchange Act or is listed on any securities exchange. No Seller is subject to the periodic reporting requirements of the Exchange Act or the periodic reporting or corporate governance requirements of any foreign Governmental Entity that performs a similar function to that of the SEC or the requirements of any securities exchange or quotation system.
(d)No Seller has any Liabilities, except for Liabilities (i) reflected or reserved for in the Latest Balance Sheet, (ii) incurred in the ordinary course of business since the date of the Latest Balance Sheet or (iii) incurred in connection herewith, the Other Transaction Agreements and the transactions contemplated hereby or thereby.
(e)Section 3.5(e) of the Seller Disclosure Schedule sets forth a list of all Indebtedness of Sellers.
(f)As of March 1, 2021, the PPP Loan was forgiven in full by the SBA, and none of Sellers have incurred any loan, directly or indirectly, pursuant to the Paycheck Protection Program, established by the CARES Act, or any other lending program authorized by the CARES Act and/or administered by the SBA, other than the Seller PPP Loan.
Section III.6Absence of Certain Changes. Since December 31, 2020, (a) each Seller has conducted the Business, and operated and used the Purchased Assets, in each case, in all material respects only in accordance with the ordinary course of such businesses consistent with past practices, (b) there has not occurred a Material Adverse Effect or any event, change, circumstance, development, occurrence, condition, effect or state of facts that would reasonably be expected to result in a Material Adverse Effect and (c) no Seller has (i) entered into any Contract that would constitute a Material Contract; (ii) incurred, assumed or guaranteed any indebtedness for borrowed money (except in the ordinary course of business consistent with past practice); (iii) transferred, assigned, sold or otherwise disposed of any Purchased Assets or any other assets; (iv) transferred, assigned or granted any license or sublicense under or with respect to any Company IP; (v) accelerated, terminated, materially modified or cancelled any material Contract included in the Purchased Assets or by which any of the Purchased Assets is bound; (vi) imposed any Lien upon any of the Purchased Assets or the properties or assets of Sellers or otherwise used in connection with the Business; (vii) entered into a new line of business or abandonment or discontinuance of existing lines of business; (viii) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law; (ix) purchased, leased or other acquired the right to own, use or lease any property or assets for an amount in excess of $100,000, individually or $250,000 in the aggregate, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice; (x) acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; (xi) made, changed or rescinded any Tax election, amended any Tax Return or taken any position on any Tax Return, taken any action, omitted to take any action or entered into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any taxable period (or portion thereof) beginning after the Closing Date; or (xii) entered into any Contract to do, or taken any action or omission that would result in, any of the foregoing.
Section III.7Intellectual Property.
(a)Section 3.7(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all (i) issued patents and patent applications (published or unpublished), (ii) trademark registrations and applications and material unregistered trademarks, (iii) internet domain names, registrations and social media accounts registered by Sellers with any domain name registrar, including for each item the registrant of record, (iv) copyright registrations and applications, and (v) any other material Intellectual Property that is subject to a registration or application with any Governmental Entity, in each case which is owned by Sellers and used in connection with the operation of the Business or use of the Purchased Assets. All of such foregoing Intellectual Property is subsisting, and to the Knowledge of Sellers, valid and enforceable in all material respects.
(b)Sellers are the sole and exclusive beneficial and, with respect to applications and registrations (including patents), record owner of all Company IP (including all of the Intellectual Property set forth on Section 3.7(a) of the Seller Disclosure Schedule). Any third party who has any moral or similar rights in or to any Intellectual Property set forth on Schedule 3.7 (a) or any other material Company IP has irrevocably waived such rights. Sellers hold valid licenses for all Intellectual Property that is not Company IP and is used by Sellers in connection with the conduct of the Business and their respective businesses (including the sale of the products and services and use of the Purchased Assets) as currently conducted.
(c)Sellers have not, during the past three (3) years, including in connection with the creation, distribution and support of its products and services, (i) transferred, conveyed, sold, assigned, pledged, mortgaged or granted a security interest in any material Intellectual Property then owned by Sellers, including any Company IP, to any third party, (ii) entered into any license, franchise, right (including covenant not to sue) or other agreement with respect to any material Company IP with any third party or (iii) has otherwise encumbered (excluding any licenses or covenants not to sue or Permitted Liens) any of the material Company IP, except for nonexclusive licenses or use rights granted in the ordinary course of business solely for customer end use or vendor use solely for the benefit of Sellers in connection with the business of Sellers.
(d)No support, funding, resources or assistance from any Governmental Entity were used, directly or indirectly, in connection with the development, conception or reduction to practice of the Intellectual Property listed in Section 3.7(a) of the Seller Disclosure Schedule or the inventions claimed therein or any other material Company IP.
(e)There are no judgments, injunctions, writs, decrees or orders of any court or administrative agency that affect the Intellectual Property listed in Section 3.7(a) of the Seller Disclosure Schedule or any other material Company IP, or imposing on any Seller any material restriction or requirement with respect to any Intellectual Property that is material to the Business or the operation and use of the Purchased Assets.
(f)(i) The conduct of the Business, including any product or service marketed, used, licensed, sold, or otherwise provided by such Seller, as currently conducted and as has been conducted in the past three (3) years (or longer time period to the extent there is any current liability therefor), does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated in any material respect, any Intellectual Property owned by any other Person and (ii) to the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating, and has not in the past three (3) years infringed misappropriated or otherwise violated, any material Company IP. No Claim is pending or has been asserted or, to the Knowledge of Sellers, threatened in writing (including in the form of offer or invitations to obtain a license) in the past three (3) years, (1) against any Seller that is based upon any Claim that such Seller is or was infringing, misappropriating or otherwise violating any Intellectual Property owned by any other Person or challenging the scope, validity, enforceability or ownership of, or the right to use, any Company IP or (2) by any Seller against any other Person that is or was based upon any Claim that another Person is infringing any Company IP or challenging the scope, validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by any third party.
(g)Each current and former employee and officer of each Seller who has been or is responsible for developing, contributing to, modifying or improving material Company IP for Sellers has executed a proprietary information and inventions agreement assigning to a Seller such employee’s or officer’s rights in any material Company IP which were developed, contributed to, modified or improved by such employee or officer, within the scope of their employment or relating to the business of Sellers. Except to the extent acquired from third parties under Contracts set forth on Section 3.7(g) of the Seller Disclosure Schedule, all of the Company IP, was created by employees in the ordinary course of their employment, or by contractors, who have transferred and assigned all of their rights in and to such Intellectual Property to Sellers pursuant to written agreements.
(h)Each Seller has taken reasonable steps to protect the confidentiality of its material Trade Secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements. There has not been any disclosure of or access to any material Trade Secret of any of Sellers (including, any such information of any other Person disclosed in confidence to any of Sellers) or the Business to any Person that has resulted in, or likely resulted in, the loss of trade secret or other proprietary rights in and to such information.
(i)With respect to all Software included in the Company IP that is used in the delivery of products or services, Sellers are in actual possession or control of the applicable source code, object code, code writes, and related material notes, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Software. Sellers (i) are the sole and exclusive owner of such source code for Software included in the Company IP and are readily able to compile the object code versions of all applicable products and services of Sellers, and (ii) have not disclosed any source code for any such Software included in the Company IP to any third party, and, to the Knowledge of Sellers, no Person other than Sellers is in possession of, access to, or has any right, title or interest in or to (including, for clarity, contingent rights such as through escrow arrangements), any such source code in any material respect with regard to the Software included in the Company IP.
(j)To the Knowledge of Sellers, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure to a third party of or access by a third party to any material source code for any Software incorporated into a product or service that is owned by any of Sellers.
(k)A list of Sellers' products and services currently offered for sale, license or use by, or supported by Sellers for, any customers are set forth in Section 3.7(k) of the Disclosure Schedule. All products and services of Sellers offered for sale or use by customers substantially conform to their applicable specifications for such products and services when used for their intended use in accordance with their specifications.
(l)Sellers own certain proprietary Software which incorporate certain Open Source Materials utilized by Sellers in the products and services it currently offers. Except as disclosed in Section 3.7(l) of the Disclosure Schedule no Open Source Materials have been incorporated into, modified, linked with or combined with, any products or services, or any Software incorporated therein, currently offered for sale, license or use, or supported, by Sellers in a manner that would require any source code to be disclosed, licensed (in object or source code form, or on open source license terms), publicly distributed, provided for a nominal fee or other material fee requirement or dedicated to the public.
Section III.8Information Technology.
(a)Section 3.8(a) of the Seller Disclosure Schedule contains (i) a list of all leases relating to the IT Systems and (ii) a listing of the IT Systems, the name of the facility and location where the IT Systems used in connection with the Business are operated.
(b)Sellers are the exclusive owners of, or have contractual rights to use the IT Systems free from Liens, except for Permitted Liens, and no Seller has received written notice from a third party alleging that such Seller is currently in default under any license or lease relating to the IT Systems.

(c)Sellers own or have valid Contracts in place with all applicable third parties to use the IT Systems in the operation of the Business as currently conducted.
(d)Each of Sellers is in material compliance with any Contracts related to Intellectual Property used in the operation of the IT Systems.
(e)To the Knowledge of Sellers, the IT Systems and Software of Sellers do not contain Harmful Code. Sellers have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the IT Systems and Software are free from Harmful Code (including preventative steps and safeguards for such IT Systems and Software).
(f)Sellers have adopted, maintained and enforced commercially reasonable policies regarding use and integrity of the IT Systems by its employees and contractors. The IT Systems are sufficient for the needs of the Business as currently operated, including as data transport, data storage, capacity and scalability; and the IT Systems are in good working condition to perform material computing, information technology and data processing operations necessary for the operation of the Business as currently operated.
(g)The IT Systems have been reasonably maintained and supported, and, if and to the extent a Seller is a party to maintenance or support Contracts in respect of the IT Systems, neither party is in material breach thereof, Sellers are current on all payment obligations thereunder, and none of such Contracts that are material to Sellers will be terminable or result in a material change therein as a result of the consummation of the transactions contemplated by this Agreement.
(h)In the past three (3) years: (i) there has been no failure, breakdown or continued substandard performance of any IT Systems that has caused a material disruption or interruption in or to the operations of Sellers or a material breach of any Contract by a Seller, (ii) the IT Systems have not been subject to any Security Incident, and (iii) no Seller has received any notice alleging the occurrence of a Security Incident. There are no facts or circumstances that would require any Seller to give notice to any customers or other similarly-situated Persons of any Security Incident pursuant to applicable Laws requiring notice of such a Security Incident.
(i)Sellers have taken commercially reasonable steps to provide for the remote-site back-up of data and information material to the conduct of the Business in a commercially reasonable attempt to avoid disruption to, or interruption in, the conduct of the Business or loss of material data. Sellers have back-up systems (including electrical power, telecommunications, heating, ventilating, air conditioning and water systems) and disaster recovery plans, procedures and facilities that reasonably ensure the continuing availability of the functionalities provided by the IT Systems and material data and continued services to the customers of the Business in accordance with its customer Contracts, in the event of any malfunction, Security Incident or other form of disaster affecting the IT Systems. Sellers have taken commercially reasonable steps and implemented commercially reasonable procedures appropriate to safeguard the IT Systems and reasonably protect against the risk of unauthorized access thereto.

Section III.9Privacy.
(a)Sellers have provided a true and correct copy of each the internal and external facing privacy policies in place at any time over the past three (3) years of each of Sellers. In the past (3) three years, each Seller has complied (i) in all material respects with all applicable Laws, (ii) with its own rules, policies, and procedures, (iii) if applicable, with industry self-regulatory bodies to which any Seller is subject to the rules, regulations and other requirements of such bodies and (iv) with contractual obligations, in each case, regarding the privacy, security, protection, collection, use and other processing of Personal Data (collectively, the “Privacy/Cybersecurity Obligations”).
(b)No Claim has been asserted or threatened in writing against any Seller alleging a violation of its obligation to protect Personal Data or otherwise alleging that any Seller has violated any Privacy/Cybersecurity Obligation. The consummation of the transactions contemplated by this Agreement shall not constitute a breach of any Privacy/Cybersecurity Obligation in any material respect. No Seller is currently or has in the past three (3) years been under investigation by any Governmental Entity or industry self-regulatory body, required to make any notification of a data breach with respect to Personal Data, or subject to any Order or any settlement agreement with respect to Privacy/Cybersecurity Obligations. Each Seller takes reasonable measures and has reasonable security measures in place designed to ensure that Personal Data is protected against unauthorized access, use, modification, or other misuse.
(c)Sellers have entered into contracts with all third parties that receive, collect or otherwise process Personal Data from or on behalf of a Seller or who have access to the databases, to comply with applicable Privacy/Cybersecurity Obligations and to implement reasonable and otherwise required security measures with respect to Personal Data, and such third parties are in compliance with all such obligations in all material respects.
(d)Any and all material privacy or data security issues and vulnerabilities that have been identified or otherwise notified in writing to a Seller have been fully remediated (including identifying and remediating the root cause thereof). Each Seller has not, and has not permit any third party to, sell or rent or otherwise provide or use for the benefit of any person any Personal Data, except in the ordinary course of business in compliance with Sellers' customer contracts with respect to Personal Data relating to such customer or to vendors solely to provide services to Sellers, in each case in accordance with applicable Sellers' privacy policies.
Section III.10TPCA and FTC Matters. Without limitation to Section 3.13, each of Sellers and the Business, including the operation of the Purchased Assets, has been, and is being, operated and used, in compliance in all material respects with the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, federal and state anti-kickback statutes, wiretapping statutes, the Telemarketing Sales Rule and the Telephone Consumer Protection Act.

Section III.11Real Property.
(a)No Seller owns any real property.
(b)Section 3.11(b) of the Seller Disclosure Schedule sets forth the addresses and the names of the fee owners, landlords, tenants, subtenants and sub-subtenants, as applicable, of each real property leased, subleased, sub-subleased, licensed or otherwise occupied, or used, by a Seller (the “Leased Real Property”), as well as any and all leases, subleases, sub-subleases, licenses, occupancy agreements, and purchase options thereunder, and all amendments, terminations and modifications thereof (collectively, the “Real Estate Leases”). Sellers have a valid leasehold interest in, and enjoy actual, exclusive, peaceful and undisturbed possession of, the relevant Leased Real Property, in each case free and clear of any Lien (other than Permitted Liens). There are no leases, subleases, licenses, occupancy agreements, options, rights or other agreements or arrangements to which any Seller is a party granting to any Person the right to use, occupy or otherwise obtain a real property interest in all or any portion of a Leased Real Property.
(c)The Leased Real Property is in material compliance with all Laws related to the business currently being conducted on such Leased Real Property. Each Seller is in material compliance with all Liens and other matters of record affecting the Leased Real Property, and no Seller has received any written notice alleging any default under any of such Liens or other matters of record.
(d)Except as provided by the Real Estate Leases, there are no outstanding Contracts, commitments, options, rights of reverter or rights of first refusal (i) to which any Seller is a party or (ii) to which any landlord or sub-landlord, as applicable, and parties other than Seller are a party, in each case, granted to third parties to purchase or lease any Leased Real Property, or any portion thereof or interest therein.
(e)There are no pending or threatened Claims regarding condemnation or eminent domain with respect to any of the Leased Real Property. There are no pending Claims initiated by or on behalf of any Seller to change or redefine the zoning or land use classification of any such real property, no Seller has received notice of any such Claim and there is no proposed Claim of such kind.
Section III.12Material Contracts.
(a)Section 3.12 of the Seller Disclosure Schedule sets forth each Contract described below to which any Seller is a party or by which any Seller or its assets or properties relating to the Purchased Assets is bound (each, a “Material Contract”):
(i)any Contract to which a Person other than any Seller is a party with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement, related to the formation, creation, operation, management or control of any partnership, joint venture or limited liability company;

(ii)any Contract relating to Indebtedness, any obligation to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or equity interests or any warrants, rights or options to acquire such capital stock or equity interests;
(iii)any Contract relating to an acquisition, divestiture, merger or similar transaction of, with or into a Seller that contains representations, covenants, indemnities or other obligations (including payment, indemnification, “earnout” or other contingent obligations) that are in effect on the date hereof;
(iv)any Contract, other than a Contract related to an acquisition subject to Section 3.12(a)(iii), that obligates any Seller to make any capital commitment or expenditure (including pursuant to any joint venture);
(v)any Contract that prohibits the payment of dividends or distributions in respect of the securities or equity interests of Sellers or otherwise, prohibits the pledging of any such securities or equity interests or prohibits the issuance of guarantees by any Seller;
(vi)any Contract containing any covenant limiting or prohibiting the right of any Seller (1) to use the Purchased Assets or engage in any line of business or conduct business in any geographic area, (2) to distribute or offer any products or services or (3) to compete with any other Person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing;
(vii)any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of any Seller (including, for the avoidance of doubt, the Purchased Assets);
(viii)any Contract not with employees that would reasonably be expected to involve payments by or to any Seller in excess of $500,000 during the calendar year ending December 31, 2020;
(ix)any Contract with any Governmental Entity;
(x)any Contract pursuant to which any of the benefits thereunder, to any Seller or to any other party thereto, shall be increased, or the vesting of benefits of which shall be accelerated, by the consummation of the Acquisition or the other transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement;
(xi)any Contract (1) relating to the employment of, or the performance of services by, any director, employee, individual consultant or individual independent contractor (excluding any Contracts with providers who are individual consultants or independent contractors) that requires payment of base salary (or compensation) in excess of $200,000 on an annual basis to any Person, (2) of which the terms obligate or may in the future obligate any Seller to make any severance or termination payment to any current employee or (3) pursuant to which any Seller may be obligated to make any bonus payment in excess of $50,000 to any current employee or director;
(xii)any Real Estate Lease;
(xiii)any Contract pursuant to which any Seller (1) has granted or agreed to grant to any other Person the right to exploit any material Company IP (including any license agreements, coexistence agreements and covenants not to sue) or (2) has received or agreed to receive from any other Person rights to exploit any material Intellectual Property, excluding Contracts concerning commercially available shrink-wrap or off-the-shelf software that has an acquisition price of less than $50,000 per unit or per year;
(xiv)any Contract under which a Seller (1) has been assigned or had developed, or is granted a license or right to (whether present or contingent), any material Company IP, (2) has granted any material right with respect to Company IP, or (3) is materially restricted in its rights to use, register, or otherwise exploit any Intellectual Property (including, for clarity, coexistence agreements and covenants not to sue), except, in each of case (1) or (2), for (A) any license for commercially available Software or hardware or other commercially available technology with a replacement cost of less than $50,000, and (B) any Contract with a customer, supplier, service provider or other vendor or contractor entered into in the ordinary course of business in which grants of rights to Intellectual Property are nonexclusive and purely incidental to and not a material purpose of such Contract.
(xv)any Contract with (1) any Affiliate, director, manager or officer of any Seller or (2) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any Seller or any such Affiliate, director, manager or officer (collectively, the “Affiliate Contracts”);
(xvi)any Contract obligating a Seller to purchase or otherwise obtain any product or service exclusively from any Person or sell any product or service exclusively to any Person;
(xvii)any Contract relating to leases of equipment, vehicles or other personal property that, in each case, during calendar year 2020 involved annual payments to or by any Seller in excess of $100,000;
(xviii)any stockholders, investors rights, registration rights or similar agreement or arrangement;

(xix)any Contract with a Key Customer or Key Supplier;
(xx)any Contract under which any Person provides marketing, advertising or sales services to any Seller;
(xxi)any Contract pursuant to which any Seller has an obligation to indemnify, defend or hold harmless any Person;
(xxii)any Contract the termination or breach of which, or in respect of which the failure to obtain any Consent required in connection with this Agreement or any Other Transaction Agreement, would be or would reasonably be expected to be material, individually or in the aggregate, to any Seller.
(b)Prior to the date hereof, Sellers have made available to Parent and Buyer true, complete and correct copies of each Material Contract (including all exhibits and schedules thereto).
(c)Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Seller party thereto and the other parties thereto, enforceable against each of them in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No Seller is in material breach of or in material default under any Material Contract, and no other party to any Material Contract is in material breach of or material default thereunder, and no event has occurred that with notice or lapse of time or both would constitute a material breach or material default of the Seller party thereto or any other party thereto. No party to any Material Contract has provided notice to any other party requesting any indemnification or defense under such Material Contract. No party to any Material Contract has provided written notice exercising any termination rights with respect thereto, and no party to any of the Material Contracts has given notice of any material dispute with respect to any Material Contract or any intent to terminate, adversely modify, not renew or challenge the validity or enforceability of any Material Contract.
Section III.13Compliance with Laws; Permits.
(a)Each Seller is, and since January 1, 2018 has been, in compliance in all material respects with all applicable Laws. Since January 1, 2018, no Seller has received written notice alleging or asserting that any Seller is not in compliance in any material respect with any Laws. No Governmental Entity is conducting, and since January 1, 2018, no Governmental Entity has conducted, any investigation into any Seller’s potential noncompliance in a material respect with any applicable Law.
(b)Each Seller holds all Permits necessary for the lawful conduct of its business, the Business, including the operation and use of the Purchased Assets, as it is currently being conducted. Such Permits are valid and in full force and effect. Each Seller is in material compliance with the terms and requirements of such Permits, and no Seller is in material default or material violation (and no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default or material violation) of any term, condition or provision of any material Permit. No Seller has received any notice from any Governmental Entity (and no Governmental Entity has threatened any notice) (i) asserting any material violation of any term or requirement of any such Permit, (ii) notifying any Seller of the revocation or withdrawal of any such Permit or (iii) imposing any condition, limitation, modification or amendment on any such Permit, in each case that has not been cured or waived.
Section III.14Compliance with Sanctions; Anti-Corruption; Customs and Trade Laws.
(a)Each Seller is, and since February 1, 2016 has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act 2010, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) Sanctions, (iii) Customs & Trade Laws, and (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries.
(b)Each Seller has in place controls and systems reasonably designed to ensure compliance with Sanctions and Customs & Trade Laws in each of the jurisdictions in which such Seller operates or does business.
(c)No Seller, nor any director or officer, nor, to the Knowledge of the Sellers, any employee or agent of any Seller (acting on behalf of any Seller) (i) is or is acting under the direction of, on behalf of or for the benefit of a Person that is a Sanctioned Person or a Person that is otherwise the target or subject of Sanctions, (ii) has participated in any transaction or dealing involving a Sanctioned Person, Restricted Person, or a Person who is otherwise the target or subject of Sanctions, or (iii) is or is acting under the direction of, on behalf of or for the benefit of a Person that is an officer or employee of any Governmental Entity or public international organization, or officer of a political party or candidate for political office.
(d)Since January 1, 2016, each Seller has conducted all export transactions in accordance with applicable Customs & Trade Laws, including: (a) obtaining all export licenses and other approvals, timely filed all required filings, and assigning the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction and (b) complying with the terms of all applicable export licenses, classifications, filing requirements or other approvals or authorizations.
(e)No Seller has received written notice of, nor, to the Knowledge of the Sellers, any of their respective officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions, or Customs & Trade Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Sellers, there is no such investigation, inquiry or enforcement proceeding threatened by any Governmental Entity and there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.
Section III.15Claims; Orders.
(a)There is no material Claim pending or being threatened, and, since January 1, 2018, there has not been any material Claim, against any Seller or any present or former executive officer, director or manager of any Seller in his or her capacity as such. There is no material Order outstanding against any Seller or any present or former officer or director of any Seller in his or her capacity as such or to which any of the foregoing is subject.
(b)There is no Claim pending or being threatened against any Seller that would reasonably be expected prevent, impair or hinder such Seller from complying with its obligations hereunder. There is no Order outstanding against any Seller that would reasonably be expected prevent, impair or hinder such Seller from complying with its obligations hereunder.
Section III.16Certain Payments. None of the Sellers, nor any officer or director thereof, nor to the Knowledge of Sellers, any agent or employee of a Seller or any other Person acting at the direction of any of them, in each case, with respect to Seller or in respect of its Business, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back or other payment to any Person, private or public, regardless of form, whether in money, property or services: (a) to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of a Seller, in each case which reasonably could be expected to subject such Seller, the Business or the Purchased Assets to any material damage or penalty in any Claim or (b) in violation of any applicable Laws.
Section III.17Tax Matters.
(a)All material Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities or the Business have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.
(b)All material Taxes due and payable with respect to the Purchased Assets, the Assumed Liabilities or the Business, whether or not shown to be due on any Tax Return, have been or, to the extent first due and payable between the date hereof and the Closing Date, will be, timely paid in full. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or payable, the Sellers have made due and sufficient accruals for such Taxes on the Financial Statements. No liability for material Taxes has been incurred with respect to the Purchased Assets, the Assumed Liabilities or the Business since the date of the most recent Financial Statements, except for Taxes incurred in the ordinary course of business.
(c)All material amounts of Taxes required to have been withheld and paid, deducted or collected by the Sellers under applicable Law with respect to the Purchased Assets, the Assumed Liabilities and the Business, including in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other Person, have been timely withheld, deducted or collected and paid to the appropriate Taxing Authority, and all IRS Forms W-2 and 1099 and other applicable forms required with respect thereto have been properly completed and timely filed.
(d)The Sellers have timely collected all material sales, use, value-added and similar Taxes required to be collected by them with respect to the Purchased Assets, the Assumed Liabilities and the Business, and have remitted, or will remit, in each case on a timely basis, such amounts to the appropriate Governmental Entity.
(e)No deficiency with respect to Taxes has been claimed, proposed, asserted or assessed against or with respect to any Seller with respect to the Purchased Assets, the Assumed Liabilities or the Business which has not been fully paid or finally settled.
(f)There is no audit, claim or assessment pending, proposed, contemplated, asserted or threatened in writing (or, to the Knowledge of the Sellers, otherwise) with respect to any Tax or Tax Return related to the Purchased Assets, the Assumed Liabilities and the Business, and no Taxing Authority has indicated in writing an intent to investigate, commence or open such an audit, claim or assessment with respect to any such Tax or Tax Return.
(g)Neither the Business nor any of the Purchased Assets or Assumed Liabilities is subject to any Tax Sharing Agreement.
(h)No closing agreements (as described in Section 7121 of the Code or any corresponding, analogous or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or requested with respect to the Purchased Assets, the Assumed Liabilities or the Business.
(i)There are no Liens with respect to Taxes (other than Permitted Liens) upon any of the Purchased Assets.
(j)No claim has been made in writing (or, to the Knowledge of the Sellers, otherwise) by a Taxing Authority in a jurisdiction where any Seller does not file Tax Returns or Taxes are not paid with respect to the Purchased Assets, the Assumed Liabilities or the Business that such Seller is subject to taxation by that jurisdiction or such Taxes are required to be paid.
(k)There are no currently outstanding agreements, consents or applications to extend or waive any statute of limitations with respect to any Tax Returns or Taxes with respect to the Purchased Assets, the Assumed Liabilities or the Business that will remain in effect as of the Closing Date. No power of attorney has been granted with respect to any matter relating to Taxes payable with respect to the Purchased Assets, the Assumed Liabilities or the Business that will be in effect as of the Closing Date.

(l)No Income Tax election has been made with respect to any of the Purchased Assets, the Assumed Liabilities or the Business that has, or may have, continuing effect for income tax purposes, after the Closing Date.
(m)None of the Purchased Assets or the Assumed Liabilities is, nor is any property relating to the Business, “tax-exempt use property” within the meaning of Section 168(h) of the Code.
(n)Section 3.17(n) of the Seller Disclosure Schedule sets forth all material Tax exemptions, Tax holidays or other Tax reduction agreements or orders to which the Business or any of the Purchased Assets or Assumed Liabilities is currently subject. Sellers have made available to Buyer all material documents relating to such Tax exemptions, Tax holidays or other Tax reduction arrangements or orders. Sellers are in material compliance with the requirements for any such Tax exemption, Tax holiday or other Tax reduction arrangement or order.
(o)No Purchased Asset or Assumed Liability is a “United States real property interest” under Section 897 of the Code.
(p)No Purchased Asset or Assumed Liability is an equity interest in a Person for Tax purposes.
Section III.18Employee Benefits.
(a)Section 3.18(a) of the Seller Disclosure Schedule contains a true, complete and correct list of each employee benefit plan, program and arrangement (including any “employee benefit plan” as defined in Section 3(3) of ERISA) and any other employment, consulting, bonus, stock option, stock purchase, equity, phantom equity, incentive, deferred compensation, supplemental retirement, health, life or disability insurance, dependent care, severance and other material fringe or employee benefit plans, programs, arrangements or agreements sponsored or maintained by any Seller or to which any Seller makes contributions or with respect to which any Seller has or would reasonably be expected to have any liability (contingent or otherwise) or that otherwise provides compensation or benefits to any current or former employee, officer, director, consultant or other natural person service provider of any Seller in their capacity as such (collectively, the “Crisp Plans”). Sellers have described or provided or made available to Parent and Buyer current, accurate and complete copies of all (A) Crisp Plans, including all amendments thereto and all related trust documents, (B) the most recent annual report (Form Series 5500), if any, required under ERISA or the Code in connection with each Crisp Plan, (C) the most recent actuarial report (if applicable) for all Crisp Plans, (D) the most recent summary plan description, if any, required under ERISA with respect to each Crisp Plan and (E) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Crisp Plan intended to be qualified under Section 401(a) of the Code. No Seller has any express or implied commitment to create any other material employee benefit plan, program or arrangement or to materially modify, change or terminate any Crisp Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)Each Crisp Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service stating that such Crisp Plan is so qualified or is a prototype plan to whose sponsor a favorable opinion letter has been issued by the Internal Revenue Service and nothing has occurred that caused or is reasonably likely to cause the loss of such qualification or the imposition of any penalty or Tax liability. Each Crisp Plan has been operated in material compliance with its terms and all applicable Laws and complies in form and in operation in all material respects with all applicable Laws.
(c)No current or former employee, officer, director, consultant or other service provider of any Seller is or may become entitled under any Crisp Plan to receive health, life insurance or other welfare benefits (whether or not insured), beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B of the Code or other similar applicable Laws. Section 3.18(c) of the Seller Disclosure Schedule sets forth a true and complete list of any former employee of Seller who was involuntarily terminated by Seller in the eighteen (18) month period preceding the date of this Agreement.
(d)Each Crisp Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all Internal Revenue Service guidance promulgated thereunder.
(e)Neither the execution and delivery hereof nor the consummation of the Acquisition will, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director, consultant or other natural person service provider of the Sellers to severance pay unless required by Law, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director, consultant or other natural person service provider.
(f)No Seller is a party to any Contract (including any Crisp Plan) that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
(g)Other than benefit Claims made in the ordinary course of business, there are no Claims which have been asserted, instituted or, to the Knowledge of Sellers, threatened against any Crisp Plan, the assets of any Crisp Plan or any Seller or the plan administrator or any fiduciary of the Crisp Plans with respect to the operation of such Crisp Plans.
(h)No Seller has incurred any material liability for any Tax, fine or penalty under the Code, ERISA or other applicable Law in connection with the existence or operation of any Crisp Plan, and to the Knowledge of Sellers no fact or event exists which could give rise to any such material liability.

(i)None of the Sellers or any ERISA Affiliate sponsors, contributes to, or has any liability (contingent or actual) with respect to, a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (“Multiemployer Plan”), a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA (a “MEWA”) or an arrangement subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a “Title IV Plan”), and during the preceding six (6) years none of the Sellers or any ERISA Affiliate has maintained, sponsored or contributed to or been required to contribute to a Multiemployer Plan, MEWA or Title IV Plan.
(j)None of the Sellers or any ERISA Affiliate has used the services of workers provided by third-party contract labor suppliers, temporary employees, “leased employees” within the meaning of Section 414(n) of the Code or individuals who have provided services as independent contractors in a manner that could result in the disqualification of any Crisp Plan or the imposition of penalties or excise Taxes with respect to any Crisp Plan by the Internal Revenue Service, the Department of Labor or any other Governmental Entity.
Section III.19Labor Matters.
(a)Section 3.19(a) of the Seller Disclosure Schedule contains a true, complete and correct list of (i) all of the employees of the Sellers as of the date hereof (including and indicating any such individual on leave of absence) (collectively, the “Seller Employees”) and their title, compensation, employment status (full-time, part-time or temporary), location of employment and classification as exempt or non-exempt, and accrued vacation; (ii) individual independent contractors providing services to the Sellers as of the date hereof; and (iii) leased employees of the Sellers as of the date hereof.
(b)No Seller is party to, or bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, trade union or labor organization (“Collective Bargaining Agreements”), and there are no Collective Bargaining Agreements that pertain to work performed by any of the employees on behalf of any Seller; and no employees of any Seller are represented by any labor union, works council, trade union or labor organization with respect to their employment with any Seller.
(c)No labor union, trade union, labor organization or group of employees of any Seller has made a pending demand for recognition or certification, and, to the Knowledge of Sellers, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Sellers, there have been no union organizing activities with respect to any employees of any Seller.
(d)Since January 1, 2018, (i) there has been no actual or threatened material arbitrations, material grievances, strikes, lockouts, slowdowns, work stoppages or material labor-related Claims or disputes (collectively, “Labor Disputes”) against any Seller, and no such Labor Disputes are pending, and (ii) to the Knowledge of Sellers, none of the Sellers have committed any unfair labor practice as defined in the National Labor Relations Act. The

Sellers (i) are not in material violation of any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices including all Laws regarding worker classification, health and safety, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, immigration, plant closures and layoffs, affirmative action, employee leave issues, unemployment insurance and workers’ compensation and (ii) are not, and have not been since January 1, 2018, a party to any Claim alleging a violation of any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices, and no such Claim is pending or been threatened.
(e)The Sellers (i) have properly classified and treated all of its workers as independent contractors or employees, (ii) have properly classified and treated all of its employees as “exempt” or “nonexempt” in compliance with all applicable Laws pertaining to wages and hours, overtime requirements and Taxes, (iii) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees of any Seller for any services, benefits or amounts required to be reimbursed or otherwise paid or provided, (iv) have withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees of any Seller and (v) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees of any Seller (other than routine payments to be made in the ordinary course of business and consistent with past practice). Since January 1, 2018, none of the Sellers has been subject to any audit or investigation by any Governmental Entity with respect to its employee classification or wage and hour practices or compliance. The Sellers do not have any material liability as a result of any misclassification of any Person as an independent contractor rather than as an employee or as “exempt” or “nonexempt” from wage and hour requirements under applicable Law.
(f)No Seller is or has been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply by Executive Order 11246 or (ii) required to maintain an affirmative action plan.
(g)To the Knowledge of Sellers, no employee of any Seller is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation (i) to any Seller or (ii) to a former employer of any such employee relating (1) to the right of any such employee to be employed by any Seller or (2) to the knowledge or use of trade secrets or proprietary information.
(h)The Sellers are and have been in compliance with all notice and other requirements under the WARN Act. In the eighteen (18) months prior to the date hereof, none of the Sellers has (i) effectuated a “plant closing” (as defined in the WARN Act), (ii) effectuated a “mass layoff” (as defined in the WARN Act) or (iii) undertaken any other similar action requiring notice under the WARN Act.

(i)Since January 1, 2016, none of the Sellers have entered into a settlement agreement with a current or former officer, employee or independent contractor of any Seller that involves allegations relating to sexual harassment by either (i) an officer of any Seller or (ii) an employee of any Seller at the level of Vice President or above. Since January 1, 2016, no allegations of sexual harassment have been made against (1) any officer of any Seller or (2) an employee of any Seller at a level of Vice President or above.
(j)For purposes of this Section 3.19, reference to any Seller includes any professional employer organization engaged by a Seller in the provision of labor or employment related services for any Seller and reference to employees of a Seller shall include any employees engaged through or with a professional employer organization.
Section III.20Environmental Matters. Each Seller is and has been compliance with all applicable Environmental Laws in all material respects. Each Seller has obtained all Permits required for the use of the Purchased Assets and operation of the Business as currently conducted under applicable Environmental Laws and maintained and complied in all material respects with such Permits. There are no pending or, to the Knowledge of any Seller, threatened Claims relating to or arising out of the Environmental Laws or any Permits required under Environment Laws and, since January 1, 2018, Sellers have not received any written notice from any Governmental Entity or any other Person alleging that a Seller is not in compliance with any Environmental Law. The Leased Real Property and the existing uses and activities thereon, including the use, maintenance and operation of the Business as currently conducted, comply with all applicable Environmental Laws.
Section III.21Insurance. Section 3.21 of the Seller Disclosure Schedules sets forth a true, complete and correct list of all Insurance Policies. Sellers have made available to Parent and Buyer all material Insurance Policies. The Insurance Policies are in full force and effect and shall remain in full force and effect following the Closing. Sellers have not received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any Insurance Policy. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability. All Insurance Policies (a) are valid and binding in accordance with their terms, (b) are provided by carriers who are financially solvent and (c) have not been subject to any lapse in coverage. There are no Claims pending under any Insurance Policy. There has been no Claim under any Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is or was an outstanding reservation of rights. None of Sellers are in default under, or has otherwise failed to comply with, any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which each Seller is a party or by which it or any of the Purchased Assets is bound. As used herein, “Insurance Policy” means any policies or binder of fire, liability, professional liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, cyber liability, technology errors and omissions liability, fiduciary liability and other casualty and property insurance maintained by any Seller or under which any Seller is an insured or beneficiary, or otherwise relating to the assets, business, operations, employees, officers and directors of any Seller or the Purchased Assets.
Section III.22Key Customers and Suppliers.
(a)Section 3.22(a) of the Seller Disclosure Schedule sets forth the (i) twenty (20) largest customers of the Business of Sellers, measured by revenue during the period of January 1, 2020 through December 31, 2020 (each, a “Key Customer”) and (ii) all amounts paid to Sellers by each Key Customer during such period.
(b)Section 3.22(b) of the Seller Disclosure Schedule sets forth (i) any entities with which any Seller has an agreement for the supply of goods or services pursuant to which such Seller is reasonably expected to make payments in excess of $10,000 per year (each, a “Key Supplier”) and (ii) all amounts paid by Sellers to each Key Supplier during such period.
(c)Since January 1, 2021, there has been no termination or cancellation of, and no adverse modification or change in, the business relationship of Sellers with respect to any of the Key Customers or any Key Suppliers. Sellers have not received written notice that the benefits of any relationship with any of the Key Customers or Key Suppliers will not continue after the Closing in substantially the same manner as before the date of this Agreement, and no Key Customers or any Key Suppliers have notified Sellers in writing or, to the Knowledge of Sellers, orally to modify or change in any material manner any existing agreement with Sellers. Sellers have not received any notice from any Person alleging or asserting that the performance of any of Sellers’ products or services, (i) is or has been deficient or substandard or (ii) is or has been adverse to, or caused substantial disruption to, the businesses or operations of any Key Customer or Key Supplier.
Section III.23Credit Support Arrangements. No Seller guarantees, or is otherwise liable for, the Indebtedness of any other Person (other than the Closing Date Indebtedness) or is party to any Credit Support Arrangement in favor of any other Person.
Section III.24Solvency. Each Seller is able to pay its debts as they become due and owns assets and property that have a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Each Seller has and will maintain adequate capital to carry on its businesses as currently conducted. No Seller (a) is an insolvent person within the meaning of applicable bankruptcy and insolvency Laws, (b) has made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, nor has it had any petition for a receiving order presented in respect of it, (c) has initiated or subject to any Claim commenced, contemplated or threatened by any other Person with respect to a compromise or arrangement with its creditors or for its winding-up, liquidation or dissolution, (d) has been appointed a receiver in respect of any of its assets or (e) has any execution or distress levied upon any of its assets, and none of this Agreement, any Other Transaction Agreement or consummation of the transactions contemplated hereby or thereby will cause or result in the occurrence of any of the foregoing.

Section III.25Affiliate Transactions. Sellers have not (a) made any payment or loan that is currently outstanding to, or borrowed any monies that are currently outstanding from any officer, director or employee of any Seller or any of their respective Affiliates, other than the payment of compensation and benefits and travel advances made in the ordinary course of business or (b) entered into any Contract with any officer, director or employee of any Seller or any of their respective Affiliates, other than agreements related to employment or service and for equity-compensation arrangements.
Section III.26Brokers. Except as set forth on Section 3.26 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller.
Section III.27Unregistered Securities.
(a)Each Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act. Each such Seller will execute and deliver to the Buyer such documents as the Buyer may reasonably request in order to confirm the accuracy of the foregoing. Each Seller is able to bear the risk of its investment in the Parent Shares for an indefinite period. Each Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Parent Shares as contemplated by this Agreement. Each Seller is able to bear the economic risk of an investment in the Parent Shares and is able to afford a complete loss of such investment.
(b)Each Seller has been furnished with materials relating to the business, finances and operations of Parent and relating to the offer and sale of the Parent Shares that have been requested by such Seller and that such Seller deems necessary to evaluate the merits and risks of an investment in the Parent Shares. Each Seller has been afforded the opportunity to ask questions of Parent or its Representatives and receive answers concerning the terms and conditions of the offering and to obtain any additional information which Parent possesses or can acquire without unreasonable effort or expense. Each Seller has sought its own accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Parent Shares. The decision to execute this Agreement and to acquire the Parent Shares have not been based on any verbal or written representations as to fact or otherwise made by or on behalf of the Buyer, other than such written representations as are expressly contained in this Agreement.
(c)Each Seller is acquiring the Parent Shares for its own account and not with a view to, or for resale in connection with, a distribution in violation of any Laws, including securities Laws. Each Seller has been advised and understands and acknowledges that the Parent Shares have not been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by Law and Parent is not required to register the Parent Shares. Sellers have been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act. The acquisition of the Parent Shares by Sellers has not been solicited by or through anyone other than Parent.
(d)Each Seller understands and acknowledges that, until such time as the Parent Shares have been registered pursuant to the provisions of the Securities Act, or the Parent Shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Parent Shares shall bear the following restrictive legend: “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.”
(e)Each Seller understands and acknowledges that the Parent Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws, and that Parent is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Sellers set forth in this Agreement, and in any other document that the Buyer may reasonably request, in (i) concluding that the issuance and sale of the Parent Shares is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act, and (ii) determining the applicability of such exemptions and the suitability of each Seller to acquire the Parent Shares.
Section III.28Books and Records. The minute books and stock record books of Sellers (the “Minute Books”) are complete and correct and have been maintained in accordance with sound business practices. Sellers have made available to Parent and Buyer the Minute Books. The Minute Books contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders or the board of directors or similar governing bodies (or any committees thereof) of each Seller, and no meeting, or action taken by written consent, of any such stockholders, board of directors or similar governing body (or any committee thereof) has been held for which minutes have not been prepared and are not contained in the Minute Books.
Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
Parent and Buyer hereby represent and warrant to Sellers as follows:
Section IV.1Due Organization and Good Standing. Each of Parent and Buyer has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company or corporate power and authority to own, lease and operate its properties and assets and to conduct its businesses in the manner in which its businesses are currently being conducted.
Section IV.2Authority; Binding Nature of Agreement. Each of Parent and Buyer has the requisite limited liability company or corporate power and authority to enter into and to perform its covenants and agreements under this Agreement and each Other Transaction Agreement to which it is a party and, subject to the adoption and authorization of the execution, delivery and performance of this Agreement and the Other Transaction Agreements by the board of managers or board of directors or similar governing body of Parent and Buyer, as applicable, to consummate the Acquisition and the other transactions contemplated by this Agreement and each Other Transaction Agreement to which it is a party. The execution, delivery and performance of this Agreement and each Other Transaction Agreement to which Parent or either of Buyer is or shall be a party, the performance by Parent and Buyer of their obligations hereunder and thereunder and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite limited liability company or corporate action on the part of Parent and Buyer, subject to the adoption and authorization of the execution, delivery and performance of this Agreement and the Other Transaction Agreements by the board of managers or board of directors or similar governing body of Parent and Buyer. This Agreement and each Other Transaction Agreement to which Parent or Buyer is or shall be a party has been duly and validly executed and delivered by or on behalf of Parent and Buyer, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and each Other Transaction Agreement to which Parent or Buyer is or shall be a party by the other parties thereto, constitutes a legal, valid and binding obligation of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
Section IV.3Non-Contravention; Consents.
(a)The execution, delivery and performance of this Agreement and each Other Transaction Agreement to which Parent and Buyer is or shall be a party, and the consummation of the transactions contemplated hereby and thereby, by Parent and Buyer, as applicable, does not and shall not (i) contravene, conflict with or result in any violation or breach of any of the provisions of the Organizational Documents of Parent or Buyer, (ii) subject to making or obtaining, as applicable, the Consents and Filings described in Section 4.3(b), contravene, conflict with or result in any violation or breach of any Law or (iii) require any Consent of or Filing with or to any Third Party with respect to, result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) or result in the loss of a benefit or result in the imposition of an obligation under, or give rise to any right of termination, cancellation, amendment or acceleration of, or of any right or obligation of Parent or Buyer, or result in the creation of a Lien on any asset of Parent or Buyer, under, any (1) Contract to which Parent or Buyer is a party or by which Parent or Buyer or any of their respective properties or assets are bound or (2) Permit held by Parent or

Buyer or pursuant to which Parent or Buyer or any of their respective properties or assets are subject , except, in the case of the foregoing clauses (i) and (ii), as would not result in a material adverse effect on the ability of Parent or Buyer to comply with its obligations under this Agreement.
(b)None of Parent or Buyer is required to make any Filing with or to, or to obtain any Consent from, any Governmental Entity in connection with the execution and delivery of this Agreement, or any Other Transaction Agreement to which Parent or Buyer is or shall be a party or the performance and consummation by Parent and Buyer of the transactions contemplated by this Agreement or any Other Transaction Agreement to which Parent or Buyer is or shall be a party, except any Filing with the SEC of such reports under, and such other compliance with, the Exchange Act or the Securities Act, and the rules and regulations of the SEC promulgated thereunder, as may be required in connection with this Agreement or the Acquisition.
Section IV.4Claims; Orders. There is no material Claim pending (or, to Parent’s Knowledge, being threatened) against Parent or Buyer, and there is no material Order outstanding against Parent or Buyer or to which Parent or Buyer is subject, in each case that would result in a material adverse effect on the ability of Parent or Buyer to comply with its obligations hereunder.
Section IV.5Sufficient Funds. Buyer and Parent have and, assuming that the conditions to the obligations of Buyer and Parent to consummate the Acquisition have been satisfied or waived, shall have at the Closing (directly or through one (1) or more Affiliates) funds immediately available, as and when needed, that are necessary to (a) consummate the Acquisition at the Closing, (b) otherwise perform their respective obligations hereunder and (c) pay any fees, expenses or other amounts payable by Buyer or Parent in connection with the consummation of the transactions contemplated by this Agreement.
Section IV.6Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission which could be payable by any Seller in connection with the Acquisition based upon arrangements made by or on behalf of Buyer or Parent.
Section IV.7DMS Class A Common Stock. The Parent Shares, when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Lock-Up Agreement, and applicable federal and state securities laws, and will be issued in compliance with all applicable federal and state securities Laws.
Section IV.8Compliance with Rule 144. If the Parent was previously a shell company, Parent represents and warrants that it (i) is currently subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act, (ii) has filed all required reports since July 15, 2020 (or any shorter period during which the company has been subject to the reporting requirements), and (iii) has filed Form 10 information with the SEC reflecting that it is no longer a shell company (a one-year waiting period after filing of the Form 10 information must elapse before such securities become eligible for sale under Rule 144).

Section IV.9SEC Documents and Other Reports. Parent has filed all required documents with the SEC since December 31, 2020 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as amended, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated Financial Statements (including, in each case, any notes thereto) of Parent and Buyer included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10 Q or the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in accordance with GAAP the consolidated financial position of Parent and Buyer and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any other adjustments described therein and normal year end audit adjustments).
Section IV.10Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to the best of Parent’s and Buyer’s knowledge, threatened (a) against or involving Parent and/or Buyer which would have a Material Adverse Effect or (b) against Parent and/or Buyer challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the consummation of the transactions contemplated hereby.
Section IV.11Compliance with Laws. Since December 31, 2020, (a) Parent and Buyer have complied, in all material respects, with any such Laws, judgments, orders, decrees, rulings, rules and regulations of Governmental Entities applicable to Parent and Buyer and (b) neither Parent nor Buyer have received any written claim or notice that either Parent or Buyer is not in compliance with any such Laws, judgments, orders, decrees, rulings, rules and regulations.
Section IV.12Post-Closing Solvency. Assuming that the representations and warranties of the Sellers set forth in Article III are true and correct in all respects as of the Closing, immediately after giving effect to the transactions contemplated by this Agreement, neither of the Parent nor Buyer will (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), or (ii) have incurred debts beyond its ability to pay as they become due.

Article V

COVENANTS AND AGREEMENTS
Section V.1Non-Competition; Non-Solicitation; Non-Disparagement.
(a)Non-Competition. Subject to the Transition Services Agreement, during the Restricted Period, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) engage, or assist any other Person in engaging, in the Business (including, without limitation, undertaking any efforts towards incorporating, financing, commencing or continuing any Business) in the United States (the “Territory”), (ii) possess any interest in any Person that engages or seeks to engage, directly or indirectly, in the Business in the Territory in any capacity (including as a partner, shareholder or equityholder, member, employee, principal, agent, trustee or consultant) other than Parent, or (iii) intentionally interfere in any respect with any business relationships that existed as of the date of this Agreement between the Sellers, Parent or Buyer, on one hand, and any customers or suppliers of the Sellers, Parent or Buyer on the other hand; provided, however, that notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person; provided, further, that, for the avoidance of doubt, this Section 5.1 shall be subject to, and nothing herein shall limit any of the terms and conditions set forth in, the Employment Agreements.
(b)Non-Solicitation. During the Restricted Period, each Seller shall not and shall cause its Affiliates not to, directly or indirectly:
(i)solicit to employ, employ, or arrange or assist in the employment (as an employee, consultant, independent contractor or otherwise) of, any employee of the Sellers, Parent or Buyer as of the Closing Date with whom the Seller had material contact in the one (1) year prior to the Closing, otherwise induce, encourage or attempt to persuade any such employee to leave such employment or hire any such employee who has voluntarily left such employment; provided that, notwithstanding the above, the prohibitions in this Section shall not apply to a general solicitation which is not directed specifically to such employees, even if it results in the hiring of the employee, or employees who are terminated by the Sellers); or
(ii)solicit or entice, attempt to solicit or entice, or assist or encourage any other Person to solicit, any clients or customers of the Sellers, Parent or Buyer either at the Closing or in the one (1) year period prior to Closing, for purposes of diverting their business or services from the Sellers, Parent or Buyer, or otherwise attempt to induce any clients or customers to cease or refrain from doing business with the Sellers, Parent or Buyer.
(c)Non-Disparagement. During the Restricted Period, each Seller shall not, and shall cause its Affiliates not to, take any public action or publicly communicate,

publish or make any statements, in each case which would reasonably be expected to disparage or otherwise damage the reputation of the Sellers, Parent or Buyer. During the Restricted Period, the Sellers, Parent or Buyer's officers and directors shall not take any public action or publicly communicate, publish or make any statements, in each case which would reasonably be expected to disparage or otherwise damage the reputation of the Seller. Notwithstanding the above, this Section 5.1(c) shall not apply to any actions or statements: (i) required in order to comply with applicable Law; or (ii) made in response to legal process.
(d)Each Seller acknowledges that a breach or violation of this Section 5.1 would give rise to irreparable harm to Parent and Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach or violation (or a threatened breach or violation) by such Seller of any its obligations set forth in this Section 5.1, each of Parent and Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from and issued by any court of competent jurisdiction.
(e)Sellers acknowledge that the restrictions contained in this Section 5.1 (including with respect to time, geographical area and scope of activity) are reasonable and necessary to protect the legitimate interests of Parent and Buyer and constitute a material inducement to Parent and Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.1 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.1 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section V.2Employment Matters.
(a)Promptly after the Closing, effective as of April 1, 2021, Buyer, or an Affiliate of Buyer, shall offer employment to all of the employees providing services to the Business identified on Section 5.2(a) of the Seller Disclosure Schedule (collectively, the “Company Group Employees”) with such employment to commence on the Closing Date on terms and conditions consistent with Section 5.2(b)(v) and in accordance with the form of offer letter previously provided to Seller; provided, that in each case, any such offer of employment shall be subject to the condition that such employee satisfies the standard employee qualifications and hiring processes of Buyer, or its applicable Affiliate, including providing verification of employment eligibility and completing a Form I-9. The Company Group Employees who are offered and accept Buyer’s offer of employment are referred to hereinafter as “Designated Employees.” All Company Group Employees who decline employment with

Buyer are referred to hereinafter as “Non-Designated Employees.” The Parties will cooperate to implement the Parties’ intention that Buyer will be responsible for the Company Group Employees’ wages, benefits and payroll taxes effective from April 1, 2021, which may include reimbursement by Buyer of such costs of Seller with respect to Non-Designated Employees, effective as of April 1, 2021, but, for the avoidance of doubt, excluding any severance expense.
(b)Employee Benefits.
(i)Except as expressly provided otherwise herein or pursuant to applicable Law, coverage of each of the Designated Employees, their respective dependents and beneficiaries under any Crisp Plan will in all respects terminate effective as of the date such Designated Employee accepts Buyer’s offer of employment in accordance with the terms of such offer of employment and Seller will cause the Designated Employees to cease actively participating in the Crisp Plans effective as of such date except to the extent required by Section 4980B of the Code (COBRA) or other applicable Law. Except as provided in Section 5.2(a), Buyer will have no liability with respect to any Non-Designated Employees at any time and, for the avoidance of doubt, Sellers and the Company Group Employees, as applicable, hereby irrevocably and unconditionally release Parent, Buyer and their Affiliates from any and all such Claims or causes of actions arising out of or relating to the employment of any Non-Designated Employee at any time.
(ii)Seller will remain liable for and continue to pay all benefits and claims under any Crisp Plan, and Buyer and its Affiliates shall have no liability with respect thereto, including but not limited to, medical, dental, vision, short-term or long-term disability and life insurance plan expenses, workers’ compensation and all other benefits for each Company Group Employee (including the Designated Employees) with respect to claims incurred or attributable to any period through the Closing Date in respect of such Company Group Employees or their covered dependents and all such expenses and benefits for each Non-Designated Employee with respect to such claims incurred or attributable to any period prior to or after the Closing Date (except as provided in Section 5.2(a)). Seller shall be responsible for all severance, change in control payments or benefits that are payable on or prior to the Closing or are otherwise payable due to the transactions contemplated hereby. Buyer will be liable for any medical, dental, vision, short-term and long-term disability and life insurance plan expenses and benefits provided to Designated Employees or their covered dependents thereof under any applicable employee benefit plan of Buyer (or, at Buyer’s option, any of its Affiliates) commencing on the date such the Designated Employees accept Buyer’s offer of employment and are onboarded in accordance with the terms of such offer letter. For purposes of this Section 5.2, a claim is deemed to be incurred when the service(s) giving rise to such claim are performed.
(iii)To the extent required by COBRA, Seller will be responsible for any continuation of group health plan coverage required under Section 4980B of the Code or Sections 601-608 of ERISA with respect to a “qualifying event” (as defined in Section 4980B of the Code) incurred by a Company Group Employee or any prior employee of either of the Sellers, or any dependent of a Company Group Employee, or any dependent of a prior employee of either of the Sellers, in either case that qualifies as a “qualified beneficiary” (as defined in Section 4980B of the Code) on or prior to the Closing, including any Company Group Employee entitled to COBRA continuation coverage as a result of the transactions contemplated by this Agreement. Seller will be responsible for all Losses (after accounting for any tax credits that may offset costs) incurred by Buyer associated with entitlement to COBRA continuation coverage for any former employees of the Seller who were involuntarily terminated by Sellers prior to the Closing.
(iv)With respect to any other Crisp Plans or all other employee benefit plans, policies or programs for which Seller has any liability not specifically addressed in this Agreement, including, but not limited to, any pension plans, deferred compensation plans, post-retirement plans, incentive plans, bonus plans, equity-based compensation plans, severance and fringe benefit plans, Seller will retain all liability therefor and Buyer and its Affiliates will have no liability therefor.
(v)For a period of one (1) year following the Closing, Parent, Buyer or their Affiliates shall provide, or cause to be provided, to each of the Designated Employees base salary and base wages, bonus opportunities and benefits (excluding equity based compensation) that are substantially comparable in the aggregate to such base salary and base wages, bonus opportunities and benefits (excluding equity based compensation) provided to such individuals immediately prior to the Closing; provided, that, subject to and in accordance with this Section 5.2, such obligations shall not commence until the date such Designated Employee accepts Buyer’s offer of employment and is onboarded. In addition, to the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any benefit plan of Parent, Buyer or their Affiliates, then Parent, Buyer or their Affiliates shall use commercially reasonable efforts to ensure that such benefit plans shall, for purposes of eligibility, vesting and allowances (including paid time off) but not for purposes of benefit accrual, credit Designated Employees for service with Seller prior to Closing. Except as prohibited by applicable Law, Seller shall timely pay to each Designated Employee the value of all accrued but unused vacation, paid time off, personal and sick time to such Designated Employee as of the date such Designated Employee accepts Buyer’s offer of employment in accordance with the terms of the offer of employment. Nothing contained in this Section 5.2(b)(v) or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, Buyer or their Affiliates and the employment of each Designated Employee shall be “at will” employment.
(c)Workers’ Compensation and the WARN Act. Seller will retain all liability under the WARN Act incurred on or prior to the Closing and Seller will retain all liability for any workers’ compensation claims of Company Group Employees arising from or relating to any injury, illness or condition incurred or existing prior to the Closing.  Seller will retain the benefit of all insurance coverage for any such workers’ compensation claims. Buyer shall be responsible for and indemnify Sellers for all liability under the WARN Act due to actions occurring after the Closing, including but not limited to, liability resulting from any offer of employment not being accepted.
(d)Nothing in this Section 5.2 shall be treated as an amendment of, an undertaking to amend or terminate, or a limitation on the ability of Parent, Buyer or their Affiliates to amend or terminate any employee benefit plan (including any Crisp Plan). Nothing in this Agreement shall require Parent or Buyer to continue to employ the services of any particular individual following the Closing. No provision of this Agreement shall create any third-party beneficiary rights in any employee or any other natural person service provider of any Seller or any beneficiary or dependents thereof with respect to the compensation, terms and conditions of employment and benefits that may be provided.
Section V.3Continued Protection of Acquired IP and Computer Code; Termination of Seller Rights to Acquired IP.
(a)From and after the Closing, Sellers shall assist Buyer in the continued protection of the Acquired IP, which shall include, but not be limited to, using commercially reasonable efforts to help obtain all required assignment documents to transfer ownership, inventor declarations, and other required documentation, as reasonably requested by Buyer. Sellers hereby agrees to assist in the enforcement of Acquired IP against third parties by, for example, making employees available for reasonable discovery at Buyer’s expense. Sellers shall use their reasonable best efforts to maintain the confidentiality of all computer code, documentation, and other work product related to the Acquired IP.
(b)For clarity, all of Sellers' right, title and interest in and to Acquired IP shall transfer as of the Closing to Buyer in accordance with this Agreement, and any licenses, implied rights and other usage rights that any Sellers may have had prior to the Closing, shall terminate as of the Closing.
Section V.4Publicity; Confidentiality. None of the Parties or any of their Representatives shall issue any press release or make any public announcement or comment concerning this Agreement or the transactions contemplated by this Agreement without obtaining the prior written consent of the other Parties, unless any such release, announcement or comment is reasonably necessary to comply with such Party’s obligations under applicable Law or under the rules of any national securities exchange on which the securities of such Party or any of its Affiliates are listed. Sellers acknowledge and agree that they have consented to Parent’s initial press release concerning this Agreement and the transactions contemplated hereby. Each Party agrees that this Agreement and the terms and conditions hereof, and any other agreement entered into in connection with this Agreement and the terms and conditions thereof, shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement and such other agreements shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing, is reasonably necessary to comply with applicable Law or the rules of any national securities exchange on which the securities of such Party or any of its Affiliates are listed.

Section V.5Transfers of Parent Shares. Each Seller shall not sell, transfer or otherwise dispose of any Parent Shares (including, for the avoidance of doubt, any shares of DMS Class A Common Stock received by such Seller pursuant to any payment of Earnout Consideration) or any interest therein, except (a) in a transaction registered pursuant to the provisions of the Securities Act or in a transaction exempt from or not subject to the registration requirements of the Securities Act and (b) for the avoidance of doubt, subject to, and in accordance with the terms and conditions of, the Lock-Up Agreement.
Section V.6Registration Rights. As soon as practicable following the Closing, and in any event within thirty (30) days following the Closing Date, Parent shall file and, as soon as practicable, use commercially reasonable efforts to have declared effective by the SEC a registration statement on Form S-1 or Form S-3 if Parent is eligible to use such form (or any successor forms thereto) providing for the registration under the Securities Act of all of the Parent Shares.
Section V.7Listing of Parent Shares. Parent shall cause the Parent Shares to be approved for listing on NYSE, subject to official notice of issuance, prior to the Closing.
Section V.8R&W Insurance Policy. Buyer shall cause the R&W Insurance Policy to expressly provide that the insurer writing such policy shall not pursue any subrogation rights against the Parent, Sellers, the Sellers or any of their respective Affiliates and/or any of their respective equityholders, officers, directors, employees, agents, advisors or representatives under this Agreement or any Other Transaction Agreement, except in the case of Fraud by the Parent or the Sellers, as applicable. From and after the date hereof, Buyer shall not (and shall cause its Affiliates to not) grant any right of subrogation or otherwise amend, modify, terminate or waive any term or condition set forth in the R&W Insurance Policy in a manner inconsistent with the immediately preceding sentence.
Section V.9Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s reasonable request and without further consideration, each Party shall do all acts and things as may be reasonably necessary and within its control to carry out the intent of this Agreement, including executing and delivering further instruments of sale, transfer, conveyance, assignment or confirmation and other documents that may be reasonably required, and providing additional materials and information related thereto.
Section V.10Third Party Consents. To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the Consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Parties shall use their commercially reasonable efforts to obtain any such required Consent(s) as promptly as possible. If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by applicable Law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by applicable Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.
Section V.11Inadvertent Payments. Following the Closing, if any payment of any accounts receivable purchased by the Buyer is collected by the Sellers, Sellers shall promptly remit such amounts to the Buyer. In the event the Buyer receives a refund attributable to pre-Closing matters (other than any such refund that is a Purchased Asset), Buyer shall promptly remit such refund (net of any costs or expenses, including Taxes, incurred by Buyer or any of its Affiliates in connection with the receipt of such refund or the payment thereof to the Sellers) to the Sellers.
Article VI

INDEMNIFICATION
Section VI.1Survival.
(a)Subject to the limitations and other provisions hereof, the representations and warranties of the Parties contained herein shall survive the Closing until, and all Claims with respect thereto shall terminate on, the date that is eighteen (18) months after the Closing Date (the “General Termination Date”); provided, however, that (i) the Fundamental Representations (and all Claims with respect thereto) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations (including extensions and waivers thereof) and (ii) the representations and warranties set forth in Section 3.17 (Tax Matters) (and all Claims with respect thereto) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including extensions and waivers thereof).
(b)All of the covenants and agreements of the Parties contained in this Agreement and any Other Transaction Agreement shall survive the Closing until, and all Claims with respect thereto shall terminate on, the date provided in such covenants and agreements, if any, or, if no specific date is identified, until the date on which they are performed in accordance with their respective terms.
(c)Notwithstanding the foregoing, if a Claim Notice with respect to a Claim for indemnification under Section 6.2 has been delivered pursuant to Section 6.4 prior to the expiration of the applicable survival period set forth in this Section 6.1, the representations, warranties, covenants or agreements that are the subject of such Claim Notice shall survive with respect to such Claim Notice until such Claim is finally and fully resolved.
(d)This Section 6.1 shall operate as a contractual statute of limitations; provided, however, that nothing in this Section 6.1 shall limit any Party’s rights to bring a Claim for Fraud in the making of any of the representations and warranties set forth in this Agreement.
Section VI.2Indemnification.

(a)From and after the Closing, subject to the other provisions and limitations set forth in this Article VI, Sellers shall indemnify Parent for, and defend and hold Parent harmless from and against, without duplication, any and all Losses actually suffered, paid or incurred by Parent, Buyer or their Representatives as a result of or related to:
(i)any inaccuracy in or breach (or failure to be true and correct as of the Closing Date) of any of the representations and warranties of the Sellers set forth in this Agreement or in any Other Transaction Agreement;
(ii)any breach or nonfulfillment of any covenant, agreement or obligation to be performed by Sellers or the Sellers pursuant to this Agreement or any Other Transaction Agreement;
(iii)any Excluded Liability or Excluded Asset; and
(iv)any matter set forth on Section 6.2(a)(iv) of the Seller Disclosure Schedule.
(b)From and after the Closing, subject to the other provisions and limitations of this Article VI, Parent shall indemnify Sellers for, and defend and hold each of them harmless from and against, any and all Losses actually suffered, paid or incurred by Sellers or their respective Representatives (excluding the Sellers) as a result of or related to:
(i)any inaccuracy in or breach (or failure to be true and correct as of the Closing Date) of any of the representations and warranties of Parent or Buyer set forth in this Agreement or in any Other Transaction Agreement;
(ii)any breach or nonfulfillment of any covenant, agreement or obligation of Parent or Buyer pursuant to this Agreement or any Other Transaction Agreement; and
(iii)any Assumed Liability.
Section VI.3Monetary Limitations.
(a)Except with respect to Fraud, Sellers shall not have any obligation to indemnify Parent under Section 6.2(a)(i) until the aggregate amount of all Losses for which Sellers are obligated to indemnify Parent pursuant to Section 6.2(a)(i) exceeds $225,000 (the “Basket”), at which point Sellers shall indemnify Parent for all such Losses in excess of the Basket (subject to the Cap); provided, however, that Sellers’ aggregate liability to Parent (i) under Section 6.2(a)(i) shall not exceed the Indemnification Escrow Cash Amount and (ii) under Section 6.2(a)(ii), Section 6.2(a)(iii) and Section 6.2(a)(iv) shall not exceed the sum of (x) the Indemnification Escrow Cash Amount plus (y) the aggregate value of the Deferred Consideration and the Earnout Consideration (collectively, the “Cap”).
(b)Parent shall not have any obligation to indemnify Sellers under Section 6.2(b)(i) until the aggregate amount of all Losses for which Parent is obligated to indemnify Sellers pursuant to Section 6.2(b)(i) exceeds the Basket, at which point Parent shall indemnify Sellers for all such Losses in excess of the Basket (subject to the Cap) and Parent’s aggregate liability to Sellers under Section 6.2(b)(i) shall not exceed the Cap.
(c)NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY INCIDENTAL DAMAGES, LOST PROFITS, PUNITIVE DAMAGES OR CONSEQUENTIAL DAMAGES UNLESS CLAIMED BY A THIRD-PARTY AND SUBJECT TO AN INDEMNIFICATION OBLIGATION IN SUCH REGARD.
(d)Except with respect to Taxes, each of the Parties agrees to take commercially reasonable steps to mitigate, subject to compliance with applicable Laws, any Losses and related expenses for which such Party seeks indemnification under this Agreement.
Section VI.4Indemnification Procedures.
(a)Any Person seeking indemnification under Section 6.2 (each, an “Indemnified Person”) shall assert any Claim for indemnification, including any Third-Party Claim, by delivering written notice thereof (a “Claim Notice”) in accordance with Section 8.9 to the Party from which indemnification is sought pursuant to Section 6.2 (the “Indemnifying Party”). Each Claim Notice shall describe in reasonable detail the nature of the Claim and attach copies of all material written evidence thereof that the Indemnified Person has received from any Person that is not a Party or a Person Affiliated with a Party (a “Third Party”) to the date of the Claim Notice.
(b)Upon receipt by an Indemnifying Party of a Claim Notice in respect of a Claim brought by a Third Party (a “Third-Party Claim”), the Indemnifying Party shall be entitled to (i) assume and have sole control over the defense and investigation of such Third-Party Claim at its sole cost and expense (subject to the last sentence of this Section 6.4(b)) and with counsel of its own choosing if it gives notice of its intention to do so to the Indemnified Person within thirty (30) days after the delivery of such Claim Notice by the Indemnified Person and (ii) negotiate a settlement or compromise of, or consent to the entry of an Order with respect to, such Claim; provided that, if (1) such settlement, compromise or consent does not include a full and unconditional waiver and release by such Third Party of all applicable Indemnified Persons for all Losses with respect to such Third-Party Claim, (2) such settlement, compromise or consent imposes a Lien on any of the assets of any such Indemnified Person or (3) such settlement, compromise or consent results or would reasonably be expected to result in any restriction or condition that would apply to or affect any such Indemnified Person, or the conduct of any such Indemnified Person’s business, or would have an adverse effect on the reputation of such Indemnified Person or any of its Affiliates, such settlement, compromise or consent shall be permitted only with the prior written consent of such Indemnified Person (whether or not such Indemnified Person is an actual or potential party to such Third-Party Claim), which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party elects to assume control of the defense and investigation of any such Third-Party Claim, then the Indemnified Person shall be entitled to participate in (but not control) such defense and investigation with counsel reasonably acceptable to the Indemnifying Party at such Indemnified Person’s sole cost and expense; provided, however, that, if in the reasonable opinion of counsel to the Indemnified Person, there are legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Party or there exists a conflict of interest between the Indemnifying Party and the Indemnified Person that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of an attorney selected by the Indemnified Person.
(c)Notwithstanding anything to the contrary in Section 6.4(b), the Indemnifying Party shall not be entitled to assume and control the defense or investigation of any Third-Party Claim that (i) seeks an injunction or other equitable relief against an Indemnified Person, (ii) involves an allegation that an Indemnified Person committed a criminal act or (iii) would reasonably be expected to result in Losses to all applicable Indemnified Persons which, taken with other then-existing Losses for which such Indemnifying Party is obligated to provide indemnification under this Article VI would exceed the then-remaining limit of liability of such Indemnified Person under Section 6.3; provided, however, that in the event of clause (iii) above, if the Indemnified Persons elect to assume and control defense or investigation of the Third-Party Claim, said Indemnified Persons shall do so at their sole cost and expense, including payment of all legal fees and expenses incurred in such defense and/or investigation. If, within thirty (30) days after delivery by an Indemnified Person of any Claim Notice with respect to a Third-Party Claim, the Indemnifying Party (1) (A) notifies such Indemnified Person in writing that the Indemnifying Party does not elect to defend and investigate such Third-Party Claim or (B) fails to deliver to the Indemnified Person a written election to assume the defense and investigation of such Third-Party Claim or (2) is not entitled to assume the defense or investigation of such Third-Party Claim, then (I) such Indemnified Person may, at its option, defend, investigate, settle or compromise, or consent to an entry of an Order with respect to, such Third-Party Claim; provided that any such settlement, compromise or consent shall be permitted only with the written consent of the Indemnifying Party (whether or not the Indemnifying Party is an actual or potential party to such Third-Party Claim), which consent shall not be unreasonably withheld, conditioned or delayed, and (II) the Indemnifying Party may participate in (but not control) any such defense and investigation at its sole cost and expense.
Section VI.5Losses; Investigation; Materiality Scrape.
(a)The amount of any and all Losses of an Indemnified Person that is indemnifiable under this Article VI shall be determined net of any amounts actually recovered by such Indemnified Person under any insurance policy or any indemnity or reimbursement arrangement or Contract under which such Indemnified Person has rights to recovery related to such Losses (in each case, except for the R&W Insurance Policy, subject to the provisions of this Section 6.5 and Section 6.6 below).
(b)To the extent (i) Sellers make an indemnification payment, directly or indirectly through the Indemnification Escrow Account, pursuant to a Buyer Indemnified Person’s Claim for indemnification or through a set-off and (ii) there is a recovery from the R&W Insurance Policy with respect to the specific Losses so indemnified, then Buyer shall reimburse Sellers up to the amount of the previous indemnification, but only to the extent the amount of the previous indemnification payment exceeds the retention amount (to the extent not otherwise previously exhausted or satisfied, in whole or in part) under the R&W Insurance Policy, so as to avoid a double recovery by Buyer Indemnified Persons.
(c)The obligations of an Indemnifying Party under Section 6.2(a) or Section 6.2(b), as applicable, and an Indemnified Person’s right to indemnification thereunder, shall not be affected or deemed waived by reason of (a) any investigation made by or on behalf of such Indemnified Person (including by any of its Representatives) or (b) the fact that such Indemnified Person or any of its Representatives knew or should have known that any representation or warranty in this Agreement or any Other Transaction Agreement is, was or might be breached or not be true and correct as of the date hereof or as of the Closing Date as if made as of the Closing Date.
(d)For purposes of this Article VI only, in the event of a breach of a representation or warranty in this Agreement or in any Other Transaction Agreement, the amount of Losses in respect of any such breach or failure shall be determined without regard to any such limitation or qualification as to materiality, “material” or “Material Adverse Effect” or similar language set forth in such representation or warranty.
Section VI.6Exclusive Remedies; Escrow Releases.
(a)Without limiting any Person’s right to bring a Claim for Fraud (including Fraud arising from or related to any breach of any of the representations and warranties set forth in this Agreement or in any Other Transaction Agreement or any failure of any such representations and warranties to be true and correct as of the Closing Date as if made as of the Closing Date), (i) right to injunctive relief with respect to a breach of the restrictive covenants set forth in Section 5.1, (ii) the provisions of this Article VI, and (iii) the R&W Insurance Policy shall be the sole and exclusive remedies for any Claim (whether in contract, tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto, the negotiation, execution, performance or subject matter hereof, the transactions contemplated hereby or any Losses alleged to be suffered by any Party as a result of the actions or failure to act by any Party in connection herewith or the transactions contemplated hereby and all other remedies and rights, whether created by law or otherwise, except for Fraud are hereby waived.
(b)The Indemnification Escrow Account shall serve as security for the indemnification obligations of Sellers under Section 6.2(a), in each case, as set forth in this Section 6.6(b), Section 6.6(d) and Section 6.6(e). The Indemnification Escrow Account shall be the exclusive source of funding for any indemnification obligation of Sellers under Section 6.2(a) until such time as no funds remain in the Indemnification Escrow Account. Any funds that have been released to Parent from the Indemnification Escrow Account in respect of any indemnification obligation described under the foregoing clause shall be aggregated for purposes of determining whether, as of any particular time, Sellers have indemnified Parent under Section 6.2(a) (except with respect to Fraud (including Fraud arising from or related to any breach of any of the representations and warranties set forth in this Agreement or in any Other Transaction Agreement or any failure of any such representations and warranties to be true and correct as of the Closing Date as if made as of the Closing Date).

(c)Notwithstanding the foregoing or anything contained herein to the contrary, with respect to Losses for which Sellers have an indemnification obligation under Section 6.2(a)(i), the indemnification owed to any Buyer Indemnified Persons will be satisfied as follows: (i) first, from the Indemnification Escrow Account until the retention amount under the R&W Insurance Policy is satisfied or until the Indemnification Escrow Account has been exhausted or released; (ii) second, to the extent coverage is available thereunder, by submission of a claim under the R&W Insurance Policy until the applicable limits of the R&W Insurance Policy have been exhausted; (iv) third, directly from Sellers and/or, at DMS’s election, as a set-off against the Deferred Consideration or any application Earnout Consideration actually paid or payable to Sellers in accordance with Section 2.6 and Exhibit G, in each case, subject to Section 6.3. In the event of a set off, the amount of set off shall be held with an independent third party until the matter has been resolved in accordance with the Agreement.
(d)Although the specific provisions relating to the release of the funds held in the Indemnification Escrow Account shall be set forth in the Escrow Agreement, the Parties agree that, not later than five (5) Business Days following the General Termination Date, the Escrow Agent and Seller Representative shall release to Sellers, in accordance with their respective Pro Rata Shares and the Escrow Agreement, the Initial Release Amount. To the extent required by the Escrow Agent, Seller Representative and Parent shall provide a joint written instruction to Escrow Agent, as required to effectuate such release of the Initial Release Amount and any Resolved Amount. As used in this Agreement, the “Initial Release Amount” means an amount equal to the difference of (i) the sum of amount of all funds in the Indemnification Escrow Account as of the date of release, minus (ii) the sum of (1) all amounts, if any, that, as of the General Termination Date, represent claimed Losses under then-pending indemnification Claims subject to Claim Notices pursuant to the terms of the Escrow Agreement (“Outstanding Claims”), plus (2) any amount due to Parent from the Indemnification Escrow Account pursuant to indemnification Claims that have been finally resolved in accordance with this Agreement and the Escrow Agreement but which the Escrow Agent has not yet released from the Indemnification Escrow Account to Parent.
(e)With respect to any Outstanding Claim, the Parties agree that, subject to the terms and conditions of the Escrow Agreement, the Escrow Agent shall release, in accordance with the Escrow Agreement, as and when any such Outstanding Claim is resolved, to Sellers, in accordance with their respective Pro Rata Shares, the amount of the applicable Resolved Amount. As used herein, “Resolved Amount” means, with respect to any Outstanding Claim, an amount equal to the difference of (i) the amount claimed by Parent with respect to such Outstanding Claim, minus (ii) all amounts released from the Indemnification Escrow Account to Parent with respect to such Outstanding Claim.
Section VI.7Adjustments for Tax Purposes. The Parties hereby acknowledge and agree that (i) any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law and (ii) Sellers shall be treated as the owners for Tax purposes of the Indemnification Escrow Account from the Closing until the final disbursement of the Indemnification Escrow Account.

Article VII

TAX MATTERS
Section VII.1Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes with respect to the Purchased Assets, the Assumed Liabilities or the Business for any Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended on (and included) the Closing Date and the other which began on the day following the Closing Date, and all taxable items with respect to the Purchased Assets, the Assumed Liabilities or the Business for the Straddle Period shall be apportioned ratably between such two (2) taxable years or periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.
Section VII.2Cooperation Related to Taxes. The Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with (i) the preparation and filing of Tax Returns with respect to the Purchased Assets, the Assumed Liabilities, or the Business, (ii) determining any liability for Taxes with respect to the Purchased Assets, the Assumed Liabilities, or the Business, (iii) any audit, demand, claim, proposed adjustment, assessment, examination or other administrative or court proceeding involving Taxes payable with respect to the Purchased Assets, the Assumed Liabilities, or the Business, (iv) any information necessary or reasonably requested to allow Parent, Buyer or any of their respective Affiliates to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws, and (v) any certificates or forms, and executing such certificates or forms, that are necessary or appropriate to establish an exemption from (or reduction in) any Transfer Tax. Such cooperation shall include the retention and (upon the other Party’s written request) the provision of records and information that are reasonably relevant to any such audit, demand, claim, proposed adjustment, assessment, examination or other administrative or court proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained pursuant to this Section 7.2 or pursuant to any other provision of this Article VII providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to any Seller shall be kept, unless otherwise required by applicable Law, confidential by the Parties hereto and their respective legal and tax advisors.
Section VII.3Transfer Taxes. Any Transfer Taxes shall be borne one-half by Buyer, on the one hand, and one-half by Sellers (in accordance with their respective Pro Rata Shares), on the other hand. The Parties shall reasonably cooperate to minimize any such Transfer Taxes and shall each file or cause an Affiliate of each of them to sign and file all documentation with the relevant Taxing Authority relating to such Transfer Taxes as it may be required to sign or file under applicable Law.

Section VII.4Allocation. The payments contemplated by Article II and any other relevant items for Tax purposes (including the Assumed Liabilities, the “Allocable Amount”) shall be allocated among the Purchased Assets and the covenants and agreements set forth in Section 5.1 in accordance with Section 1060 of the Code and the other applicable requirements in the Code and the Treasury Regulations and comparable provisions of state and local Tax Law (including for purposes of determining each Seller’s gain or loss recognized for income Tax purposes and determining Buyer’s basis in assets acquired for income Tax purposes pursuant to the transactions contemplated by this Agreement) using the methodology set forth in the allocation schedule attached hereto as Exhibit I. As soon as practicable following the determination of the Final Closing Cash Consideration in accordance with Section 2.4 (but in no event more than one hundred eighty (180) days after the Closing Date), Buyer shall prepare a draft schedule reflecting the allocation of the Allocable Amount (including to the covenants and agreements set forth in Section 5.1) in accordance with Exhibit I and shall submit such allocation to Seller Representative for review. Seller Representative shall review such draft schedule and provide any comments thereon in writing to Buyer within thirty (30) days after Buyer’s delivery of such draft schedule; provided, that if Seller Representative does not provide any such written comments prior to the expiration of such thirty (30)-day period, the draft schedule as prepared by Buyer shall be final, binding and conclusive on Buyer and Sellers. If Seller Representative provides written comments within such thirty (30)-day period, Buyer and Seller Representative shall use commercially reasonable efforts to agree on the amount and proper allocation of the Allocable Amount. If Buyer and Seller Representative have not agreed on the allocation within forty-five (45) days after Buyer’s delivery of the draft schedule, then Buyer, on the one hand, and Seller Representative, on the other hand, shall each have the right to deliver notice to the other party of its intent to refer the matter for resolution to the Independent Accountant. Buyer and Seller Representative will each deliver to the other Party and to the Independent Accountant a notice setting forth in reasonable detail their proposed allocations. Within thirty (30) days after receipt thereof, the Independent Accountant will deliver the allocation schedule and provide a written description of the basis for its determination of the allocations therein (such allocations, whether agreed to by Buyer and Seller Representative or determined by the Independent Accountant, shall be final, binding and conclusive on Buyer and Sellers). Fifty percent (50%) of all fees, costs and expenses of retaining the Independent Accountant shall be borne by Buyer and fifty (50%) of such fees, costs and expenses of retaining the Independent Accountant shall be borne by Sellers. Each of Buyer and Sellers shall, and shall cause their respective Affiliates to, file all Tax Returns consistent with the allocation as finally determined pursuant to this Section 7.4 and to not take any position contrary thereto in any Tax proceeding (except pursuant to a settlement or determination by a Tax authority or as otherwise required by applicable Law).
Section VII.5Seller Tax Consequences. Each Seller acknowledges that such Seller has had an opportunity to review with such Seller’s own tax advisors the Tax consequences of the transactions contemplated by this Agreement. Each Seller understands that such Seller must rely solely on such Seller’s own tax advisors and not on any statements or representations made by Parent, Buyer, their Affiliates or any of their respective counsel, advisors, agents or representatives. Such Seller understands that such Seller (and not Parent, Buyer or their Affiliates) shall be responsible for any Tax liability for such Seller that may arise as a result of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, this Section 7.5 shall not affect the covenants and agreements of the Parties contained in Section 7.4.
Section VII.6Code Section 483 Accounting. Within forty-five (45) days of any payment to Sellers pursuant to this Agreement or the Escrow Agreement that is subject to Section 483 of the Code, Buyer shall provide to Seller Representative for Seller Representative’s review and comment an accounting of such payment, for Tax purposes, setting forth the amount of such payment that constitutes interest and the amount of such payment that constitutes principal, computed in accordance with Section 483 of the Code and the Treasury Regulations promulgated thereunder. In the event there is a disagreement as to whether revisions requested by Seller Representative should be made to such allocation, the disagreement shall be submitted to the Independent Accountant for resolution (the expenses of which shall be shared in a manner similar to that set forth in Section 7.4). Each of Buyer and Sellers shall (i) timely file all forms and Tax Returns required to be filed in connection with such accounting, (ii) be bound by such filings, (iii) prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns on a basis consistent with such accounting, and (iv) not take any position, or cause their respective Affiliates to take any position, inconsistent with such accounting on any Tax Return or in any Tax proceeding; provided, that notwithstanding anything in this Section 7.6 to the contrary, the Parties shall be permitted to take a position inconsistent with that set forth in this Section 7.6 if required to do so by a change in applicable Law after the date hereof or by a “determination” within the meaning of Section 1313(a) of the Code.
Section VII.7Bulk Sales Waiver. Notwithstanding anything to the contrary herein, each of Buyer and Sellers hereby waive compliance with all “bulk sales,” “bulk transfer” and similar Laws that may be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Buyer.
Article VIII

MISCELLANEOUS PROVISIONS
Section VIII.1Seller Representative.
(a)Each Seller hereby appoints, authorizes and empowers Seller Representative to act as the representative, exclusive agent and attorney-in-fact for the benefit of Sellers in connection with, and to facilitate the consummation of, the transactions contemplated hereby, in each case, which shall include the power and authority:
(i)to execute and deliver any Other Transaction Agreement (with such modifications or changes therein as to which Seller Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as Seller Representative, in its sole discretion, determines to be desirable;
(ii)to execute and deliver such waivers and consents in connection with this Agreement and any Other Transaction Agreement as Seller Representative, in its sole discretion, may deem necessary or desirable;

(iii)to enforce and protect the rights and interests of Sellers under or relating to this Agreement and any Other Transaction Agreement, and to take any and all actions that Seller Representative believes are necessary or appropriate hereunder for and on behalf of Sellers, including asserting or pursuing any Claim against Parent, Buyer or their Representatives, in each case, to the extent such Claims are permitted hereunder, compromising or settling any such Claims, conducting negotiations with Parent, Buyer and their Representatives regarding such Claims and, in connection therewith, to (A) assert or institute any Claim, (B) investigate, defend, contest or litigate any Claim initiated by a Party, its Affiliates or any other Person, or by any federal, state or local Governmental Entity against Seller Representative, any of Sellers and receive process on behalf of any Seller in any such Claim or investigation and compromise or settle on such terms as Seller Representative shall determine to be appropriate, and give receipts, releases and discharges related to, any such Claim or investigation, (C) file any proofs of debt, claims and petitions as Seller Representative may deem advisable or necessary and (D) file and prosecute appeals from any Order rendered in any such Claim or investigation, it being understood that Seller Representative shall not have any obligation to take any such actions and shall not have any liability for any failure to take any such actions;
(iv)to receive or provide any notice or communication hereunder and under any Other Transaction Agreement;
(v)to refrain from enforcing any right of any Seller under or relating to this Agreement or any Other Transaction Agreement; provided, however, that no such failure to act on the part of Seller Representative, except as otherwise provided herein, shall be deemed a waiver of any such right or interest by Seller Representative or Sellers, unless such waiver is made under Section 8.3; and
(vi)to make, execute, acknowledge and deliver all such other Contracts, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement or any Other Transaction Agreement.
(b)Seller Representative shall be entitled to reimbursement from each Seller for such Seller’s Pro Rata Share of Seller Representative’s out-of-pocket fees, costs and expenses incurred in the performance of his duties as Seller Representative under this Agreement or any Other Transaction Agreement. In connection with this Agreement and any Other Transaction Agreement, and in exercising or failing to exercise all or any of the powers conferred on Seller Representative hereunder, Seller Representative shall incur no responsibility or liability whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or any Other Transaction Agreement. Sellers shall indemnify, defend and hold harmless Seller Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) related to Seller

Representative’s execution and delivery of, performance of its covenants and agreements under or the exercise of its rights or duties hereunder and any agreements ancillary hereto, in each case, as such Representative Loss is suffered or incurred. In no event shall Seller Representative be required to advance its own funds on behalf of any Seller.
(c)Parent, Buyer and their Affiliates shall have the right to rely upon all actions taken or omitted to be taken by Seller Representative pursuant to this Agreement or any Other Transaction Agreement and all such actions or omissions shall be legally binding on Sellers.
(d)The appointment and grant of power and authority to Seller Representative hereunder (i) is coupled with an interest and shall be irrevocable and survive bankruptcy or liquidation of any Seller and (ii) shall survive the consummation of the transactions contemplated hereby.
Section VIII.2Amendment. This Agreement may be amended, supplemented or changed only by a written instrument signed by each of the Parties.
Section VIII.3Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any Claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such Claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section VIII.4Entire Agreement; Counterparts. This Agreement and the Other Transaction Agreements constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original counterpart hereof.
Section VIII.5Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Except as set forth in Section 2.4, in any action among or between any of the Parties arising out of or relating to this Agreement, each Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the

extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the U.S. District Court for the District of Delaware, (b) agrees that all Claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (e) agrees that service of process upon such Party in any such action shall be effective if such process is given as a notice in accordance with Section 8.9. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section VIII.6Remedies; Specific Performance.
(a)Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.
(b)The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Acquisition and the other transactions contemplated by this Agreement, in any court referred to in Section 8.5, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
Section VIII.7Payment of Expenses. Except as otherwise set forth herein, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.
Section VIII.8Assignability; Third-Party Rights. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of Parent and Buyer shall be permitted to assign or delegate its rights, interests and obligations hereunder to an Affiliate without the prior written consent of any other Party. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and assigns. Nothing in this Agreement is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever.
Section VIII.9Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):
if to Parent or Buyer:
Digital Media Solutions, Inc.
4800 140th Avenue N., Suite 101
Clearwater, FL 33762
Email:        legal@dmsgroup.com
Attention:     Tony Saldana
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Email:        katherine.ashley@skadden.com
Attention:     Katherine D. Ashley
if to Seller Representative:
Justin Ferreira
110 E. Broward Boulevard
Suite 1600
Fort Lauderdale, FL 33301
Email:    jferreira@crisp-results.com

with a copy (which shall not constitute notice) to:
Quarles & Brady LLP
411 E. Wisconsin Avenue
Suite 2400
Milwaukee, WI 53202
Email: Walter.Skipper@quarles.com
Attention:     Walter J. Skipper

Section VIII.10Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section VIII.11Acknowledgment by Parties. Each of Buyer, on the one hand, and Sellers, on the other hand, acknowledges that the consummation of the transactions contemplated hereby are not done in reliance upon, and such Party specifically disclaims any reliance upon, any representation or warranty by the other Parties or any of their respective Affiliates, employees or representatives, or any other Person, in each case, except for each of the representations and warranties specifically set forth in Article III by Sellers and in Article IV (by Parent and Buyer) and any representation and warranty by any of the Parties set forth in the Other Transaction Agreements. THE EXPRESS REPRESENTATIONS AND WARRANTIES BY THE PARTIES SET FORTH IN ARTICLE III AND ARTICLE IV AND ANY OTHER TRANSACTION AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND EACH PARTY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES AND OMISSIONS OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE ACQUIRED ENTITIES), ARE SPECIFICALLY DISCLAIMED BY SUCH PARTY, AND SUCH PARTY SPECIFICALLY DISCLAIMS RELIANCE THEREON.
Section VIII.12Construction.
(a)Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.
(b)Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.
(c)Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(d)Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(e)Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f)Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(g)Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h) Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.
(i)Persons. References to a person are also to its successors and permitted assigns.
(j)Exhibits and Disclosure Schedule. The Exhibits to this Agreement and the Disclosure Schedules are incorporated and made a part hereof and are an integral part of this Agreement. Sellers may, at their option, include in the Seller Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Seller Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. The Seller Disclosure Schedule shall be organized into sections that correspond to the Sections of this Agreement. Any item set forth in any section of the Seller Disclosure Schedule that corresponds to a Section of this Agreement shall apply to and qualify only such Section of this Agreement and any other Section of this Agreement that contains a representation or warranty if such item’s relevance to such other Section is reasonably apparent on its face without further inquiry and shall apply to and qualify such representation or warranty regardless of whether there is a reference to such Section of the Seller Disclosure Schedule in such Section of this Agreement. Any capitalized term used in any Exhibit or the Seller Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term herein.
(k)Made Available. A document or information shall be deemed to have been “made available” or otherwise delivered to Parent or Buyer only if, prior to the date hereof, such document or information has been posted to the virtual data room maintained by Sellers in connection with the transactions contemplated by this Agreement in a folder thereof to which Parent, Buyer or their Representatives have downloading and printing access.
Section VIII.13Definitions.
(a)As used in this Agreement, each of the following capitalized terms has the meaning specified in this Section 8.13(a):
“Acquired Contracts” means, collectively, all of the Contracts set forth under the “Customer Contract,” “Supplier Contracts” and “Other Contracts” headings on Schedule A hereto.

“Acquired IP” means those assets described under the “Acquired IP” heading on Schedule A hereto.
“Additional Consideration” means, collectively, (a) a contingent right to receive the aggregate amount of the funds held in the Adjustment Escrow Account, if any, that is released to Sellers pursuant to Section 2.4(c), in each case, in cash and without interest, and (b) a contingent right to receive the aggregate amount of the funds held in the Indemnification Escrow Account, if any, that is released to Sellers pursuant to Section 6.6(d), in each case, in cash and without interest and payable as set forth in Section 6.6(d) and the Escrow Agreement.
“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Adjustment Escrow Amount.
“Adjustment Escrow Amount” means $125,000.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Base Cash Amount” means $20,000,000.
“Binder Agreement” means the Binder Agreement, dated as of the date hereof, between the Underwriting Representative and Buyer.
“Business” means the business of providing digital lead generation, digital customer acquisition services and digital brand awareness solutions designed to reach, engage and acquire potential customers for clients as conducted by or reasonably comparable to that conducted by, as applicable, Sellers or otherwise related to the operation of the Purchased Assets of the date hereof or at any time within the three (3) years prior to the date hereof.
“Business Day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Buyer Fundamental Representations” means the representations and warranties of Parent and Buyer in Section 4.1, Section 4.2 and Section 4.6.
“Claim” means any action, arbitration, audit, charge, claim, complaint, investigation, legal proceeding (whether at law or in equity), notice of violation, petition, suit or other litigation or similar proceeding, whether civil, criminal, administrative, arbitral or investigative.
“Closing Adjustment Amount” means the difference of (a) the Closing Date Cash, minus (b) the Closing Date Indebtedness, minus (c) the Net Working Capital Adjustment Amount; provided that the Closing Adjustment Amount may be positive or negative.

“Closing Cash Consideration” means an amount equal to (a) the Base Cash Amount, plus (b) the Closing Adjustment Amount, minus (c) the Escrow Cash Amount.
“Closing Date Cash” means an amount equal to the sum of all cash and cash equivalents (including marketable securities and short-term investments) held in the Business as of immediately prior to the Closing and determined in accordance with GAAP; provided that Closing Date Cash shall not include the amount of (a) any restricted cash of any Seller, (b) any outstanding but undrawn checks of any Seller or (c) any outstanding or authorized but unconsummated wire transfer by any Seller.
“Closing Date Indebtedness” means an amount equal to the Payoff Amount, without double counting and as of immediately prior to the Closing.
“Closing Parent Shares” means a number of shares of DMS Class A Common Stock, rounded down to the nearest whole number, equal to the quotient of (a) $20,000,000, divided by (b) the Per Share Value as of the Closing Date.
“Code” means the Internal Revenue Code of 1986.
“Confidentiality Agreement” means that certain Nondisclosure Agreement, dated as of January 14, 2021, by and between Parent and Sellers.
“Contract” means any written agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking, arrangement or contract.
“Company IP” means all Intellectual Property owned, or purported to be owned, by any Seller.
“Credit Support Arrangement” means any arrangement by a Person in which guaranties (including guaranties of performance or payment under agreements, commitments, obligations and permits), keepwells, letters of credit or other credit or credit support arrangements, including bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments, were or are issued, entered into or otherwise put in place by such Person to support or facilitate, or otherwise in respect of, the obligations of another Person.
“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott laws, regulations, or programs administered, enacted or enforced by any Governmental Entity, including but not limited to: (a) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. International Trade Commission, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930, as amended; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to persons or entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List; (d) the U.S. Arms Export Control Act, as amended, and the International Traffic in Arms Regulations, including related restrictions with regard to persons or entities on the U.S. Department of State’s Debarred List; (e) the U.S. Foreign Trade Regulations; (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (g) all other applicable laws, regulations, or programs.
“Deferred Consideration” means, as applicable, (a) $5,000,000 in cash or (b) a number of shares of DMS Class A Common Stock, rounded down to the nearest whole number, equal to the quotient of (i) $5,000,000, divided by (ii) the Per Share Value as of the eighteen (18)-month anniversary of the Closing Date.
“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Entity).
“Environmental Laws” means all Laws relating to pollution or protection of the environment or human health and safety, including laws relating to releases or threatened releases of hazardous materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of hazardous materials and all Laws relating to endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any Person (whether or not incorporated) that, together with any Seller, is treated as a single employer under Section 414(b) or (c) of the Code.
“Escrow Agent” means Wells Fargo Bank, National Association, a national banking association.
“Escrow Agreement” means an escrow agreement, by and among Parent, Seller Representative and the Escrow Agent, substantially in the form attached as Exhibit A hereto, with such changes as reasonably requested by the Escrow Agent.
“Escrow Cash Amount” means the sum of (a) the Adjustment Escrow Amount, plus (b) the Indemnification Escrow Cash Amount.
“Estimated Closing Adjustment Amount” means an amount equal to the difference of (a) the Estimated Closing Date Cash, minus (b) the Estimated Closing Date Indebtedness, minus (c) the Estimated Net Working Capital Adjustment Amount; provided that the Estimated Closing Adjustment Amount may be positive or negative.
“Estimated Closing Cash Consideration” means an amount equal to (a) the Base Cash Amount, plus (b) Estimated Closing Adjustment Amount, minus (c) the Escrow Cash Amount.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
“Fraud” means actual, not constructive, common law fraud (under the Laws of the State of Delaware).
“Fundamental Representations” means the Seller Fundamental Representations and the Buyer Fundamental Representations.
“GAAP” means U.S. generally accepted accounting principles in effect from time to time.
“Governmental Entity” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, any contractor acting on behalf of such agency, commission, authority or governmental instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority.
“Harmful Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to maliciously undertake any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
“Indebtedness” means, with respect to any Person, (a) the aggregate indebtedness for borrowed money, such as any accrued interest, fees and cost or penalty associated with prepaying such indebtedness and any such obligations evidenced by bonds, debentures, notes or similar obligations, (b) obligations under any deferred purchase price arrangements, (c) capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP, (d) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (e) obligations with respect to hedging, swaps or similar arrangements, (f) obligations with respect to the face amount of all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person, (g) any securities or other equity instruments that under the body of accounting principles applicable to such Person are characterized as debt, (h) all Credit Support Arrangement obligations of such Person in respect of obligations of the kind referred to in the foregoing clauses (a)–(g) above and (i) all obligations of the kind referred to in the foregoing clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any security interest on property (including accounts and contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person.
“Indemnification Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Indemnification Escrow Cash Amount.

“Indemnification Escrow Cash Amount” means $225,000.00.
“Intellectual Property” means all intellectual property rights of every kind and description under the law of the United States, any other jurisdiction or any international treaties, both statutory and common law rights, in: (a) utility models, patents and patent applications, invention disclosures and all related extensions, divisions, continuations, continuations-in-part, substitutions, reexaminations, and reissues; (b) trademarks and service marks (whether registered or unregistered), trade names, slogans, internet domain names, applications and reservations for internet domain names and uniform resource locators, social media account logos, trade dress, design rights and other similar identifiers of source or origin, together with the goodwill symbolized by any of the foregoing; (c) copyrights (whether registered or unregistered), moral rights, and other rights in works of authorship; (d) rights in Software and other computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; and (e) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”); and (g) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.
“IRS” means the U.S. Internal Revenue Service or any successor agency.
“IT Systems” means the computer, information technology, and data processing systems, facilities and services controlled by, or used by or for, the Sellers in the conduct of their respective businesses, including all software, systems hardware, networks, interfaces, platforms and related systems and services.
“Key Employees” means each of Chris Henry and Justin Ferreira.
“Knowledge” means (a) with respect to any individual, the actual or constructive knowledge of such individual and (b) with respect to any Entity, the actual or constructive knowledge of any director, manager or officer of such Entity, in each case following due inquiry of the type that would reasonably be expected to be made by such individual in the prudent exercise of such individual’s job functions and/or duties.
“Laws” means any laws (statutory, common or otherwise), constitutions, treaties, conventions, ordinances, codes, rules, regulations, Orders or other similar requirements enacted, adopted, promulgated or applied by a Governmental Entity.
“Liabilities” means assessments, Claims of any kind or nature, commitments, damages, deficiencies, demands, fines, interest, liabilities (including any Indebtedness), obligations, penalties and Taxes, in each case, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, whether or not required to be recorded or reflected on a balance sheet under GAAP.
“Lien” means with respect to any property or asset, including any equity interest, any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer,

proxies, voting trusts or agreements, hypothecation, assignment, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, deposit arrangement or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable Law of any jurisdiction naming the owner of the property or asset to which such lien relates as debtor, or any restriction on the creation of any of the foregoing.
“Losses” means Liabilities, losses, Orders and costs and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs); provided, however, that Losses shall not include punitive damages except for punitive damages actually paid to a third party.
“Material Adverse Effect” means any event, change, circumstance, development, occurrence, condition, effect or state of facts that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the operation of the Business or the Purchased Assets; provided, however, that the following events, changes, circumstances, developments, occurrences, conditions, effects and states of facts shall not constitute, or be taken into account in determining, a Material Adverse Effect: (a) the announcement, pendency or anticipated consummation of the Acquisition or any of the other transactions contemplated by this Agreement; (b) changes in general economic conditions or the credit, financial or capital markets; (c) changes in general conditions in any industry in which any Seller operates or participates; (d) any natural or man-made disaster, pandemic (including the COVID-19 pandemic), act of terrorism, sabotage, military action or war, or any escalation or worsening thereof; (e) changes in general legal, regulatory or political conditions after the date hereof; (f) changes in GAAP or applicable Laws or the interpretation thereof after the date hereof; (g) compliance by the Sellers, the Parent, or Buyer with the terms of, or taking any action contemplated by, this Agreement or any agreement or document executed in connection herewith; and (h) the identity of Buyer or Buyer’s plans for the customers, suppliers, employees, businesses, operations or assets of the Sellers.
“Net Working Capital” means the difference of the (a) accounts receivable and prepaid expenses (other than any prepaid insurance premiums or prepaid Taxes) related directly to the Purchased Assets minus (b) trade accounts payable and accrued expenses of Sellers related directly to the Purchased Assets (other than any Excluded Liabilities), in each case, calculated on a consolidated basis without double counting as of immediately prior to the Closing and in accordance with GAAP; provided, however, that Net Working Capital shall exclude all Closing Date Cash, Closing Date Indebtedness, current income Tax assets and liabilities, and deferred Tax assets and liabilities, in each case, regardless of whether any such items are current assets or current liabilities of the Sellers under GAAP. For illustrative purposes only, Exhibit G sets forth a sample calculation of Net Working Capital as of December 31, 2020.

“Net Working Capital Adjustment Amount” means the difference of (a) Target Net Working Capital, minus (b) Net Working Capital; provided that the Net Working Capital Adjustment Amount may be positive or negative.
“NYSE” means the New York Stock Exchange.
“Open Source Materials” means any Software that is distributed as free software, open source software, or similar licensing or distribution models, including the following licenses or distribution models, or license or distribution models similar to any of the following: GNU General Public License, GNU Lesser General Public License, Creative Commons Attribution-Share Alike, GNU Affero General Public License, Apache License, Artistic License, Clarified Artistic License, Berkeley Database License, Mozilla Public License, Netscape Public License, Sun Community Source License, Sun Industry Source License, Eclipse Public License, Common Public License and Common Development and Distribution License.
“Order” means any judgment, decree, injunction, rule, order, decision, decree, ruling or assessment of any arbitrator or Governmental Entity.
“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.
“Other Transaction Agreements” means the Confidentiality Agreement, the Escrow Agreement, the Employment Agreements, the Lock-Up Agreement, the Assignment and Assumption Agreement, the Domain Name Assignment Agreement, the D/B/A Assignment Agreement, and any other Contract entered into in connection with this Agreement or any document or certificate delivered by a Party in connection with this Agreement or any of the foregoing.
“Parent Change in Control” means (i) a reorganization, merger, consolidation, stock sale or other corporate transaction involving Parent, in each case, with respect to which the stockholders of Parent immediately prior to such transaction do not own, immediately after the transaction, at least fifty percent (50%) of the combined voting power of Parent or other such successor entity resulting from such transaction or (ii) a sale, liquidation, distribution or other disposition of all or substantially all of the assets of Parent.
“Parent Shares” means, collectively, (a) the Closing Parent Shares, (b) if applicable, any shares of DMS Class A Common Stock issued pursuant to the payment of the Deferred Consideration, and (c) if applicable, any shares of DMS Class A Common Stock issued to any Seller pursuant to an applicable payment of the Earnout Consideration.
“Payoff Amount” means the amount due to the lender as of the Closing Date under that certain Business Loan and Security Agreement by and among FC Marketplace, LLC, Crisp Marketing LLC and Union Health LLC, dated April 23, 2018.

“Per Share Value” means the weighted average closing sale price per share of the DMS Class A Common Stock as reported on the NYSE for the twenty (20) trading days immediately prior to the applicable date of transfer.
“Permit” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization, clearance or similar rights issued, granted or obtained by or from any Governmental Entity.
“Permitted Liens” means (a) statutory Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and, in either case, for which adequate reserves have been established in accordance with GAAP, (b) Liens or imperfections of title that have arisen in the ordinary course of business, (c) Liens or imperfections of title relating to Liabilities reflected in the financial statements (including any related notes) contained in the Financial Statements, (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Leased Real Property which do not or would not materially impair the use or occupancy of the Leased Real Property in connection with the operation of the Business conducted thereon, (e) non-exclusive licenses of Intellectual Property and any terms and conditions of such licenses and (f) Liens associated with Indebtedness which will be paid off at Closing.
“Person” means any individual or Entity.
“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, debit or credit card number, passport number, or customer or account number, or any other piece of information that alone or in combination allows the identification, directly or indirectly, of a natural person.
“PPP Loan” means, collectively, the existing loans issued to Sellers, in the original principal amount of $818,797 (in the aggregate), pursuant to the Paycheck Protection Program administered by the United States Small Business Administration (“SBA”) under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.
“Pro Rata Share” means, with respect to each Seller, the direct or indirect ownership interest of such Seller in the Purchased Assets (taken as whole) as of immediately prior to the Closing, expressed as a percentage, as set forth opposite such Seller’s name on Schedule B hereto.
“R&W Insurance Policy” means that Buyer-Side Representations and Warranties Insurance Policy to be issued to Buyer pursuant to the Binder Agreement, as such policy may be amended, modified or supplemented from time to time.

“R&W Insurance Policy Costs” means 50% the premium, fees, Taxes and other costs payable by Buyer under the R&W Insurance Policy (including any deposit related thereto paid prior to the Closing).
“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.
“Restricted Period” means, with respect to each Seller, the period commencing from and after the Closing Date and ending on the five (5) year anniversary of the Closing Date.
“Restricted Person” means any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List or Nonproliferation Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any relevant Governmental Entity, including, but not limited to those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or a Governmental Entity of any other relevant jurisdiction.
“Sanctioned Person” means any Person that is the target of Sanctions, including, (a) any Person listed in any Sanctions-related list of sanctioned Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory, or (c) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).
“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.
“Security Incident” means (a) the loss or misuse of Personal Data or third party confidential information, (b) the accidental, unauthorized and/or unlawful access to the IT Systems, Personal Data or third party confidential information, or (c) any other act or omission that compromises the security, confidentiality and/or integrity of IT Systems, Personal Data or third party confidential information. Security Incidents include, among other things, the loss of paper files and portable devices, such as laptops and CDs, containing Personal Data or third party confidential information.

“Seller Disclosure Schedule” means the disclosure schedule of Sellers delivered at the Closing.
“Seller Fundamental Representations” means the representations and warranties of Sellers in Section 3.1, Section 3.2 and Section 3.3.
“Software” means source code, object code, computer software programs (in either source code, object code or other form), databases, data collections, related documentation, designs, specifications, and interfaces, and associated documentation.
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“Subsidiary” of any Person means any Entity (a) of which fifty (50%) or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least fifty percent (50%) of the board of directors or similar governing body of such Entity or (c) if such Entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs.
“Target Net Working Capital” means $873,000.
“Taxes” means (a) all U.S. federal, state and local and non-U.S. taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed, assessed, or collected by or under the authority of any Taxing Authority, including taxes, levies, assessments, tariffs, duties, or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital gains, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth and taxes or other charges in the nature of an excise tax, withholding tax, ad valorem tax, business tax, transfer tax, stamp tax, estimated tax, surtax or value added tax and (b) any liability for amounts described in the foregoing clause (a) of another person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a result of transferee liability, by Law, Contract or otherwise.
“Tax Return” means any report, return, statement, notice, notification, form, election, certificate, document, declaration or other information or filing filed with or supplied to, or required to be filed with or supplied to, any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, statement, notice, notification, form, election, certificate, document, declaration or other information or filing.
“Tax Sharing Agreement” means, with respect to any Person, any Tax allocation, indemnity or sharing agreement or similar agreement, arrangement or understanding to which such Person is a party or is otherwise subject; provided, however, that a Tax Sharing Agreement with respect to any Person does not include contracts entered into in the ordinary course of business of such Person the primary purpose of which is not Taxes, and does not include this Agreement.
“Taxing Authority” means the IRS or any other Governmental Entity that has or is exercising power to impose, assess, determine, administer or collect any Taxes.
“Transfer Tax” means all transfer and similar Taxes imposed in respect of the Acquisition, including documentary, recording, registration, stamp duty, transfer, real estate transfer, sales and use, value added and similar Taxes and fees in all jurisdictions whenever and wherever imposed and all penalties, surcharges, charges, interest and additions thereto but “Transfer Tax” shall not include any income, franchise or similar Taxes.
“Treasury Regulations” means the regulations issued under the Code, as such regulations may be amended from time to time.
“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any similar state or local Law.
(b)In addition to the defined terms set forth in Section 8.13(a), as used in this Agreement, each of the following capitalized terms has the meaning specified in the Section set forth opposite such term below.

Affiliate Contracts    Section 3.12(a)(xv)
Agreement    Preamble
Allocable Amount    Section 7.4
Anti-Corruption Laws    3.14(a)
Assignment and Assumption Agreement    Section 2.2(a)(iv)
Assumed Liabilities    Section 1.3
Basket    Section 6.3(a)
Binder Agreement    57
Buyer Statement    Section 2.4(a)
Cap    Section 6.3(a)
Claim Notice    Section 6.4(a)
Closing    Section 2.1
Closing Date    Section 2.1
Collective Bargaining Agreements    Section 3.19(b)
Company Group Employees    Section 5.2(a)
Consent     Section 3.4(a)
Crisp Plans    Section 3.18(a)
D/B/A Assignment Agreement      Section 2.2(a)(vi)
Designated Employees    Section 5.2(a)
Dispute Notice    Section 2.4(b)
Disputed Items    Section 2.4(b)
DMS    Preamble

DMS Class A Common Stock    Recitals
Earnout Consideration    2.6(a)
Employment Agreements    Section 2.1(a)(ii)
Estimated Closing Date Indebtedness    Section 2.3(a)(i)
Estimated Net Working Capital Adjustment Amount    Section 2.3(a)(i)
Filing    Section 3.4(a)
Final Closing Cash Consideration    Section 2.4(c)(i)
Financial Statements    Section 3.5(a)
General Termination Date    Section 6.1(a)
Indemnified Person    Section 6.4(a)
Indemnifying Party    Section 6.4(a)
Independent Accountant    Section 2.4(b)
Initial Release Amount    Section 6.6(d)
Insurance Policy    Section 3.21
Key Customer    Section 3.22(a)
Key Supplier    Section 3.22(b)
Labor Disputes    Section 3.19(d)
Latest Balance Sheet    Section 3.5(a)
Leased Real Property    Section 3.11(b)
Lock-Up Agreement    Section 2.2(a)(iii)
Material Contract    Section 3.12(a)
MEWA    Section 3.18(i)
Minute Books    Section 3.28
Multiemployer Plan    Section 3.18(i)
Non-Designated Employees    Section 5.2(a)
Outstanding Claims    Section 6.6(d)
Parent    Preamble
Parties    Preamble
Party    Preamble
Payment Statement    Section 2.3(a)
Privacy/Cybersecurity Obligations    Section 3.9(a)
Purchase Price    Section 1.5
Real Estate Leases    Section 3.11(b)
Representative Losses    8.1(b)
Resolved Amount    Section 6.6(e)
Review Period    Section 2.4(b)
Seller    Preamble
Territory    Section 5.1(a)
Third Party    Section 6.4(a)
Third-Party Claim    Section 6.4(b)
Title IV Plan    Section 3.18(i)

[Signature Pages Follow]

The Parties have caused this Agreement to be executed as of the date first written above.
DIGITAL MEDIA SOLUTIONS, INC.

By:     /s/ Joseph Marinucci
    Name: Joseph Marinucci
    Title: CEO
EDGE MARKETING, LLC

By:     /s/ Joseph Marinucci
    Name: Joseph Marinucci
    Title: CEO
CRISP MARKETING, LLC

By:     /s/ Justin Ferreira
    Name: Justin Ferreira
    Title: Manager
UNION HEALTH, LLC

By:     /s/ Justin Ferreira
    Name: Justin Ferreira
    Title: Manager
SELLER REPRESENTATIVE

By:     /s/ Justin Ferreira        Name: Justin Ferreira

EXHIBIT A

FORM OF ESCROW AGREEMENT

This Escrow Agreement dated this 1st day of April, 2021 (the “Escrow Agreement”), is entered into by and among Digital Media Solutions, Inc., a Delaware corporation (“Parent”), Justin Ferreira, a natural person, solely in his capacity as a representative of Sellers (as defined below) and not personally (“Seller Representative” and, together with Parent, the “Parties,” and each individually, a “Party”), and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States, as escrow agent (“Escrow Agent”).

RECITALS

A.    The Parties, along with Edge Marketing, LLC, a Delaware limited liability company and an indirect subsidiary of Parent (“Buyer”), Crisp Marketing, LLC, a Florida limited liability company, d/b/a Crisp Results (“Crisp Results”), and Union Health, LLC, a Florida limited liability company, d/b/a Crisp Connections (“Crisp Connections” and together with Crisp Results, “Sellers”), have entered into that certain Asset Purchase Agreement, dated as of April 1, 2021 (the “Purchase Agreement”), pursuant to which Buyer will acquire from Sellers certain specified assets, and assume certain liabilities, of the Sellers in accordance with the terms and conditions set forth therein.

B.    Pursuant to the Purchase Agreement and in connection with the transactions contemplated thereby, the Parties agreed to enter into this Escrow Agreement and to place in escrow certain funds and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

C.    The Parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Purchase Agreement, that all references in this Escrow Agreement to the Purchase Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

D.    Pursuant to the Purchase Agreement, each of Sellers has appointed Seller Representative as agent and attorney-in-fact for each such Seller, with full power and authority to represent each Seller with respect to all matters arising under this Escrow Agreement, and all actions taken by Seller Representative under this Escrow Agreement will be binding upon each such Seller as if expressly authorized, ratified and confirmed in writing by each of them.

E.    Pursuant to the Purchase Agreement, the Parties have agreed that the Indemnification Escrow Property (as defined below) is the sole source of funds for satisfaction of certain amounts that Sellers may owe to Parent, Buyer and their respective affiliates and representatives (the “Parent Indemnitees”), as provided in, and subject to the limitations of, Article VI of the Purchase Agreement.

F.    Pursuant to the Purchase Agreement, the Parties have agreed that the Adjustment Escrow Property (as defined below) is the sole source of funds for satisfaction of certain amounts that Sellers may owe to Parent or Buyer, as provided in Section 2.4 of the Purchase Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1.    Receipt of Escrow Property.

(a)    Following execution hereof, Parent shall deliver, or cause to be delivered, to the Escrow Agent by wire transfer of immediately available funds:

(i) an amount of cash equal to $225,000.00 (together with all interest, gains or other income earned with respect thereto, and as reduced by any distribution therefrom pursuant hereto, the “Indemnification Escrow Property”); and

(ii) an amount of cash equal to $125,000.00 (together with all interest, gains or other income earned with respect thereto, and as reduced by any distribution therefrom pursuant hereto, the “Adjustment Escrow Property” and, together with the Indemnification Escrow Property, the “Escrow Property”).

(b)    The Indemnification Escrow Property and the Adjustment Escrow Property shall be held by the Escrow Agent in separate accounts.

Section 1.2.    Investments.

(a)    The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Property and any investment income thereon as set forth in Exhibit A hereto or as set forth in any subsequent joint written instruction signed by Parent and Seller Representative. Any investment earnings and income on the Escrow Property shall become part of the Escrow Property, and shall be disbursed in accordance with Section 1.3 or Section 1.6 of this Escrow Agreement.

(b)    The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

(c) The Parties agree that confirmations of permitted investments are not required to be issue by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for any fund or account if no activity occurred in such fund or account during such month. The Parties may obtain confirmations at no additional cost upon its written request.

Section 1.3.    Disbursements.

(a)    With respect to any claim asserted by a Parent Indemnitee pursuant to or arising under Section 6.2 of the Purchase Agreement (a “Claim”) and subject to Section 1.5(a), Parent and Seller Representative shall provide joint written instructions to the Escrow Agent notifying the Escrow Agent that such Claim is definitively and finally resolved pursuant to Article VI of the Purchase Agreement (the “Joint Claim Release Notice”) and the Escrow Agent shall, promptly after the receipt of the Joint Claim Release Notice, release the payment amount(s) identified in the Joint Claim Release Notice in cash from the Indemnification Escrow Property via wire transfer of immediately available funds to the Parent (and Parent shall, in turn, be responsible for paying all or any portion of the amount(s) to any Parent Indemnitees, as applicable) in accordance with the instructions contained in the Joint Claim Release Notice.

(b)    No later than two (2) Business Days following the General Termination Date (as defined in the Purchase Agreement) and subject to Section 1.5(a), Parent and Seller Representative shall provide joint written instructions to the Escrow Agent (the “Joint Notice of General Release”) and the Escrow Agent shall, promptly after the receipt of the Joint Notice of General Release, release the Initial Release Amount (as defined in the Purchase Agreement) to Seller Representative (for further distribution to Sellers, in accordance with their respective Pro Rata Shares (as defined in the Purchase Agreement)), in accordance with the instructions contained in the Joint Notice of General Release.

(c)    No later than two (2) Business Days following the final determination of the Final Closing Cash Consideration pursuant to Section 2.4(b) of the Purchase Agreement and subject to Section 1.5(a), Parent and Seller Representative shall provide joint written instructions to the Escrow Agent (the “Joint Notice of Cash Consideration Adjustment”) and the Escrow Agent shall, promptly after the receipt of the Joint Notice of Cash Consideration Adjustment, release the payment amount(s) identified in the Joint Notice of Cash Consideration Adjustment in cash from the Adjustment Escrow Property via wire transfer of immediately available funds (A) to Parent and/or (B) to Seller Representative (for further distribution to Sellers, in accordance with their respective Pro Rata Shares), in accordance with the instructions contained in the Joint Notice of Cash Consideration Adjustment.

Section 1.4.    Security Procedure For Funds Transfers. The Escrow Agent shall confirm each funds transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit B-1 or Exhibit B-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement. Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only by a writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit B-1 or B-2 or a rescission of an existing Exhibit B-1 or B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Escrow Agreement.

The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such Party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

Section 1.5.     Income Tax Allocation and Reporting.

(a)    The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported by the Escrow Agent to the Internal Revenue Service on IRS Form 1099 (or other appropriate form) as having been earned by Crisp Results, whether or not such income was disbursed during such calendar year. Each of Seller Representative (on behalf of Sellers) and Parent shall provide or cause to be provided to the Escrow Agent all information reasonably available to such Party that is necessary to allow the Escrow Agent to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Escrow Agent may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(b)    For certain payments made pursuant to this Escrow Agreement, the Escrow Agent may be required to make a “reportable payment” or “withholdable payment” and in such cases the Escrow Agent shall have the duty to act as a payor or withholding agent, respectively, that is responsible for any tax withholding and reporting required under Chapters 3, 4, and 61 of the United States Internal Revenue Code of 1986, as amended (the “Code”).  The Escrow Agent shall make the determination as to which payments are “reportable payments” or “withholdable payments” in accordance with applicable law. Parent and Seller Representative (on behalf of Sellers) shall provide an executed IRS Form W-9 or appropriate IRS Form W-8 (or, in each case, any successor form) for Parent and each Seller, as the case may be, to the Escrow Agent prior to the date hereof, and shall promptly update any such form to the extent such form becomes obsolete or inaccurate in any respect.  The Escrow Agent shall have the right to request from Parent and Seller Representative (on behalf of Sellers), or any other person or entity entitled to payment hereunder, any additional forms, documentation or other information as may be reasonably necessary for the Escrow Agent to satisfy its reporting and withholding obligations under the Code.  To the extent any such forms to be delivered under this Section 1.5(b) are not provided prior to the date hereof or by the time the related payment is required to be made or are determined by the Escrow Agent to be incomplete and/or inaccurate in any respect, the Escrow Agent shall be entitled to withhold a portion of any interest or other income earned on the investment of the Escrow Property or on any such payments hereunder to the extent withholding is required under Chapters 3, 4, or 61 of the Code, and shall have no obligation to gross up any such payment. Such withheld amounts shall be timely remitted to the Internal Revenue Service.

(c)    To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.5(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

    (d) The Parties hereto acknowledge that, in order to help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and /or enters into a business relationship. The Parties hereby agree that they shall provide the Escrow Agent with such information as the Escrow Agent may request including, but not limited to, each Party’s name, physical address, tax identification number and other information that will assist the Escrow Agent in identifying and verifying each Party’s identity such as organizational documents, certificates of good standing, licenses to do business, or other pertinent identifying information.

Section 1.6.         Termination.  This Escrow Agreement shall terminate upon the earlier to occur of (a) the five (5) year anniversary of the date hereof or (b) upon the disbursement of all of the Escrow Property, including any interest and investment earnings thereon, except that the provisions of Sections 1.5, 3.1 and 3.2 hereof shall survive termination and the Escrow Agent is authorized and directed to disburse the Escrow Property in accordance with Section 1.3 of this Escrow Agreement.
.
ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1.    Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. The Escrow Agent will not be responsible to determine or to make inquiry into any term, capitalized, or otherwise, not defined herein. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.    Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted in good faith by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all reasonable and documented compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees. The Escrow Agent shall not be responsible for the conduct of agents or attorneys appointed by it with due care.

Section 2.3.    Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent Exhibit B-1 and Exhibit B-2, which contain authorized signer designations in Part I thereof. The Parties represent and warrant that each person signing this Escrow Agreement is duly authorized and has legal capacity to execute and deliver this Escrow Agreement, along with each exhibit, agreement, document, and instrument to be executed and delivered by the Parties to this Escrow Agreement.

Section 2.4.    Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.    No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.    Indemnification. Parent and Seller Representative (solely on behalf of Sellers and in his capacity as Seller Representative), jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable and documented attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have resulted from the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement. Notwithstanding anything to the contrary set forth herein, Parent, on the one hand, and Seller Representative, on the other hand, agree, solely as between themselves, and without limitation of the Escrow Agent’s rights under Section 1.5(c) and this Section 3.1, that any obligation for indemnification under Section 1.5(c) and this Section 3.1 shall be borne by the Party or Parties determined by a court of competent jurisdiction through a final order to be responsible for causing the loss, liability, damage or expense for which the Escrow Agent is entitled to indemnification; provided, however, that, if no such determination is made, then Parent, on the one hand, and Seller Representative (on behalf of Sellers), on the other hand, shall each be responsible for fifty percent (50%) of any such losses, liabilities, damages or expenses, (it being agreed and understood that, in the event that either Parent, on the one hand, or Seller Representative, on the other hand, is obligated to make any payment in excess of fifty percent (50%) of any such losses, liabilities, damages or expenses, the paying Party shall be entitled to reimbursement from the non-paying Party). This Section 3.1 shall not require any payment with respect to taxes other than taxes directly and solely resulting from any non-tax loss.

Section 3.2.    Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3.    Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of removal. Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.    Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid fifty percent (50%) by Parent and fifty percent (50%) by Seller Representative (solely on behalf of Sellers, in accordance with their respective Pro Rata Shares (as defined in the Purchase Agreement), and in his capacity as Seller Representative). The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable and documented attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) calendar days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

Section 3.5.    Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is, in good faith, in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover reasonable and documented attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. Any such court order or arbitration decision shall be accompanied by a written instrument of the presenting Party certifying that such court order or arbitration decision is final, non-appealable and from a court of competent jurisdiction or from a competent arbitration panel, upon which instrument the Escrow Agent shall be entitled to conclusively rely without further investigation. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.    Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.    Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. The Escrow Agent shall further have no obligation to pursue any action that is not in accordance with applicable law.

Section 3.8    Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4
MISCELLANEOUS

Section 4.1.    Binding Agreement; Successors and Assigns. The Parties and Escrow Agent represent and warrant that the execution and delivery of this Escrow Agreement and the performance of such party’s obligations hereunder have been duly authorized and that the Escrow Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.    Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3.    Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”, as long as such e-mail is accompanied by a PDF signature or similar version of the relevant document bearing an authorized signature, which such signature shall, in the case of each of the parties, be a signature set forth in Exhibit B-1 or B-2, as applicable) to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of transmission, (iv) on the Business Day following dispatch if sent by overnight delivery with a reputable national overnight delivery service, or (v) five (5) Business Days after the date deposit in the United States mail if by mail or by certified mail, return receipt requested, and postage prepaid. For the purpose of this Escrow Agreement, “Business Day” shall mean any day other than a Saturday, a Sunday, a federal or state holiday, and any other day on which the Escrow Agent is required or permitted by law to be closed. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.
If to Parent:

Digital Media Solutions, Inc.
4800 140th Avenue N., Suite 101
Clearwater, FL 33762
Email:    legal@dmsgroup.com
Attention:     Anthony Saldana
with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Email:        katherine.ashley@skadden.com
Attention:     Katherine D. Ashley

If to Seller Representative:

        Justin Ferreira

110 E. Broward Boulevard, Suite 1600
Fort Lauderdale, FL 33301
Email:    jferreira@cirsp-results.com
with a copy (which shall not constitute notice) to:

        Quarles & Brady LLP
        411 E. Wisconsin Avenue, Suite 2400
        Milwaukee, WI 53202
Email:        walter.skipper@quarles.com
Attention:     Walter J. Skipper

If to the Escrow Agent:

Wells Fargo Bank, National Association
CTSO Mail Operations
Attention: Patrick St. Fleur, Corporate Trust Services
600 South 4th Street 7th Floor
Minneapolis, MN 55415
MAC: N9300-070
Telephone: (404) 214-6338
Facsimile: (866) 486-4389
E-mail: patrick.stfleur@wellsfargo.com

Section 4.4.    Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.5.    Entire Agreement. This Escrow Agreement and the exhibits hereto set forth the entire agreement and understanding of the parties related to the Escrow Property.

Section 4.6.    Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.    Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.    Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.    Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. The exchange of copies of this Escrow Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Escrow Agreement as to the Parties and the Escrow Agent and may be used in lieu of the original Escrow Agreement for all purposes. This Escrow Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. Notwithstanding the foregoing, with respect to any notice provided for in this Escrow Agreement or any instrument required or permitted to be delivered hereunder, any party hereto receiving or relying upon such notice or instrument shall be entitled to request execution thereof by original manual signature as a condition to the effectiveness thereof.

Section 4.10. Trial by Jury. Each of the parties hereto hereby irrevocably waives all right to trial by jury to the extent permitted by law in any litigation, action, proceeding in any court arising out of, relating to or in connection with this Escrow Agreement.

Section 4.11.     Publication; Disclosure. By executing this Escrow Agreement, the Parties and the Escrow Agent acknowledge that this Escrow Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Escrow Agreement. The Parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Escrow Agreement and information contained therein, including, without limitation, the redaction of the manual signatures of the signatories to this Escrow Agreement, or, in the alternative, publishing a conformed copy of this Escrow Agreement. If a Party must disclose or publish this Escrow Agreement or information contained therein pursuant to any regulatory, statutory, or governmental requirement, as well as any judicial, or administrative order, subpoena or discovery request, it shall notify in writing the other Party and the Escrow Agent at the time of execution of this Escrow Agreement of the legal requirement to do so. If any Party becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Escrow Agreement, that Party shall promptly notify in writing the other Party and the Escrow Agent and shall be liable for any unauthorized release or disclosure.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

DIGITAL MEDIA SOLUTIONS, INC., as Parent

By:     _________________________

Name:    _________________________

Title:    _________________________

SELLER REPRESENTATIVE

_______________________________

Name:    Justin Ferreira

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:     _________________________

Name:    _________________________

Title:    _________________________

EXHIBIT A

Agency and Custody Account Direction
For Cash Balances

Direction to use money market funds for cash balances for the following account(s) and all subaccounts thereof:

Account name(s):	Digital Media Solutions Hldgs, Inc./J. Ferreira Ind. Esc., Digital Media Solutions Hldgs, Inc./J. Ferreira Adj. Esc.
Account number(s):	92291600, 92291601
Wells Fargo Bank, N.A. or its affiliates, as applicable (Wells Fargo), is hereby directed, or as I shall direct further from time to time in writing, to invest all cash held in the above referenced account(s) in one of the money market funds (the fund) on the following page (please check one) or another permitted investment of my choice.
I acknowledge that I have received and reviewed the fund's prospectus and have determined that the fund is an appropriate investment for the account(s).

I understand that you will not exclude amounts invested in the fund from assets in the account(s) that are subject to fees under any agreement between us.

I understand that fund shares are not deposits or other obligations of, or guaranteed by, Wells Fargo Bank, N.A., its affiliates or any other depository institution. Fund shares are not insured or guaranteed by the U.S. Government, the Federal Deposit Insurance Corporation or any other government agency and may lose value.

I acknowledge that I have full power and authority to direct investments of the account(s) listed above.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you. I also understand that if I choose to communicate this investment direction solely via facsimile or email, then the investment direction will be understood to be enforceable and binding.

Selection	Fund Name	Fund Number
FORMCHECKBOX	Wells Fargo Government MMF	743
FORMCHECKBOX	Wells Fargo Treasury Plus MMF	454
FORMCHECKBOX	Wells Fargo 100% Treasury MMF	008
FORMCHECKBOX	Dreyfus Treasury Obligations Cash MMF	673
FORMCHECKBOX	Dreyfus Treasury Securities Cash MMF	674 (100% Treasury)
FORMCHECKBOX	Federated U.S. Treasury Cash Reserve MMF	632 (100% Treasury)

*(Funds above are service class or investor class)

Fund shares are not deposits or other obligations of, or guaranteed by. Wells Fargo Bank, N.A., its affiliates or any other depository institution. Fund shares are not insured or guaranteed by the U.S. Government, the Federal Deposit Insurance Corporation or any other government agency and may lose value.

I understand from reading the Wells Fargo Advantage Funds prospectus that Wells Fargo Funds Management, LLC, a wholly-owned subsidiary of Wells Fargo & Company, provides investment advisory and other administrative services for the Wells Fargo funds (the funds). Other affiliates of Wells Fargo & Company may provide subadvisory and other services for the funds. The funds are distributed by Wells Fargo Funds Distributor, LLC, member FINRA or SIPC, an affiliate of Wells Fargo & Company. I also understand that these and other affiliates of Wells Fargo & Company may be compensated for services provided to the funds as described in the prospectus for the funds.

EXHIBIT B-1

Parent certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Parent, and that the option checked in Part III of this Exhibit B-1 is the security procedure selected by Parent for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Parent.

Parent has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-1, Parent acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Parent.

NOTICE: The security procedure selected by Parent will not be used to detect errors in the funds transfer instructions given by Parent. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Parent take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I
Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Parent

Name    Title    Telephone Number    E-mail Address    Specimen Signature

Joseph Marinucci    CEO    727-287-0427 jmarinucci@thedmsgroup.com     ____________________

Tony Saldana    EVP of Compliance and GC 202-674-7679 tsaldana@thedmsgroup.com     ____________________

Part II
Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name    Title    Telephone Number        E-mail Address

Joseph Marinucci    CEO 727-287-0427     jmarinucci@thedmsgroup.com

Tony Saldana    EVP of Compliance and GC    202-674-7679         tsaldana@thedmsgroup.com

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

x    Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1.
x    CHECK box, if applicable:
    If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.
☐    Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1. Parent understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Parent further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.
☐    CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐     *Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Parent wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If Parent chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐    *Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.
*The password protected file system has a password that expires every 60 days. If you anticipate having infrequent activity on this account, please consult with your Escrow Agent before selecting this option.
Dated this ____ day of ___________, 2021.

By ________________________________________
Name: Joseph Marinucci

Title:     CEO

EXHIBIT B-2

Justin Ferreira, in his capacity as Seller Representative, certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Seller Representative, and that the option checked in Part III of this Exhibit B-2 is the security procedure selected by Seller Representative for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Seller Representative.

Seller Representative has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-2, Seller Representative acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Seller Representative.

NOTICE: The security procedure selected by Seller Representative will not be used to detect errors in the funds transfer instructions given by Seller Representative. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Seller Representative take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.
Part I
Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Seller Representative

Name    Title    Telephone Number    E-mail Address    Specimen Signature

Justin Ferreira    Manager    (561) 504-0289    jferreira@crisp-results.com ______________________     ______________________

Chris Henry    Manager    (954) 537-3380    chenry@crisp-results.com     ______________________

Part II
Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name    Title    Telephone Number        E-mail Address

Justin Ferreira    Manager    (561) 504-0289        jferreira@crisp-results.com

Chris Henry    Manager    (954) 537-3380        chenry@crisp-results.com

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐    Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2.
☐    CHECK box, if applicable:
    If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.
☐    Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-2. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2. Seller Representative understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Seller Representative further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.
☐    CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐     *Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Seller Representative wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If Seller Representative chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐    *Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.
*The password protected file system has a password that expires every 60 days. If you anticipate having infrequent activity on this account, please consult with your Escrow Agent before selecting this option.
Dated this ____ day of ___________, 2021.
By ________________________________________
Name:

Title:

EXHIBIT C

FEES OF ESCROW AGENT

To provide escrow agent services
Digital Media Solutions, Inc. / Justin Ferreira
M&A Escrow Account
Approximate size: $300,000

Acceptance Fee	Waived
A one-time fee for our initial review of governing documents, account set-up, and customary duties and responsibilities related to the closing. This fee is payable at closing.

Annual Administration Fee	$5,000
An annual fee for customary administrative services provided by the escrow, including daily routine account management, cash management transactions processing (including wire and check processing), disbursement of funds in accordance with the agreement, tax reporting for one entity, and providing account statements to the parties. The administration fee is payable annually in advance per escrow account established. The first installment of the administrative fee is payable at closing.

Out-of-Pocket Expenses	At cost
Out-of-pocket expenses will be billed at cost at the sole discretion of Wells Fargo.

Extraordinary Services	Standard rate
The charges for performing services not contemplated at the time of execution of the governing documents or not specifically covered elsewhere in this schedule will be at Wells Fargo’s rates for such services in effect at the time the expense is incurred. The review of complex tax forms, including by way of example but not limited to, IRS Form W-8IMY, shall be considered extraordinary services.
Assumptions
This proposal is based upon the following assumptions with respect to the role of escrow agent.
•Number of escrow accounts to be established: 1
•Amount of escrow account: $300,000
•Term of escrow account: 18 months
•Number of tax reporting parties: 1
•Number of parties to the transaction: 3
•Number of cash transactions (deposits or disbursements): 2 deposits / 5 disbursements
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•Fees quoted assume all transaction account balances will be held invested in money market mutual funds currently available on Wells Fargo’s sweep platform.
•Disbursements shall be made only to the parties specified in the agreement. Any payments to other parties are at the sole discretion and subject to the requirements of Wells Fargo and shall be considered extraordinary services.
•Wells Fargo reserves the right in its sole discretion to impose a deposit sweep fee on the average balance in the account(s) over the preceding month. This balance will be calculated on interest bearing deposits and non-interest bearing deposits held with Wells Fargo Bank, N.A. subject to contractual arrangements.
Terms and Conditions
•The recipient acknowledges and agrees that this proposal does not commit or bind Wells Fargo to enter into a contract or any other business arrangement, and that acceptance of the appointment described in this proposal is expressly conditioned on all the following:
•Compliance with the requirements of the USA Patriot Act of 2001, described below
•Satisfactory completion of Wells Fargo’s internal account acceptance procedures
•Wells Fargo’s review of all applicable governing documents and its confirmation that all terms and conditions pertaining to its role are satisfactory to it
•Execution of the governing documents by all applicable parties.
•Should this transaction fail to close or if Wells Fargo determines not to participate in the transaction, any acceptance fee and any legal fees and expenses shall be due and payable.
•Legal counsel fees and expenses, any acceptance fee and any first year annual administrative fee are payable at closing.
•Any annual fee covers a full year or any part thereof and will not be prorated or refunded in a year of early termination.
•Should any of the assumptions, duties or responsibilities of Wells Fargo change, Wells Fargo reserves the right to affirm, modify, or rescind this proposal.
•The fees described in this proposal are subject to periodic review and adjustment by Wells Fargo.
•Invoices outstanding for over 30 days are subject to a 1.5% per month late payment penalty.
•This fee proposal is good for 90 days.
Important Information about Identifying Our Customer
To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person (individual, corporation, partnership, trust, estate, or other entity recognized as a legal person) for whom we open an account.
What this means for you: Before we open an account, Wells Fargo asks for your name, address, date of birth (for individuals), TIN or EIN or other information that allows for identification of you or your company. For individuals, this could mean providing a Social Security number. For a corporation, partnership, trust, estate, or other entity recognized as a legal person, this could mean identifying documents such as a Certificate of Formation from the issuing state agency.
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Statement of Confidentiality
All of the information contained in or related to this fee proposal is confidential and proprietary to Wells Fargo (the “Confidential Information”). The recipient(s) of any Confidential Information acknowledges and agrees that such information shall be held in strict confidence and shall not be disclosed, duplicated, or used, in whole or in part, for any purpose other than the evaluation of Wells Fargo’s qualifications for the applicable role(s) described without the prior written consent of Wells Fargo.

Date: March 15, 2021

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Exhibit B
FORM EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of the 1st day of April, 2021 (the “Effective Date”) by and between Digital Media Solutions, LLC, a Delaware limited liability company (the “Company”) and [•], an individual (the “Employee”).

RECITALS:

A.WHEREAS, the Company has entered into that certain Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Company’s subsidiary Edge Marketing, LLC (“Buyer”) acquired certain assets of Crisp Marketing, LLC (d/b/a Crisp Results) and its wholly owned subsidiary, Union Health, LLC (d/b/a Crisp Connections) (each, a “Seller” and, collectively, the “Sellers”) (the “Acquisition”); and

B.WHEREAS, in connection with the Acquisition and as a material inducement for the Buyer to enter into it (without such inducement the Buyer would not do so), the Employee has agreed to enter to this Agreement, which provides, among other things, certain restrictive covenants for the protection of the Company and its Affiliates.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, conditions, agreements and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, the Parties agree as follows:

ARTICLE 1-DEFINITIONS

1.1Definitions. Throughout this Agreement, the following terms shall have the following corresponding meanings:

“AAA” has the meaning given to it in Section 6.2.

“Acquisition” has the meaning given to it in Recital A.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
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“Agreement”, “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this employment agreement dated as of the Effective Date between the Parties, and all instruments amending or restating this Agreement. All references to “Articles”, and “Sections” mean and refer to the specified article and section of this Agreement.

“Base Salary” has the meaning given to it in Section 4.1.

“Business” means the business of providing digital lead generation, digital customer acquisition services and digital brand awareness solutions designed to reach, engage and acquire potential customers for clients as conducted by or reasonably similar to that conducted by, as applicable, the Buyer or the Company at any time within the three (3) years prior to the Termination Date and (b) any business the Buyer or the Company has taken material steps to undertake within the one (1) year prior to the Termination Date.

“Business Day” means any day which is not a Saturday, a Sunday or a United States federal holiday.

“Cause” has the meaning given to it in Section 5.1(a).
“COBRA” has the meaning given to it in Section 5.2.
“Code” has the meaning given to it in Section 6.8.
“Company” has the meaning given to it in the Preamble.
“Confidential Information” has the meaning given to it in Section 3.2.

“Disability” means any physical or mental disability that prevents the Employee from performing the essential functions of the Employee’s job, even when the Company provides such reasonable accommodations as it can without incurring undue hardship.

“Effective Date” has the meaning given to it the Preamble.

“Employee” has the meaning given to it in the Preamble.

“Good Reason” has the meaning given to it in Section 5.2(a).

“Indemnified Company Obligation” has the meaning given to it in Section 6.7.

“Indemnified Executive Party” has the meaning given to it in Section 6.7.

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"Initial Term" has the meaning given to it in Section 2.1(a).

“Intellectual Property” has the meaning given to it in Section 3.6.

“Losses” has the meaning given to it in Section 6.7.

“Mandatory Payments” has the meaning given to it in Section 5.1(b).

“Notice” has the meaning given to it in Section 6.1.

“Parties” means, collectively, the Company and the Employee, and “Party” means any of them.

“Person” means any individual or Entity.

“Purchase Agreement” has the meaning given to it in Recital A.
“Restricted Period” means the period commencing on the Effective Date and ending twelve (12) months after the Termination Date.

“Rules” has the meaning given to it in Section 6.2.

“Seller” has the meaning given to it in Recital A.

“Severance Payment Period” has the meaning given to it in Section 5.2.

“Short Term Deferral Period” has the meaning given to it in Section 6.8.

“Term” has the meaning given to it in Section 2.1(b). “Termination Date” has the meaning given to it in Section 2.1(b). “U.S.A.” means the United States of America.
“Works” has the meaning given to it in Section 3.6.
1.2Certain Rules of Interpretation. In this Agreement:

(a)Time – Time is of the essence in and of this Agreement.

(b)Calculation of Time – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

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(c)Business Days – Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

(d)Currency – Unless otherwise specified, all references to amounts of money in this Agreement refer to the lawful currency of the United States.

(e)Headings – The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement.

(f)Including – Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(g)Plurals and Gender – The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such persons or circumstances as the context otherwise permits.

(h)Statutory References – Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

1.3Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the employment of the Employee by the Company and supersedes all prior agreements, understandings, negotiations and discussions, whether oral, written or otherwise, of the Parties regarding the Employee’s employment by the Company. There are no representations, warranties, covenants or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement. The Employee acknowledges, represents and agrees that the Employee is not relying on any inducement, representation, promise, or other statement not expressly set forth herein in entering into this Agreement and accepting employment with the Company.

ARTICLE 2-TERM, POSITION AND DUTIES

2.1Term.
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(a)The employment of the Employee hereunder shall commence on the Effective Date and shall continue for a period of one (1) year from the Effective Date, unless sooner terminated in accordance with the terms of this Agreement, and shall be automatically renewed for one (1) year terms, unless a Party gives written notice sixty (60) days prior to the end of the initial or renewal term not to renew the Agreement (the “Term”).

(b)As used in this Agreement, “Termination Date” shall mean the date as of which Employee’s employment hereunder is terminated for any reason, and “Term” means the period between the Effective Date and the Termination Date.

2.2Position. The Employee shall serve as the [TITLE and DEPARTMENT] of the Company.

2.3Duties. The Employee shall perform such duties as are regularly and customarily performed by an [TITLE] of a company. The Employee shall initially report to [REPORTING MANAGER]. The Employee acknowledges that the Company reserves the right to change reporting relationships at any time.

ARTICLE 3- THE EMPLOYEE’S OBLIGATIONS

3.1Full Time and Effort. Throughout the Term of his employment hereunder, the Employee shall devote his full time, effort, and attention to the affairs of the Company. Except as set forth in Schedule 3.1, the Employee shall not, without the prior approval of the Board, accept any other employment or serve as a director, consultant or partner of any business or profit making enterprise or entity other than the Company if such other activity will adversely affect the conduct of the Employee’s duties and responsibilities of employment as set forth in this Agreement. Notwithstanding anything to the contrary herein or in the Purchase Agreement, the Employee’s participation in or conduct of the activities set forth on Schedule 3.1 shall be deemed not to violate the covenants set forth in this Agreement or in the Purchase Agreement. For the avoidance of doubt, the Employee shall be free to manage his/her own business interests that are not competitive with the Business (e.g. personal real estate holdings) and to serve as a director or consultant, including by providing referrals or introductions, so long as such services are not competitive with the Business and do not detract from the Employee’s duties to the Company, whether or not such activities are listed on Schedule 3.1.

3.2Non-Competition.
(a)Employee acknowledges and agrees that: (i) by virtue of the Employee’s employment with the Company, Employee will have significant access to, and learn about, the Company’s Confidential Information (as defined below); (ii) Employee further acknowledges and agrees that its Confidential Information and goodwill are of vital competitive importance to the Company’s business and that the Company has invested, and will continue to invest, substantial time, money and specialized knowledge into developing and protecting its Confidential Information and goodwill; (iii) the covenants and agreements contained in
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Sections 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7 (collectively, the “Restrictive Covenants”) are necessary, fundamental and required for the protection of the goodwill of the Company or any of its affiliates to be acquired by the Company pursuant to the Purchase Agreement; (iii) the Restrictive Covenants relate to matters that are of a special, unique and extraordinary value; (iv) as a condition of the Company’s willingness to enter into this Agreement, Employee is entering into this Agreement and agreeing to the Restrictive Covenants; (v) this Agreement is being executed in connection with the consummation of the transactions contemplated by the Purchase Agreement; and (vi) this Agreement is intended to comply with the laws of the State of Florida and all other jurisdictions that might be deemed to be applicable hereto and which restrict or otherwise limit the enforceability of a contract that restrains a person from engaging in a lawful profession, trade or business.
(b)During the Restricted Period, Employee shall not, and shall cause its Affiliates not to, without the prior consent of the Company, directly or indirectly, (i) engage, or assist any other Person in engaging, in the Business (including, without limitation, undertaking any efforts towards incorporating, financing, commencing or continuing any Business) in the U.S.A. or other jurisdictions in which the Sellers engaged in the Business at any time within the then immediately preceding three (3) years (the “Territory”), (ii) possess any interest in any Person that engages or seeks to engage, directly or indirectly, in the Business in the Territory in any capacity (including as a partner, shareholder or equityholder, member, employee, principal, agent, trustee or consultant) other than the Company, or (iii) intentionally interfere in any respect with any business relationships that existed between the Buyer or the Company, on one hand, and any customers or suppliers of the Buyer or the Company, on the other hand in the two (2) years prior to the Termination Date; provided, however, that notwithstanding the foregoing, Employee may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Employee is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

3.3Non-Solicitation. During his employment with the Company and during the Restricted Period, the Employee shall not, and shall cause its Affiliates not to, without the prior consent of the Company, directly or indirectly:
(a)solicit to employ, employ, or arrange or assist in the employment (as an employee, consultant, independent contractor or otherwise) of, any employee of the Buyer or the Company as of the Termination Date with whom the Employee had material contact in the one (1) year prior to the Termination Date, otherwise induce, encourage or attempt to persuade any such employee to leave such employment or hire any such employee who has left such employment; provided that, notwithstanding the above, the prohibitions in this Section shall not apply to a general solicitation which is not directed specifically to such employees, even if
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it results in the hiring of the employee, or employees who are terminated by the Buyer); or
(b)solicit or entice, attempt to solicit or entice, or assist or encourage any other Person to solicit, any clients or customers of the Buyer or the Company either at the Termination Date or in the one (1) year period prior to the Termination Date, for purposes of diverting their business or services from the Buyer or the Company or otherwise attempt to induce any clients or customers either at the Termination Date or in the one (1) year period prior to the Termination Date to cease or refrain from doing business with the Buyer or the Company.

3.4Non-Disparagement. The Employee shall not, and shall cause its Affiliates not to, take any public action or publicly communicate, publish or make any statements, in each case which would reasonably be expected to disparage or otherwise damage the reputation of the Buyer or the Company. During the Restricted Period, the Company and its officers and directors shall not take any public action or publicly communicate, publish or make any statements, in each case which would reasonably be expected to disparage or otherwise damage the reputation of the Employee.

3.5Non-Disclosure of Confidential Information. The Employee acknowledges that both in connection with the Purchase Agreement and in the course of performing and fulfilling his duties and obligations hereunder he will have access to, and will continue to be entrusted with, confidential information concerning (a) the activities, business operations, financial condition, markets, market opportunities, new and existing products, and customers and clients of the Company, (b) similar information pertaining to the Company’s customers and contractors, and (c) personal, financial, and other job-related information relating to the Company’s officers, managers, directors, and employees (collectively, the “Confidential Information”). Information shall cease to be Confidential Information once it is generally known to the public at large (other than as a result of a breach of this Agreement by the Employee or by disclosure by any other party which the Employee knows or has reason to know is under an obligation of confidentiality to the Company). The Employee agrees not to disclose such Confidential Information at any time, whether during or after the Restricted Period, except with the written consent of the Company. Notwithstanding any other obligation to the contrary, pursuant to 18 USC Section 1833(b). Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
3.6Permitted Disclosures.

Nothing in this Agreement or any other agreement by and between the Company and Employee shall prohibit or restrict Employee from (i) voluntarily communicating with an attorney retained by Employee, (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, any state or a local commission on human rights, or any self-
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regulatory organization regarding possible violations of law, in each case without advance notice to the Company, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any Confidential Information to a court or other administrative or legislative body in response to a subpoena, provided that Employee first promptly notify and provide the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Employee are entitled.

3.7Inventions. The Employee agrees that all right, title and interest, of every kind or nature whatsoever, in the United States and throughout the world, in (i) all Works created, made, conceived or disclosed (to the Company) by the Employee (whether alone or in conjunction with any other person) at any time during the Employee’s employment with the Company and all material embodiments of the Works subject to such rights; and (ii) all inventions, ideas, formulas, procedures, processes, concepts, discoveries, designs and improvements, whether the proper subject matter for patent or not, created, made, conceived or disclosed (to the Company) by the Employee (whether alone or in conjunction with any other person) at any time during the Employee’s employment with the Company, shall be and remain the sole and exclusive property of the Company without payment of any further consideration to the Employee or any other person. The Employee does hereby assign to the Company all of the Employee’s right, title and interest in and to all such Works, inventions, ideas, formulas, procedures, processes, concepts, discoveries, designs and improvements, and any copyrights (for the full terms and extensions thereof in every jurisdiction), patents, trademarks, trade secrets and similar rights which may exist or be issued with respect thereto (collectively referred to as “Intellectual Property”). For the purposes of this Section, “Work(s)” means all artwork, articles, blueprints, materials, memoranda, reports, research, software, programs, promotions, compilations, designs, drawings, layouts, models, patterns, and any other work, whether in audio, visual, literary or other form, which may be the subject matter of a copyright under the United States Copyright Act created, made, conceived, disclosed (to the Company)during the term of this Agreement by the Employee for or on behalf of the Company or within the scope of the Employee’s duties to or work for the Company, whether or not ever used by or submitted to the Company. For the purposes of United States copyright law, each Work shall be deemed created by the Employee pursuant to the Employee’s duties under this Agreement and within the scope of employment and shall be deemed a “work made for hire.” In addition to its other rights, the Company shall have the exclusive right to register with the United States Copyright Office, United States Patent and Trademark Office and similar agencies worldwide the copyright in all such Works and Intellectual Property in its name in accordance with the requirements of United States federal and state copyright, patent and trademark laws, the Universal Copyright Convention, and any other convention or treaty to which the United States is or may become a party. The Employee agrees that the Employee shall not claim to have, any right, title or interest of any kind or nature whatsoever in or to such Intellectual Property and that the Employee shall execute any and all documents reasonably required by Company in order to evidence, secure, protect or perfect Company’s ownership of such Intellectual Property. Notwithstanding the foregoing, the Parties
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agree that Employee owns and is not assigning any rights to the Employer in intellectual property described on Schedule 3.7 hereto. Further, this Section does not apply to any Intellectual Property (a) for which no equipment, supplies, facilities, trade secret information, company inventions or related intellectual property rights, confidential information or confidential records of the Company is used, (b) which is developed entirely on the Employee’s own time, and (c) which does not (1) reasonably relate to the business of the Company, (2) relate to the Company’s actual or demonstrably anticipated research or development, or (3) result from any work performed by the Employee for the Company (together with the Intellectual Property described on Schedule 3.7, the “Excluded Intellectual Property”); provided, that in the event that the Employee incorporates, deploys or otherwise uses any Excluded Intellectual Property in connection with any Intellectual Property, the Employee shall and hereby does grant the Company a non-exclusive, perpetual, irrevocable, worldwide, fully-paid up, royalty free, freely sublicenseable and freely transferable license in, to and under such Excluded Intellectual Property as incorporated in or otherwise reasonably required to freely use and exploit such Intellectual Property in the conduct of its business.

3.8Conflict of Interest. The Employee acknowledges receipt of the Company’s Code of Conduct (included as Exhibit C), including the Company’s Conflict of Interest Policy, and agrees to abide by its terms and conditions during the course of his employment. In furtherance and not limitation of the foregoing, during the Term, the Employee will not participate in the ownership of, have any financial involvement with, or work for or assist in any capacity, any other business, organization, or association which gives rise to, or could be reasonably perceived as giving rise to, a conflict of interest, given the Employee’s position with the Company. The Employee acknowledges that if there is any doubt in this respect, the Employee will inform the Company and obtain written authorization. For the purpose of clarity, the parties agree that nothing in this Section shall apply to the Employee’s involvement in the businesses or properties identified in Schedule 3.1 attached hereto. Further, notwithstanding the above, a violation of the Code of Conduct shall not be Cause for termination, unless the conduct constitutes Cause under Section 5.1(ii)-(vii).

3.9Acknowledgement and Agreement. The Employee acknowledges that the Restrictive Covenants contained in Sections 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7 above have been considered by the Employee and that the restraints and restrictions on his future activities are reasonable in the circumstances. The Employee agrees that, in addition to any other remedies at law which the Company may have (which other remedies the Employee acknowledges to be inadequate to protect the Company’s legitimate interests), the Company shall be entitled to injunctive relief in the event of a breach of Sections 3.2, 3.3, 3.4, 3.5, 3.6 and/or 3.7 above.

3.10Scope of Application. The foregoing restrictions shall apply to any action taken by the Employee, directly or indirectly, alone or in concert, in partnership or in conjunction with others, whether as an agent, representative, principal, shareholder, employee, consultant, director or in any other capacity.

ARTICLE 4- COMPENSATION

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4.1Annual Base Salary. During the Term, the Company shall pay to the Employee a base salary of [•] United States Dollars ($[•]) on an annualized basis (the “Base Salary”). The Base Salary shall accrue from and after the Effective Date and shall be payable during the Term in equal periodic installments in accordance with Company’s standard payroll practices. If the Employee’s base salary is increased after the date of this Agreement, “Base Salary” shall mean such higher base salary regardless of whether this Agreement has been amended to reflect the same. The Employee's base salary may not be decreased except as set forth in Section 5.2(b)(i) hereof.

4.2Benefits. During the Term, the Employee shall have the right to receive or participate in other employee benefits and benefit plans that the Company may institute from time to time in equal scope to other employees or executives of the same title. The Company shall be under no obligation to maintain any such benefits, which may be changed or eliminated in the Company’s discretion at any time.

4.3Bonus. At the conclusion of the first year of employment, Employee will be eligible to earn an annual cash bonus paid in accordance with regular bonus payment practices which, in any event, will result in payment of the bonus no later than March 15th of the year following the year in which it is earned. Management of the Company will determine, in good faith, whether the bonus was earned, and the amount, if any, of any bonus payable to Employee. Except as otherwise stated herein, in order to be eligible to receive any bonus, Employee must remain employed by the Company through December 31 of the applicable bonus year.

4.4Reimbursement of Expenses. The Employee shall be entitled to reimbursement of all reasonable business expenses incurred in good faith upon presentation of appropriate invoices, receipts and other requested documentation, subject in each case to compliance with the Company’s applicable policies.

4.5Vacation. The Employee shall be entitled to paid vacation pursuant to the then-current Company Vacation/Paid Leave Policy, as set forth in Exhibit B.

4.6Taxes. All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may reasonably determine and should withhold pursuant to any applicable law or regulation.

    ARTICLE 5- TERMINATION

5.1    Termination for Cause.

(a)The Company or, if applicable, any of its Affiliates, may terminate the employment of the Employee at any time without notice or payment in lieu of notice for “Cause,” which, for purposes of this Agreement shall mean:

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(i)The Employee’s breach of any material term or provision of this Agreement (including the covenants in Article 3 hereof), provided that a breach of the Code of Conduct shall not be Cause unless the conduct at issue constitutes Cause under (ii)-(vii) of this Section;

(ii)The Employee’s documented failure to substantially perform the Employee’s duties under this Agreement; provided that the Employee was provided notice of such failures, counseled as to how to correct or remediate such failures, and has failed to correct or remediate such failure within thirty (30) days;

(iii)The Employee’s failure to reasonably cooperate with any lawful investigation undertaken by the Company;

(iv)The Employee’s gross negligence or breach of fiduciary duty provided that the Employee has been given written notice thereof and has failed within fifteen (15) days to correct such conduct;

(v)Any conviction of the Employee (A) under any local, state, provincial or federal statute which makes the performance of the Employee’s duties impracticable or impossible, (B) of any offense against the Company or its personnel, Affiliates for whom Employee is providing services, or customers, or (C) of any other offense involving moral turpitude;

(vi)Any misconduct, gross incompetence or conduct incompatible with the Employee’s duties hereunder, or prejudicial to the Company’s business provided that the Employee has been given written notice thereof and has failed within fifteen (15) days to correct such conduct; or

(vii)Gross insubordination or willful disobedience to the lawful directions of management of the Company provided that the Employee has been given written notice thereof and has failed within fifteen (15) days to correct such conduct.

(b)If the Company exercises its rights under this Agreement to terminate the Employee’s employment for Cause, the Employee shall not be entitled to receive any further remuneration or payments of any kind or nature hereunder from and after the Termination Date, other than any earned but unpaid Base Salary, any unpaid earned bonuses from the year prior to termination, reimbursement of reasonable expenses incurred prior to termination in accordance with the terms hereof, and any other payments required by law (“Mandatory Payments”).

5.2Termination Without Cause, Due to Non-Renewal, or Resignation by the Employee for Good Reason.
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(a)The Company may at any time terminate Employee’s employment hereunder without Cause.

(b)The Employee may terminate his employment hereunder for Good Reason by delivering written notice of such termination specifying that such termination is for Good Reason and identifying in reasonable detail the facts resulting in the Employee’s resignation for Good Reason. For purposes of this Agreement, “Good Reason” means:

(i)The Company reducing the Employee’s then current Base Salary without the Employee’s express written consent, unless in connection with a Company-wide salary reduction or salary furlough program that is applicable to all members of the Company’s senior management and does not disproportionately impact the Employee;

(ii)The Company’s breach of any material term or provision of this Agreement or any other agreement with the Employee regarding compensation;

(iii)The assignment to the Employee of any duties or responsibilities that results in a material diminution in the Employee’s function or role with the Company (it being understood that a change solely in title shall not provide the basis for Good Reason); or

(iv)The relocation of the Employee’s principal place of employment with the Company that increases his one-way commuting distance by more than fifty (50) miles.

(c)If the Employee’s employment is terminated by the Company without Cause, because this Agreement is not renewed, or in the alternative if the Employee terminates this Agreement due to a resignation for Good Reason, as provided for and in compliance with Section 5.2(b) hereof, Employee will be entitled to receive the Mandatory Payments. In addition, subject to (x) Employee’s continued compliance with the Restrictive Covenants and (y) Employee executing a release of claims in the form attached hereto as Exhibit A (with such changes thereto as may be required due to changes in the law or to comply with Older Workers Benefit Protection Act (“OWBPA”) or state law requirements) (the “Release”),. pursuant to which the applicable revocation period with respect to the Release expires within 60 days (or such longer period as required by law) following the Termination Date (the “Release Effective Date”), Employee will be entitled to receive: (1) for the greater of either the remainder of the Initial Term or the six month period following the Termination Date (the “Severance Payment Period”): (i) Employee’s base salary (which if the termination is for Good Reason due to a reduction in Base Salary shall be based on the Base Salary in effect prior to the reduction), provided, that, the first such payment shall be made
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on the first regularly scheduled payroll date of the Company that occurs on or following the Release Effective Date and shall include all payments that would have been made to Employee had such payments commenced on the first regularly scheduled payroll date of the Company following the date of termination and (ii) subject to applicable law and Employee’s timely election of continuation coverage under Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), payment of the Company’s portion of premium costs for healthcare continuation coverage under COBRA at the same level of coverage that the Executive was a participant at the time of such termination of employment, subject to the terms and conditions of the applicable plans and policies as may be in effect at the time of Employee’s termination; and (2) if terminated after the first year of employment, a payment equal to the total pro-rated target annual cash bonus contemplated under any cash bonus plan applicable to employee through the termination date for the current year as well as any unpaid earned bonuses from the year prior, all of which shall be paid on the first payroll date following the Release Effective Date.

None of the conditions set forth in Sections 5.2(b)(i)-(iv) shall constitute Good Reason unless (1) the Employee notifies the Company in writing in reasonable detail of such condition within sixty (60) days of the first occurrence of such condition, (2) the Company fails to correct such conduct within thirty (30) days of receiving such notice, and (3) the Employee resigns within sixty (60) days after the end of such cure period described in the foregoing clause (2). Subject to the terms and conditions set forth herein (including the right to receive the severance described in this Section 5.2), if the Employee exercises his rights under this Section 5.2 to terminate his employment for Good Reason or the Company exercises its right to terminate without Cause, the Employee shall execute the Release, pursuant to which the Employee releases and discharges the Company and its affiliates from all claims or liabilities arising out of or related to his employment. For the avoidance of doubt, the Employee’s resignation for Good Reason shall have no effect and will not impact the Employee’s obligations to the Company pursuant to the Purchase Agreement.

5.3Resignation by the Employee without Good Reason. In all instances other than a termination for Good Reason, the Employee may terminate this Agreement by providing the Company with one (1) months’ prior written notice, specifying the effective date of resignation. The Company may elect to deem any date prior to the date specified in the notice as the effective date of resignation, in which event the Employee shall receive payment of all amounts which would have been due during the remainder of the notice period provided by the Employee, to a maximum of one (1) month. In such event the Employee shall not be entitled to receive any further remuneration or payments of any kind or nature from and after the effective date of resignation other than the Mandatory Payments unless the parties agree otherwise.

5.4Death or Disability. This Agreement shall terminate:

(a)Automatically in the event of the Employee’s death; or
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(b)In the Company’s discretion, at any time if the Employee is unable to perform the essential functions of the Employee’s job because of a Disability for a period of sixty (60) consecutive days, or ninety (90) days in the aggregate during any period of twelve (12) consecutive months; provided, however, that, the Company may not terminate the Employee’s employment due to Disability if such termination would conflict with the Employee’s rights under the Family Medical and Leave Act, the Americans with Disabilities Act, or any applicable state or federal law.

(c)If this Agreement terminates automatically in the event of Employee’s death, or if the Company terminates the Employee’s employment by reason of the Employee’s Disability, the Company shall have no further obligation or duties to the Employee except (i) as otherwise provided herein, (ii) for the Mandatory Payments and (iii) as may be required by law.

ARTICLE 6- MISCELLANEOUS

6.1Notices. All notices, requests, demands or other communications required or permitted to be given by one Party to another under this Agreement (each, a “Notice”) shall be given in writing and delivered by personal delivery or delivery by recognized national courier, delivered by registered mail, postage prepaid, or by email addressed as follows:

If to the Company:    Digital Media Solutions, LLC
4800 140th Avenue North Clearwater, FL 33762
E-mail: jmarinucci@dmsgroup.com
Telephone: (727) 287-0427 Attention: Joseph Marinucci

With a copy to:        Digital Media Solutions, LLC
4800 140th Avenue North
Clearwater, FL 33762
Email:     legal-hr@dmsgroup.com
Attention:     Anthony Saldana, General Counsel

If to the Employee:        [EMPLOYEE NAME]
c/o [BUSINESS]
[ADDRESS]
            E-mail:     [•]

Any Notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address. If such day is not a Business Day, or if the Notice is received after 4:00 p.m. (addressee’s local time), then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fourth Business Day following the date of its receipt. Any Notice
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transmitted by email shall be deemed to have been given and received on the day in which transmission is confirmed. If such day is not a Business Day or if the email transmission is received after 4:00 p.m. (addressee’s local time), then the Notice shall be deemed to have been given and received on the first Business Day after its transmission is confirmed.

6.2Governing Law; Arbitration. This Agreement shall be governed by the laws of the State of Florida (without regard to its conflicts of law principles) and applicable federal law of the U.S.A. The Employee and the Company mutually agree that any and all existing or future claims or controversies arising out of or relating to this Agreement, the Employee’s employment, the termination thereof, or otherwise arising between the Employee and the Company (other than those arising out of and governed by the Purchase Agreement) shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration in accordance with the Federal Arbitration Act. The Employee and the Company also agree to submit claims to the arbitrator regarding issues of arbitrability, the validity, scope, and enforceability of this Agreement, his or its jurisdiction, as well as any gateway, threshold, or any other challenges to this Agreement, including claims that this Agreement is unconscionable. The arbitration shall be administered by the American Arbitration Association (“AAA”) pursuant to the AAA Employment Arbitration Rules (“Rules”) in effect at the time of arbitration (available at adr.org/employment). Any such arbitration shall be conducted in Broward County, Florida. In the event that any term or provision of the Rules conflicts with any term or provision of this Agreement, the term or provision of this Agreement shall prevail. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. The Employee shall not be required to pay any type or amount of expense relating to the arbitration if such requirement would invalidate this Agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. The prevailing party in any arbitration shall be entitled to recover its reasonable attorney’s fees and costs, where authorized by statute.

6.3Modification and Waivers. Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence, forbearance or other accommodation by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement or in any document delivered pursuant to this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

6.4Severability. If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be illegal, invalid or unenforceable:
(a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth in this Agreement. Each provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by law.

6.5Independent Advice. The Employee confirms having had the opportunity to obtain independent legal advice regarding this Agreement and that the Employee is signing this Agreement freely and voluntarily with full understanding of its contents.

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6.6Successors and Assigns. This Agreement and all rights of the Employee hereunder shall ensure to the benefit of and be enforceable by the Employee and his personal or legal representatives, heirs, executors, administrators and successors and shall ensure to the benefit of and be binding upon the Company, its successors and assigns, provided, however, that Employee may not assign any of his rights or obligations hereunder without the prior written consent of the Company. For purposes of this Agreement, “successors” shall include any successor to the Company by way of (i) any merger, consolidation, share exchange or other similar reorganization of the Company; (ii) the acquisition of all or substantially all of the assets of the Company by any Person; or (iii) the acquisition of more than fifty percent (50%) or more of the outstanding equity ownership interests in the Company by any Person. Without limiting the foregoing, the Company may assign all or any part of this agreement to its Affiliate without consent by Employee, and performance by such Affiliate shall constitute performance by the Company for the purpose of this Agreement provided that the Company guarantees such Affiliate’s obligations under this Agreement.

6.7Indemnification. The Company hereby covenants and agrees with the Employee that the Company shall reimburse and indemnify the Employee and his heirs, successors or assigns (“Indemnified Executive Party”) and hold them harmless from, against and in respect of an amount equal to any and all Losses incurred by any of them due to, arising out of, or in connection with, (i) a breach of any of the representations or warranties made by the Company in this Agreement; (ii) action taken by Employee that is within the scope of his employment with or on behalf of the Company or its Affiliates; or (iii) as otherwise allowed under the Company's governing documents (collectively, the “Indemnified Company Obligation”). In the event of an Indemnified Company Obligation, the Company will advance legal and other court fees and costs to the Employee. If an action or proceeding involving an Indemnified Company Obligation is settled with the approval of the Company, the Company shall be solely responsible for the payment of any amounts payable in connection with any such settlement. In the event that a final non-appealable judgment or determination in any such proceeding is rendered against the Company, the Company shall be solely responsible for the payment of any amounts payable in connection with any such judgment or determination. For the purposes of this Section, “Losses” shall mean any and all losses liabilities and expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses and the costs of enforcement of any and all indemnification claims under this Section) arising from or in connection with any such matter that is the subject of indemnification under this Section, whether or not foreseeable.
6.8409A Compliance. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”) or an exemption thereto and shall be interpreted and administered accordingly. If any provision or term of this Agreement would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code. Each severance payment shall be treated as a separate and distinct “payment” for purposes of Code Section 409A. Accordingly, any such payments that would otherwise be payable (i) within 2-½ months after the end of the Company’s taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture, or (ii) within 2-½ months after Employee’s taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture, whichever occurs later (the “Short Term Deferral Period”), are exempt from Code Section
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409A. Furthermore, any such payments paid after the Short Term Deferral Period which meet the conditions for the severance pay exception under Section 409A shall also be exempt from Section 409A. All expenses or other reimbursements to Employee under this Agreement, if any, shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee (provided that if any such reimbursements constitute taxable income to Employee, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year. To the extent that the Company determines that Employee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A of the Code as a result of any provisions related to severance amounts payable hereunder, such severance provisions shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company after consultation with Employee. Notwithstanding any other provision of this Agreement, if at the time of the Employee’s termination of employment, Employee is a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to the Employee on account of Employee's separation from service shall be delayed for six (6) months. Any payments that would otherwise have been made during such six-month period shall be paid in a lump sum within fifteen (15) days after the end of such six-month period without interest. If the Employee dies during such six-month period, any delayed payment shall be paid to the Employee’s estate in a lump sum within fifteen (15) days following the Employee’s death. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(i)the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;
(ii)any reimbursement of an eligible expense shall be paid to the Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(iii)any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
6.9Counterparts. This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the effective date first written above.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW]
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IN WITNESS WHEREOF the Parties have duly executed this Agreement effective as of the date first written above.

COMPANY:
Digital Media Solutions, LLC

By:
Name:     Title:

EMPLOYEE:

______________________________________
                             []
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Exhibit C

FORM LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2021, by and among Digital Media Solutions, Inc., a Delaware corporation (including any predecessor or successor entity thereto, the “Company”), Crisp Marketing, LLC, a Florida limited liability company, d/b/a Crisp Results (“Crisp Results”), Union Health, LLC, a Florida limited liability company, d/b/a Crisp Connections (“Crisp Connections” and, together with Crisp Results, “Sellers”), Justin Ferreira, a natural person and member of Crisp Results (“J. Ferreira”), and Chris Henry, a natural person and member of Crisp Results (“C. Henry”). Capitalized terms used but not otherwise defined in this Agreement will have the meaning ascribed to such term in the Asset Purchase Agreement, dated as of April 1, 2021, by and among the Company, Edge Marketing, LLC, a Delaware limited liability company and an indirect subsidiary of the Company, Sellers and J. Ferreira, in his capacity as Sellers’ representative (as it may be amended or supplemented from time to time, the “Purchase Agreement”). Pursuant to the terms of the Purchase Agreement, as a matter of administrative convenience, Sellers may request that payments of Class A Common Stock of the Company be made directly to J. Ferreira and C. Henry. Each of Sellers, J. Ferreira, C. Henry and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 1 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.”
WHEREAS, pursuant to the Purchase Agreement, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to which fifty percent (50%) of the shares of Class A Common Stock of the Company issued to the Holders at the Closing (the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein. For the avoidance of doubt, the other fifty percent (50%) of the shares of Class A Common Stock of the Company to be issued to the Holders at the Closing shall not become subject to the limitations set forth in this Agreement, nor shall any other shares of Class A Common Stock to be received by the Holders pursuant to the Earnout Consideration or otherwise.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:
1.Lock-Up Provisions.
(a)Each Holder hereby agrees not to, during the period commencing from the Closing and ending 180 calendar days from the date of the Closing, with respect to the Restricted Securities held by such Holder (the “Lock-Up Period”), (A) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Restricted Securities, or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction described in clauses (A) or (B) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (A) or (B), a “Prohibited Transfer”); provided that, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict the Company’s obligation under the Purchase Agreement to use its commercially reasonable efforts to file and cause to become effective a registration statement with the Securities and Exchange Commission in respect of the Restricted Securities. Notwithstanding the foregoing, the Lock-Up Period and restrictions set forth in this Section 1 shall not apply to the:
(A)transfer of any or all of the Restricted Securities by a bona fide gift, charitable contribution or by will or intestacy;
(B)transfer to any trust, partnership or limited liability company for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);
(C)transfer to a nominee or custodian of the undersigned;
(D)establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Restricted Securities; provided, that such plan does not provide for the transfer of Restricted Securities during the Lock-Up Period;
provided, however, that in the case of each of clauses (A), (B) and (C), it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to such holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement; provided, further, that in the case of each of clauses (A), (B) and (C) such transfer or distribution shall not involve a disposition for value.
Notwithstanding any other provision contained herein, the undersigned shall be permitted to tender the Restricted Securities pursuant to a tender offer for the Company’s Class A Common Stock or any other transaction, including, without limitation, a merger, consolidation or other business combination, involving a change of control of the Company (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of the Restricted Securities in connection with any such transaction, or vote any of the Restricted Securities in favor of any such transaction); provided that all of the Restricted Securities subject to this Agreement that are not so transferred, sold, tendered or otherwise disposed of shall remain subject to this Agreement; provided, further, that it shall be a condition of any such transfer, sale, tender or other disposition that if such tender offer or other transaction is not completed, all of the undersigned’s Restricted Securities subject to this Agreement shall remain subject to the restrictions herein.
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The Holders further agree to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.
(b)If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.
(c)During the Lock-Up Period, each certificate, book-entry position or other designation evidencing any Restricted Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF APRIL 1, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of the Company with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote, as well as to receive any stock or cash dividends, if declared. The Company agrees to (i) instruct its transfer agent to remove the legend in clause (c) immediately above (if any) upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).
2.Miscellaneous.
(a)Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties, in whole or in part (including by operation of law), without the prior written consent of the other parties hereto, which any such party may withhold in its absolute discretion.
(b)No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the
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parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.
(c)Governing Law; Jurisdiction.
(A)This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(B)Each party irrevocably agrees that any Claim arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Claim arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Claim relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Claim arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (1) the Claim in any such court is brought in an inconvenient forum, (2) the venue of such Claim is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
(d)WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND
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THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 2(D).
(e)Interpretation. The headings, titles and subtitles set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Section or clause shall be to the Sections and clauses of this Agreement. The words “herein,” “hereto,” “hereof” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement. The term “or” means “and/or”. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”. Reference to any person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.
(f)No Presumption Against Drafting Party. Each of the parties acknowledges that it has participated jointly in the negotiation and drafting of this Agreement and has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
(g)Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail (if receipt is confirmed) or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand, upon confirmation of
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receipt if delivered by electronic mail, or if mailed, three (3) days after mailing (one Business Day in the case of overnight courier service), as follows:
If to the Company, to:
Digital Media Solutions, Inc.
4800 140th Avenue N., Suite 101
Clearwater, FL 33762
Email:        tsaldana@dmsgroup.com
Attention:     Anthony Saldana
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Email:        katherine.ashley@skadden.com
Attention:     Katherine D. Ashley

If to any Seller to:

c/o Justin Ferreira
110 E. Broward Boulevard, Suite 1600
Fort Lauderdale, FL 33301
Email:        jferreira@cirsp-results.com
with a copy (which shall not constitute notice) to:

Quarles & Brady LLP
411 E. Wisconsin Avenue, Suite 2400
Milwaukee, WI 53202
Email:        walter.skipper@quarles.com
Attention:     Walter J. Skipper

    Notices or other communications to any other Holder that becomes a party hereto pursuant to Section 1 shall be delivered to the address set forth in the applicable joinder agreement or other instrument executed by such Holder and binding such Holder to the terms of this Agreement.

(h)Amendments and Waivers. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or
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power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(i)Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof.
(j)Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Purchase Agreement or any documents related thereto or referred to therein. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of any of the Holders under any other agreement between any of the Holders and the Company or any certificate or instrument executed by any of the Holders in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of any of the Holders under this Agreement.
(k)Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(l)Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

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[Remainder of Page Intentionally Left Blank; Signature Pages Follow]
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Exhibit D
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
COMPANY:
DIGITAL MEDIA SOLUTIONS, INC.

By:
Name:
Title:

HOLDERS:
CRISP MARKETING, LLC

UNION HEALTH, LLC

CHRIS HENRY

JUSTIN FERREIRA

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QB\67696788.2

Exhibit D

Form of Assignment and Assumption Agreement and Bill of Sale

This ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE (this “Agreement”), dated and effective as of the 1st day of April, 2021 (the “Effective Date”), by and among Crisp Marketing, LLC, a Florida limited liability company, d/b/a Crisp Results (“Crisp Results”), Union Health, LLC, a Florida limited liability company, d/b/a Crisp Connections (“Crisp Connections” and, together with Crisp Results, “Sellers”), and Edge Marketing, LLC, a Delaware limited liability company (“Buyer”) and wholly owned subsidiary of Digital Media Solutions, LLC (“DMS LLC”);
WHEREAS, Sellers and Buyer have entered into an Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which, among other things,
(i) Buyer has agreed to purchase, acquire and accept, and each Seller has agreed to sell, assign, transfer, convey and deliver to Buyer, all of such Seller’s right, title and interest in and to the Purchased Assets and (ii) Buyer has agreed to assume all of the Assumed Liabilities, in each case, on the terms and conditions set forth in the Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, Sellers and Buyer hereby agree as follows:
1.Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.
2.Assignment and Assumption.
(a)Effective as of the Closing, and on the terms and subject to the conditions set forth in the Purchase Agreement, each Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from each Seller, all of such Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens, in accordance with the Purchase Agreement.
(b)Effective as of the Closing, and on the terms and subject to the conditions set forth in the Purchase Agreement, Buyer hereby assumes from each Seller all of each Seller’s duties and obligations under the Acquired Contracts and the other Assumed Liabilities in accordance with the Purchase Agreement.
(c)Notwithstanding anything to the contrary herein, (i) none of Purchased Assets or Assumed Liabilities that are specifically sold, assigned, transferred, conveyed or delivered pursuant to the Domain Name Transfer Agreement shall be sold, assigned, transferred, conveyed or delivered pursuant to this Agreement and (ii) each Seller does not hereby sell, assign, transfer, convey or deliver to Buyer, and Buyer does not hereby purchase, acquire, accept, assume or become liable for any of such Seller’s right, title, interest or obligation or liability in or to the Excluded Assets or the Excluded Liabilities.

(d)Without limitation of any other obligation of the Parties set forth in this Agreement or the Purchase Agreement, the Parties hereby covenant that, from time to time after the delivery of this Agreement, at the other Party’s written request and without further consideration, such Party will execute, acknowledge and deliver, or will cause to be executed, acknowledged and delivered, all further conveyances, transfers, assignments, powers of attorney and assurances as reasonably may be required to more effectively convey, transfer to and vest in Buyer any of the Purchased Assets and assign, transfer and delegate to Buyer the Assumed Liabilities as contemplated under the Purchase Agreement.
3.Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, without limitation, the representations, warranties, covenants, agreements and indemnities relating to the Purchased Assets are incorporated herein by reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.
4.Miscellaneous. The parties hereto agree to execute and deliver such further instruments and do such further acts as may be required to carry out the intent and purpose of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not impede any other provision hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. This Agreement may not be amended except by a written instrument executed by Sellers and Buyer.
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CONFIDENTIAL

Execution Version
IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

CRISP MARKETING, LLC

By:_______________________________
Name: Chris Henry
Title: Manager

UNION HEALTH, LLC

By:_______________________________
Name: Chris Henry
Title: Manager

EDGE MARKETING, LLC

By:_______________________________
Name:
Title:

QB\67682875.4

Exhibit E

Form of Domain Name Transfer Agreement
This DOMAIN NAMES TRANSFER AGREEMENT (this “Assignment”), dated as of April 1, 2021, by and among Edge Marketing, LLC, a Delaware limited liability company (“Assignee”), Crisp Marketing, LLC, a Florida limited liability company, d/b/a Crisp Results (“Crisp Results”), and Union Health, LLC, a Florida limited liability company, d/b/a Crisp Connections (“Crisp Connections” and, together with Crisp Results, “Assignors). Assignors and Assignee are collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”
R E C I T A L S
WHEREAS, Assignors and Assignee have entered into that certain Asset Purchase Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”); and
WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Assignors desire to sell and assign to Assignee, and Assignee desires to purchase from Assignors, all of Assignors' right, title and interest in and to the Internet domain names identified on Schedule A attached hereto (collectively, the “Assigned Domain Names”).
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged:
Assignors hereby sell, grant, assign, transfer and convey to Assignee, and Assignee hereby accepts, all right, title and interest of Assignors as registrant of the Assigned Domain Names. Such assignment shall be effected by Assignors carrying out the domain name transfer procedures and executing any transfer documents required by the applicable registrar of the Assigned Domain Names (the “Registrar”) and providing any authorization codes known (or accessible) to Assignor and necessary to effect the transfer promptly following the date hereof. In connection with this transfer of the Assigned Domain Names, Assignors shall provide any necessary information to the Registrar, including, but not limited to, the name or names provided by Assignee for billing, administrative and technical contacts. Assignors further hereby authorize and request the applicable Registrar to transfer the Assigned Domain Names to Assignee, and Assignee’s successors and assigns. Assignee will provide reasonable assistance to Assignor in the process of completing the domain name transfer. Subject to the foregoing provisions of this paragraph, Assignee will promptly notify Assignors when Assignee’s registrar has confirmed the transfer of the Assigned Domain Names to Assignee and that Assignee has administrative and technical access to the Assigned Domain Names.
Assignors further agree that they will execute and deliver all such further documents and instruments of transfer, and take any and all additional actions, as may reasonably be required to effect the transfer of the Domain Names, at the request of Assignee, its successors, assigns or other legal representatives and at Assignee’s sole expense.
This Assignment may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall be constitute one and the same instrument. Delivery of executed counterparts of a signature page to this Assignment by facsimile or other electronic method shall be as effective as delivery of a manually executed counterpart of this Assignment.
Nothing in this Assignment, express or implied, is intended to or shall be construed to modify, expand or limit in any way the provisions of the Purchase Agreement. In the event of any conflict, ambiguity or inconsistency between any provision of this Assignment and any provision of the Purchase Agreement, the applicable provision of the Purchase Agreement shall be deemed to be controlling.
This Assignment, and all Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Assignment or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.
This Assignment may not be modified or amended except by an instrument or instruments in writing signed by each Party.
The section and article headings contained in this Assignment are inserted for convenience of reference only and will not affect the meaning or interpretation of this Assignment.
[Remainder of page left blank intentionally; signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Assignment to be executed by their duly authorized representatives as of the date first written above.
EDGE MARKETING, LLC
By:
    Name:
    Title:
CRISP MARKETING, LLC
By:
    Name:
    Title:
UNION HEALTH, LLC
By:
    Name:
    Title:
[Signature Page to Domain Names Transfer Agreement]

Exhibit F
Form of D/B/A Assignment Agreement

This D/B/A ASSIGNMENT AGREEMENT (this “Agreement”), dated and effective as of the 1st day of April, 2021 (the “Effective Date”), by and among Crisp Marketing, LLC, a Florida limited liability company, d/b/a Crisp Results (“Crisp Results”), Union Health, LLC, a Florida limited liability company, d/b/a Crisp Connections (“Crisp Connections” and, together with Crisp Results, “Sellers”), and Edge Marketing, LLC, a Delaware limited liability company (“Buyer”) and wholly owned subsidiary of Digital Media Solutions, LLC (“DMS LLC”);
WHEREAS, Sellers and Buyer have entered into an Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which, among other things,
(i) Buyer has agreed to purchase, acquire and accept, and each Seller has agreed to sell, assign, transfer, convey and deliver to Buyer, all of such Seller’s right, title and interest in and to the Purchased Assets and (ii) Buyer has agreed to assume all of the Assumed Liabilities, in each case, on the terms and conditions set forth in the Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, Sellers and Buyer hereby agree as follows:
1.Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.
2.D/B/A Assignment. Effective as of the Closing, and on the terms and subject to the conditions set forth in the Purchase Agreement, each Seller hereby assigns, transfers, conveys and delivers to Buyer, and Buyer hereby acquires and accepts from each Seller, all of such Seller’s right, title and interest in and to the assumed, fictious or “d/b/a” names “Crisp Results” and “Crisp Connections” in any state.
3.Miscellaneous. The parties hereto agree to execute and deliver such further instruments and do such further acts as may be required to carry out the intent and purpose of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not impede any other provision hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. This Agreement may not be amended except by a written instrument executed by Sellers and Buyer.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

CRISP MARKETING, LLC

By:_______________________________
Name: Chris Henry
Title: Manager

UNION HEALTH, LLC

By:_______________________________
Name: Chris Henry
Title: Manager

EXHIBIT G
EARNOUT CONSIDERATION
1.Earnout Issuance.
(a)As additional consideration for the transactions contemplated by the Agreement, at such time as provided in Section 3(c) below, Buyer shall direct Parent to, and Parent shall, on behalf of Buyer, issue or cause to be issued to Sellers, if the Earnout EBITDA for the Earnout Period exceeds $[*], a number of shares of DMS Class A Common Stock having an aggregate value equal to the applicable Earnout Amount, if any, as set forth in Section 2(a) below with respect to the applicable EBITDA Threshold that is exceeded by the Earnout EBITDA; provided that, for purposes hereof, any shares of DMS Class A Common Stock issued pursuant to this Section 1(a) shall be valued at the Earnout Per Share Value.
(b)In no event shall Parent or Buyer be required to issue to Sellers pursuant to Section 1(a) of this Exhibit G an aggregate number of shares of DMS Class A Common Stock with an aggregate value (valued at the Earnout Per Share Value) in excess of $10,000,000.
(c)Notwithstanding anything herein to the contrary, Buyer may, in its sole discretion, in lieu of making any Earnout Issuance, settle such Earnout Issuance in whole or in part by paying Sellers cash in an amount equal to the value of such Earnout Issuance. In such case, the provisions of this Exhibit G shall apply, mutatis mutandis, to such cash payment. In the event Buyer is prohibited by any contract from satisfying an Earnout payment obligation in cash, Buyer shall satisfy such obligation by an Earnout Issuance.

(d)The Parties will operate the Business conducted with respect to the Purchased Assets in a manner consistent with Section 2.6(d) of the Agreement.
2.Certain Definitions.
(a)“Earnout Amount” means, with respect to the Earnout Period, the Earnout Amount set forth opposite the EBITDA Threshold applicable to the Earnout EBITDA, respectively, in the table below.

EBITDA Threshold	Earnout Amount
Less than $[*]	$[*]
$[*]to $[*]	$[*]
$[*]to $[*]	$[*]
$[*]0 to $[*]	$[*]
$[*] to $[*]	$[*]
$[*]to $[*]	$[*]
$[*] to $[*]	$[*]
$[*]to $[*]	$[*]
$[*]+	$[*]
(b)“Earnout EBITDA” means the earnings before interest, taxes, depreciation and amortization of Buyer, taken as a whole, during the Earnout Period, as determined in accordance with GAAP.
(c)“Earnout Per Share Value” means the average closing sale price per share of the DMS Class A Common Stock as reported on the NYSE for the twenty (20) trading days immediately preceding the end of the Earnout Period.
(d)“Earnout Period” means the period from and after the date of the Agreement until and including the date that is the one (1) year anniversary of the date of the Agreement.
(e)“EBITDA Threshold” means, with respect to the Earnout Period, the EBITDA Threshold applicable to the Earnout EBITDA, respectively, as set forth in the table in Section 2(a) of this Exhibit G.
3.Procedures.
(a)Earnout Statement. Within ten (10) business days following the filing of Parent’s quarterly report on Form 10-Q with respect to each three-month quarter during the Earnout Period, Buyer shall prepare and deliver to Seller Representative a written statement (the “Earnout Statement”) setting forth, in reasonable detail and with reasonable supporting information, Buyer’s calculation of the Earnout EBITDA for the Earnout Period.
(b)Dispute Procedures. Seller Representative shall have thirty (30) days from the date on which the final Earnout Statement after the Earnout Period ends is delivered to Seller Representative (the “Earnout Review Period”) to review the Earnout Statement. Unless Seller Representative delivers written notice to Buyer prior to 5:00 p.m. Eastern Time on or before the last day of the Earnout Review Period that it objects to any item or items shown or reflected in the Earnout Statement, and specifying in reasonable detail the item or items to which it objects and reasons therefor (such item or items, the “Disputed Earnout Items” and such notice, the “Earnout Dispute Notice”), then the Earnout Statement shall be deemed accepted by Seller Representative for all purposes hereof. In the event the Seller Representative delivers an Earnout Dispute Notice, Seller Representative and Buyer shall attempt in good faith to resolve each Disputed Earnout Item, and any resolution agreed by them in writing shall be final, binding and conclusive for all purposes of determining the Earnout Issuance, if any, under this Exhibit G. In the event that, for any reason, Seller Representative and Buyer are unable to resolve in writing each Disputed Earnout Item within fifteen (15) days (or such longer period as Seller Representative and Buyer may agree in writing) following the delivery of the Earnout Dispute Notice (such fifteen (15) day period, the “Earnout Resolution Period”), each unresolved Disputed Earnout Item shall be referred to the Independent Accountant for resolution in accordance with the processes and procedures set forth in Section 2.4(b) of the Agreement for purposes of identifying an Independent Accountant and resolving the unresolved Disputed Earnout Items, as if the term “Buyer Statement” was replaced with “Earnout Statement,” the term “Disputed Item” was replaced with “Disputed Earnout Item,” the term “Dispute Notice” was replaced with the term “Earnout Dispute Notice,” and any reference to “Section 2.4(b)” shall refer to this Section 3(b) of this Exhibit G.
(c)Timing of Earnout Issuance. In the event that Buyer is required to make an Earnout Issuance pursuant to Section 1(a) of this Exhibit G, such Earnout Issuance shall be made in full no later than ten (10) days following the date on which the determination of Earnout EBITDA for the Earnout Period becomes final and binding upon the Parties as provided in this Section 3 of this Exhibit G (including any final resolution of any Disputed Earnout Items raised by Seller Representative in an Earnout Dispute Notice). Buyer shall make the applicable Earnout Issuance to Sellers in book-entry form; provided that Buyer may, at any time after the Closing Date and prior to the end of the Earnout Period, elect to make the maximum Earnout Issuance payable to Sellers pursuant to Section 1(a) of this Exhibit G, as applicable, in advance, which, upon payment thereof, shall fully release and discharge Buyer, Parent and their successors and assigns from any further liability or obligation relating to the Earnout Issuance.
(d)Right of Set-off. Parent and Buyer shall have the right to withhold and set off against any Earnout Issuance required to be made pursuant to Section 1(a) of this Exhibit G any amounts owed by Sellers to Parent or Buyer under Section 6.2(a) of the Agreement, subject to the terms and conditions set forth thereunder. In the event of any set-off, the amount of Earnout Issuance shall be escrowed with an independent third party until the matter has been resolved in accordance with the terms of the Agreement.
(e)Treatment of Earnout Issuance. For the avoidance of doubt, any Earnout Issuance shall be treated by the Parties as additional consideration in respect of the Purchased Assets.

* * *

Exhibit H

Sample Calculation of Net Working Capital

Est. Closing Net Working Capital Crisp Results	Confidential 4/1/21

Estimated Closing Net Working Capital	$ Amount
Net Working Capital Calculation	$ [*] $ [*] $ [*] ‐
Target Net Working Capital Amount Estimated Closing Net Working Capital Net Working Capital Adjustment
Estimated Closing Net Working Capital exceeds Target Estimated Closing Net Working Capital less than Target

Exhibit I

PURCHASE PRICE ALLOCATION METHODOLOGY
Pursuant to Section 7.4 of the Purchase Agreement dated as of April 1, 2021 (the “Agreement”), by and among Digital Media Solutions, Inc., a Delaware corporation (“Parent”), Edge Marketing, LLC, a Delaware limited liability company and an indirect subsidiary of Parent, and certain other parties, and in accordance with Treasury Regulations Section 1.1060-1(a)(1), the residual method of Treasury Regulations Sections 1.338-6 and 1.338-7, and IRS Form 8594, the Parties agree that the Allocable Amount shall be allocated to the following asset classes in the following manner and order of priority. All capitalized terms used but not defined in this schedule have the meanings ascribed thereto in the Agreement.
The portion of the Allocable Amount allocated to the covenants and agreements set forth in Section 5.1 of the Agreement shall be [$*]. The remainder of the Allocable Amount shall be allocated to each asset class as follows:

Asset Class[1]	Valuation Method
Class I: Cash and general deposit accounts, other than certificates of deposit	N/A – Excluded Asset
Class II: Actively traded personal property (including marketable securities) and certificates of deposit	N/A – Excluded Asset
Class III: Accounts Receivable	Net book value at time of Closing
Class IV: Inventory	Net book value at time of Closing
Class V: All assets other than Class I, II, III, IV, VI and VII assets	Net book value at time of Closing
Class VI: Intangible Property (Other than Class VII)	Fair market value at time of Closing
Class VII: Goodwill and Going Concern Value	The remainder of the Allocable Amount not allocated to Classes I-VI
1     See Treasury Regulations Sections 1.338-6(b)(1) and 1.338-6(b)(2)(ii)-(vii).